   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2000

                                                      REGISTRATION NO. 333-38592
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 6


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        INRANGE TECHNOLOGIES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3663                          06-0962862
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                            ------------------------
                             13000 MIDLANTIC DRIVE
                          MT. LAUREL, NEW JERSEY 08054
                                 (856) 234-7900
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              GREGORY R. GRODHAUS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        INRANGE TECHNOLOGIES CORPORATION
                             13000 MIDLANTIC DRIVE
                          MT. LAUREL, NEW JERSEY 08054
                                 (856) 234-7900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              STUART GELFOND, ESQ.                             MARK G. BORDEN, ESQ.
    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON                  JEFFREY A. STEIN, ESQ.
               ONE NEW YORK PLAZA                             STUART R. NAYMAN, ESQ.
         NEW YORK, NEW YORK 10004-1980                          HALE AND DORR LLP
                 (212) 859-8000                                405 LEXINGTON AVENUE
                                                             NEW YORK, NEW YORK 10174
                                                                  (212) 937-7200

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the registration statement for the same offering. [ ] ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
        CLASS OF SECURITIES              AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING    REGISTRATION
         TO BE REGISTERED               REGISTERED(1)          PER UNIT(2)             PRICE(2)             FEE
---------------------------------------------------------------------------------------------------------------------
 Class B Common Stock, $0.01 par
  value per share..................    8,855,000 shares
                                      of Class B Common
                                            Stock            $16.00 per share        $141,680,000        $32,729(3)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


(1) Includes 1,155,000 shares of Class B Common Stock subject to an over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(3) Previously paid on June 5, 2000 based on a bona fide estimate of an offering price of $123,970,000 pursuant to Rule 457 under the Securities Act.

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2000


PROSPECTUS

                                 [INRANGE LOGO]

                                7,700,000 SHARES

                        INRANGE TECHNOLOGIES CORPORATION

                              CLASS B COMMON STOCK
                               ------------------

     We are selling 7,700,000 shares of our Class B common stock. The underwriters named in this prospectus may purchase up to 1,155,000 additional shares of our Class B common stock to cover over-allotments.


     This is an initial public offering of our Class B common stock. We currently expect the initial public offering price to be between $14.00 and $16.00 per share. Our Class B common stock has been approved for listing on the Nasdaq National Market under the symbol INRG.


     INVESTING IN OUR CLASS B COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public Offering Price                                         $            $
Underwriting Discount                                         $            $
Proceeds to Inrange (before expenses)                         $            $

     The underwriters expect to deliver the shares to purchasers on or about
            , 2000.

                               ------------------

SALOMON SMITH BARNEY
                                BEAR, STEARNS & CO. INC.
                                                                       CHASE H&Q

            , 2000

                               INSIDE FRONT COVER

                                   [GRAPHIC]

  [THE GRAPHIC DEPICTS IMAGES AND LINES REPRESENTING STORAGE NETWORKING, DATA
                 NETWORKING AND TELECOMMUNICATIONS NETWORKING.]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Cautionary Notice Regarding Forward-Looking Statements......   17
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Combined Financial Data............................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Business....................................................   31
Management..................................................   46
Relationships Between Our Company and SPX...................   57
Principal and Management Stockholders.......................   62
Description of Capital Stock................................   64
Shares Eligible for Future Sale.............................   68
United States Tax Consequences to Non-United States
  Holders...................................................   69
Underwriting................................................   73
Legal Matters...............................................   75
Experts.....................................................   75
Change in Principal Accountants.............................   75
Where You Can Find More Information.........................   75
Index to Financial Statements...............................  F-1

     UNTIL           2000, ALL DEALERS THAT BUY, SELL OR TRADE THE CLASS B
COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read this summary together with the more detailed information about our company and our Class B common stock elsewhere in this prospectus, especially the risks of investing in our Class B common stock discussed under "Risk Factors."

                        INRANGE TECHNOLOGIES CORPORATION

     We design, manufacture, market and service switching and networking products for storage, data and telecommunications networks. Our products provide fast and reliable connections among networks of computers and related devices. We serve Fortune 1000 businesses and other large enterprises that operate large-scale systems where reliability and continuous availability are critical. Our products are designed to be compatible with various vendors' products and multiple communication standards and protocols. Our solutions for the three networks include:

     - Storage Networks. We offer a family of directors, switches, channel extenders and optical products for storage networks, which are networks used to manage the storage of information. We market these products under our IN-VSN brand name. Our storage networking products are critical to storage networks because they direct, or facilitate the transport of, data between storage devices, computers and other networks. Our products are compatible with popular storage network communication standards, including the ESCON and Fibre Channel standards. ESCON and Fibre Channel are computer communication standards that permit information to be transferred among products developed by different manufacturers. The flagship of our IN-VSN product family is our FC/9000. We believe that our FC/9000, with 64 ports, is the largest storage network switch available that operates under the Fibre Channel communication standard.

     - Data Networks. We offer a family of switches, control systems and management applications used in data networks, which are networks used for data transmission and processing. We market these products under our Universal Touchpoint brand name. These products provide real-time test, access and monitoring functions that are critical to maintaining a data network's high level of service. Our solutions are tailored to very large complex data networks as evidenced by our Mega-Matrix switch, which, with 24,000 ports, is the industry's largest switch.

     - Telecommunications Networks. We offer a family of products for monitoring telecommunications networks, which are networks used primarily for voice communication. We market these products under our 7-View brand name. Our 7-View surveillance system monitors telecommunications networks in order to permit the network operators to provide functions such as call tracing, fraud detection and billing verification and enhances carriers' ability to operate advanced billing, sales and marketing programs, fraud prevention and call routing.

     During 1999, we generated approximately 50% of our total revenue from the sale of storage networking products, 19% from the sale of data networking products and 14% from the sale of telecommunications networking products. In addition, in 1999, we generated approximately 17% of our total revenue from consulting services and product support. We distribute and support our products through a combination of our direct sales and service operations and indirect channels.

                           OUR COMPETITIVE STRENGTHS

     We believe that the following attributes of our products and our company position us to take advantage of market opportunities:

     - Experience with High-End Storage, Data and Telecommunications
       Networks. Our focus on providing high-end, large-scale, fault-tolerant products for storage, data and telecommunications networks allows us to apply our expertise across networks and architectures.

     - Leadership in High-End Fibre Channel Products. Within the storage network industry, we are the leading provider of high-end storage network switches, commonly known as director-class switches, that are intended to provide the highest levels of reliability, availability and scalability. In April 2000, we began shipping the industry's first 64-port Fibre Channel director-class switch, our IN-VSN FC/9000.

     - Extensive Installed Customer Base. We have installed our products at over 2,000 sites in over 90 countries.

     - Research and Development Expertise. As of June 30, 2000, we employed 160 personnel in our research and development department. We believe that this investment has led to our development of hardware and software that positions us to capitalize on emerging technologies and standards, such as Fibre Channel, FICON and Infiniband, while continuing to accommodate legacy technologies, such as ESCON.

     - Significant Direct Sales Resources. As of June 30, 2000, we employed 165 personnel in our sales and systems engineering department. Our large direct sales force maintains close relationships with our customers and provides comprehensive pre- and post-sales support.

     - Service and Support Capabilities. As of June 30, 2000, we employed 163 personnel in our customer service and support department. Our service organization provides our customers with resources that help them address often complex and challenging technical issues.

     - Established International Presence. We use our direct sales channel, alliances and an established network of distributors and resellers to provide sales and support in over 90 countries worldwide.

                                  OUR STRATEGY

     We intend to capitalize on our competitive strengths by pursuing the following strategies:

     - leveraging our intellectual capital across storage, data and voice networks;

     - cross-selling to our existing customer base;

     - expanding our consulting business;

     - driving enhanced features and functions through software; and

     - expanding alliances and indirect channels of distribution and pursuing strategic acquisitions.

                           OUR RELATIONSHIP WITH SPX

     We are currently an indirect wholly owned subsidiary of SPX Corporation. After the completion of this offering of Class B common stock, SPX will own about 90.8% of the total number of outstanding shares of our common stock. SPX will beneficially own 100% of the outstanding Class A common stock, which will represent about 98.0% of the combined voting power of all classes of our voting stock.
                            ------------------------

     Our 32-year history began in 1968 with the formation of Spectron Corp. Our current corporate entity, which traces its history to Spectron, was incorporated in Delaware in 1977 under the name Data/Switch Corporation. We changed our name to Inrange Technologies Corporation in July 1998. In October 1998 SPX acquired us and our parent, General Signal Corp. Our principal executive office is located at 13000 Midlantic Drive, Mt. Laurel, New Jersey 08054, and our telephone number is (856) 234-7900.

                                  THE OFFERING

Class B common stock offered by
us..................................      7,700,000 shares

Common stock to be outstanding after
this offering:

  Class A common stock..............     75,633,333 shares

  Class B common stock..............      7,700,000 shares

  Total.............................     83,333,333 shares

Use of proceeds.....................     We intend to use a portion of the net
                                         proceeds of this offering to repay the
                                         amounts that we borrowed from SPX to
                                         pay for our recent acquisitions and the
                                         remaining amounts for general corporate
                                         purposes. Pending their use, we intend
                                         to invest $15 million, including our
                                         cash on hand before this offering, in
                                         investment grade securities and lend
                                         any remaining net proceeds to SPX.

Voting and conversion rights........     Our Class A common stock and our Class
                                         B common stock generally have identical
                                         rights, except for voting and
                                         conversion rights. The holders of Class
                                         A common stock are entitled to five
                                         votes per share and the holders of
                                         Class B common stock are entitled to
                                         one vote per share. Holders of Class B
                                         common stock have no conversion rights.
                                         Prior to a tax-free distribution,
                                         holders of Class A common stock may
                                         convert some or all of their shares
                                         into the same number of shares of Class
                                         B common stock at any time. In
                                         addition, prior to a tax-free
                                         distribution, shares of Class A common
                                         stock will automatically convert into
                                         the same number of shares of Class B
                                         common stock if transferred to anyone
                                         other than SPX or its affiliates,
                                         except in connection with a tax-free
                                         distribution.

Proposed Nasdaq National Market
symbol..............................     INRG
                            ------------------------

     Unless otherwise indicated, all information contained in this prospectus:

     - assumes that the underwriters do not exercise their option to purchase up to 1,155,000 additional shares of our Class B common stock to cover over-allotments;

     - excludes 1,331,000 shares of our Class B common stock issuable upon the exercise of options granted in June 2000 at an exercise price of $13.00 per share and 7,261,700 shares issuable upon the exercise of options to be granted upon the completion of this offering at an exercise price equal to the initial public offering price; and


     - assumes an initial public offering price of $15.00 per share of Class B common stock, the midpoint of the range set forth on the cover page of this prospectus.

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     The tables on the following page present our summary historical and pro forma combined financial data. The data presented in these tables are from our historical combined financial statements and the notes to those statements and from our pro forma combined financial statements and the notes to those statements included elsewhere in this prospectus. You should read those statements along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further explanation of the financial data summarized below. Our combined financial statements include our own assets, liabilities, revenue and expenses as well as the assets, liabilities, revenue and expenses of various other units of SPX comprising the storage networking, data networking and telecommunications networking business of SPX. All of the operations, assets and liabilities of these units have been transferred to us.


     The unaudited pro forma combined statement of operations data give effect to our recent acquisitions of Computerm Corporation and Varcom Corporation as if these acquisitions were completed on January 1, 1999. The pro forma basic and diluted earnings per share also reflect the sale of 3,937,563 shares of Class B common stock at an assumed initial public offering price of $15.00 per share, net of underwriting discount, in order to repay $54.9 million of debt due to SPX. The unaudited pro forma combined balance sheet data assume that on June 30, 2000 we completed the acquisitions of Computerm and Varcom, received $105.3 million of anticipated net proceeds from this offering, used a portion of these proceeds to repay the debt due to SPX and loaned a portion of the net proceeds to SPX.


     Following our acquisition by SPX and beginning in the fourth quarter of 1998, we implemented several initiatives to rationalize revenue, streamline operations and improve profitability. As part of this process, we discontinued sales of non-strategic, low volume product lines and products that were at the end of their life cycles. We also closed two manufacturing facilities and consolidated all of our operations into one manufacturing location, consolidated duplicative selling and administration functions into one location, and reduced headcount in non-strategic areas. These actions were substantially completed by July 1999. In connection with these initiatives, we recorded special charges of $7.0 million in 1998 and $10.6 million in 1999.

     Our other income (expense) for 1999 includes a gain of $13.9 million realized upon the sale of common stock of a public company that we received upon the exercise of warrants.

     As used in the tables, Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, other income (expense), special charges, and gain on sale of real estate. We believe that Adjusted EBITDA is an important indicator of the liquidity and operating performance of technology companies. You should not consider Adjusted EBITDA to be a substitute for operating income, net income, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles.

                                                                                                                      PRO FORMA,
                                                                            PRO FORMA,        SIX MONTHS ENDED        SIX MONTHS
                                         YEAR ENDED DECEMBER 31,            YEAR ENDED            JUNE 30,               ENDED
                                 ---------------------------------------   DECEMBER 31,   -------------------------    JUNE 30,
                                    1997          1998          1999           1999          1999          2000          2000
                                 -----------   -----------   -----------   ------------   -----------   -----------   -----------
                                                                           (UNAUDITED)                         (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
COMBINED STATEMENT OF
 OPERATIONS DATA:
Revenue........................  $   218,971   $   225,669   $   200,622   $   223,087    $   102,383   $    98,428   $   111,821
Cost of revenue................      108,541       115,316        99,641       104,330         54,264        50,463        53,178
                                 -----------   -----------   -----------   -----------    -----------   -----------   -----------
       Gross margin............      110,430       110,353       100,981       118,757         48,119        47,965        58,643
                                 -----------   -----------   -----------   -----------    -----------   -----------   -----------
Operating expenses:
 Research, development and
   engineering.................       21,225        25,067        18,928        23,726         10,618        10,060        12,763
 Selling, general and
   administrative..............       56,382        62,449        48,269        57,972         24,230        24,534        29,040
 Amortization of goodwill and
   other intangibles...........        1,277         1,068         1,068         3,885            534           534         1,944
 Special charges...............           --         6,971        10,587        10,587          9,687          (190)         (190)
 Gain on sale of real estate...           --            --        (2,829)       (2,829)            --            --            --
                                 -----------   -----------   -----------   -----------    -----------   -----------   -----------
       Total operating
         expenses..............       78,884        95,555        76,023        93,341         45,069        34,938        43,557
                                 -----------   -----------   -----------   -----------    -----------   -----------   -----------
Operating income...............       31,546        14,798        24,958        25,416          3,050        13,027        15,086
Interest expense...............        1,509         1,391           925         1,212            497           316           294
Other income (expense).........           18          (178)       13,726        13,960          7,757           111           255
                                 -----------   -----------   -----------   -----------    -----------   -----------   -----------
 Income before income taxes....       30,055        13,229        37,759        38,164         10,310        12,822        15,047
Income taxes...................       12,198         5,873        15,459        15,647          4,228         5,129         6,018
                                 -----------   -----------   -----------   -----------    -----------   -----------   -----------
Net income.....................  $    17,857   $     7,356   $    22,300   $    22,517    $     6,082   $     7,693   $     9,029
                                 ===========   ===========   ===========   ===========    ===========   ===========   ===========
Basic and diluted earnings per
 share.........................  $      0.24   $      0.10   $      0.29   $      0.28    $      0.08   $      0.10   $      0.11
                                 ===========   ===========   ===========   ===========    ===========   ===========   ===========
Shares used in computing basic
 and diluted earnings per
 share.........................   75,633,333    75,633,333    75,633,333    79,570,896     75,633,333    75,633,333    79,570,896
                                 ===========   ===========   ===========   ===========    ===========   ===========   ===========
OTHER OPERATING DATA:
Depreciation and
 amortization..................  $    14,528   $    13,160   $    10,534                  $     5,164   $     6,111
Capital expenditures, net......        5,565         7,394         5,469                        2,742         2,663
Cash flows from operating
 activities....................       40,221        17,083        13,318                        8,292         8,817
Cash flows from investing
 activities....................      (11,195)      (19,969)        3,730                         (670)      (15,763)
Cash flows from financing
 activities....................      (29,026)        4,746       (18,225)                      (7,721)        7,774
Adjusted EBITDA................       46,074        34,929        43,250                       17,901        18,948



                                                                 AS OF JUNE 30, 2000
                                                              -------------------------
                                                               ACTUAL      PRO FORMA
                                                              --------   --------------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS)
COMBINED BALANCE SHEET DATA:
Cash........................................................  $  2,234      $ 15,000
Demand loan due from SPX....................................        --        38,091
Working capital.............................................    39,488        95,497
Total assets................................................   149,255       248,042
Total debt (including short-term borrowings, current portion
 of long-term debt and debt due to SPX).....................     6,136         7,715
Stockholder's investment....................................    92,343       187,643

                                  RISK FACTORS

     Investing in our Class B common stock involves significant risks. You should carefully consider the risks described below and the other information in this prospectus, including our combined financial statements and the related notes, before you purchase any shares of our Class B common stock.

                         RISKS RELATING TO OUR BUSINESS

OUR BUSINESS WILL SUFFER IF WE FAIL TO DEVELOP AND SUCCESSFULLY INTRODUCE NEW AND ENHANCED PRODUCTS THAT MEET THE CHANGING NEEDS OF OUR CUSTOMERS.

     Our success depends upon our ability to address the rapidly changing markets in which we operate, including changes in relevant industry standards and the changing needs of our customers. To address this risk, we must develop and introduce high-quality, technologically advanced, cost-effective products and product enhancements on a timely basis. If we are not able to develop and introduce new products successfully in the timeframe we expect or prior to the time our competitors do, our future revenue and earnings growth will be impaired and our reputation for producing technologically-advanced products could be damaged.

WE MAY EXPERIENCE DELAYS IN THE DEVELOPMENT OF NEW PRODUCTS.

     Given the relatively short product life cycles in the market for our products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could significantly harm our future revenue and earnings growth. Product development delays may result from numerous factors, including:

     - failure to develop or license the necessary technology on a timely basis;

     - difficulties in reallocating engineering resources and overcoming resource limitations;

     - difficulties with independent contractors and suppliers;

     - failure to obtain regulatory approvals;

     - changing original equipment manufacturer product specifications; and

     - unanticipated engineering complexities.

     Since developing new products on a timely basis is critical to our success, any delay we experience in developing new products could reduce our revenue and profitability.

WE MAY OVERESTIMATE THE DEMAND FOR, AND MARKET ACCEPTANCE OF, THE NEW OR ENHANCED PRODUCTS THAT WE DEVELOP.

     We attempt to continuously bring new products to market. There is a risk that some of these products will not be accepted by the market. We undertake significant research and development expense prior to marketing any new product. As a result, if the new products that we introduce do not gain acceptance, not only will we lose sales as a result of not having developed a product that the market accepts, but we will have used our resources ineffectively.

OUR FINANCIAL SUCCESS DEPENDS ON OUR ABILITY TO MANAGE THE PHASING OUT OF OLD PRODUCTS AND THE INTRODUCTION OF NEW PRODUCTS.

     We must successfully predict when one of our products has reached the end of its life cycle and when it has to be updated, replaced or phased out. If a product is not technologically advanced, customers will frequently delay purchasing that product in the expectation that a more advanced product will be developed by us or one of our competitors, particularly near the end of a product's life cycle. In addition, selling a number of products that are at the end of their life cycle may harm our reputation as being technologically advanced. We must manage the introduction of new or enhanced products in order to minimize disruption in our customers' ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet our customers' demands.

WIDESPREAD ADOPTION OF STORAGE AREA NETWORKS, AND THE FIBRE CHANNEL PROTOCOL ON WHICH THESE NETWORKS ARE BASED, IS CRITICAL TO OUR FUTURE SUCCESS. IF OTHER TECHNOLOGIES BECOME PREDOMINANT OR READILY ACCEPTED, OUR BUSINESS WILL BE SIGNIFICANTLY HARMED.

     The market for storage area networks has only recently begun to develop and is rapidly evolving. Our FC/9000, which operates using the Fibre Channel protocol, is used exclusively in storage area networks. In addition, our FC/9000 switching products are designed to operate in corporate datacenters. Currently, there are only limited Fibre Channel storage area network products operating in these datacenters and potential end users may seek to adopt networks with different protocols. Potential end-users, particularly those who have invested substantial resources in their existing data storage and management systems, may be reluctant or slow to adopt a new approach, like storage area networks, or may want to adopt a more advanced solution such as gigabit ethernet. If other technologies become predominant or readily accepted, our business will be significantly harmed. Because of this, it is difficult to predict the potential size or future growth rate of products using the Fibre Channel protocol. Our success in penetrating this emerging market will depend on, among other things, our ability to:

     - educate potential original equipment manufacturers, distributors and end-users about the benefits of Fibre Channel storage area network technology and overcoming its limitations; and

     - predict and base our products on standards that ultimately become industry standards.

     In addition, storage area networks are often implemented in connection with deployment of new storage systems and servers. Accordingly, our future success is also substantially dependent on the market for new storage systems and servers.

IF SALES OF OUR FC/9000 DO NOT GROW AS WE ANTICIPATE, OUR REVENUE AND EARNINGS GROWTH COULD BE LESS THAN WE ANTICIPATE.

     We began shipping the FC/9000 in April 2000. Our future sales growth and financial results are highly dependent on the growth of sales of the FC/9000. Sales of the FC/9000 may not grow as quickly as we expect for various reasons, including:

     - storage networks that are used in applications that are critical to a business' operations may not convert to switches using Fibre Channel protocol;

     - we or our customers may discover problems in the FC/9000 that we may not be able to fix quickly and cost-effectively, if at all;

     - we may experience problems in manufacturing the FC/9000; and

     - other companies may produce products with similar or greater capabilities which may have more attractive pricing.

WE WILL BE UNABLE TO MANUFACTURE OR SELL OUR FC/9000 IF OUR SOLE PRODUCT MANUFACTURER IS UNABLE TO MEET OUR MANUFACTURING NEEDS.

     We have selected Sanmina Corporation, one of the largest third-party providers of customized integrated electronic manufacturing services, to manufacture our FC/9000 for us. Sanmina has not previously produced any products for us. Sanmina is not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order which has been accepted by Sanmina Corporation. If Sanmina Corporation experiences delays, disruptions, capacity constraints, quality control problems in its manufacturing operations or financial difficulties, product shipments to our customers could be delayed. These delays could materially negatively impact our revenue and earnings growth as well as our competitive position and reputation.

WE RELY ON SOLE SOURCES OF SUPPLY FOR SOME KEY COMPONENTS OF OUR PRODUCTS. ANY DISRUPTION IN OUR RELATIONSHIPS WITH THESE SOURCES COULD INCREASE OUR PRODUCT COSTS AND REDUCE OUR ABILITY TO SUPPLY OUR PRODUCTS ON A TIMELY BASIS.

     We purchase microchips that are specifically designed for the FC/9000 from Ancor Communications, Inc. under a technology license agreement. These microchips are referred to as applications specific integrated circuits, or ASICs. Since we anticipate that a significant amount of our revenue growth will come from sales of our FC/9000, any dispute with respect to this license agreement or other circumstance that results in the failure of Ancor to perform under the agreement could have a material adverse effect on our revenue and earnings growth. In addition, we and Ancor have agreed to treat Ancor's next-generation ASIC as an ASIC governed by the terms of the license agreement, provided we pay Ancor $4 million and we and Ancor reach agreement as to the royalties that would be payable for both the current ASIC and the next generation ASIC. We intend to use the next-generation ASIC in our future products. We may not be able to reach agreement with Ancor on a timely or favorable basis regarding the next generation ASIC. If we do not reach agreement with Ancor regarding the next-generation ASIC, we may not be able to produce future products on a timely and cost-effective basis, if at all. If this happens, it would have a material adverse effect on our revenue and earnings growth. Ancor has recently been acquired by QLogic Corp. and we do not know whether our relationship with Ancor will be affected by this acquisition.

WE HAVE RECENTLY ENTERED INTO AN AGREEMENT WITH A SUPPLIER OF OPTICAL NETWORKING PRODUCTS. WE DO NOT HAVE EXPERIENCE ON WHICH TO BE CERTAIN THAT THIS SUPPLIER WILL BE ABLE TO MANUFACTURE THE NUMBER OF PRODUCTS THAT WE REQUIRE, WITH THE QUALITY THAT WE REQUIRE, AND IN THE TIME FRAMES REQUIRED TO MAINTAIN AND INCREASE OUR SALES OF THESE PRODUCTS.

     We recently signed an agreement with Sorrento Networks, Inc. under which Sorrento will be a supplier for our optical networking products. Under this agreement, Sorrento has appointed us exclusive worldwide distributor to sell Sorrento's optical networking products for the storage networks of enterprise customers. Because Sorrento has only recently begun supplying us with this product, we do not have sufficient experience on which to be certain that Sorrento will be able to supply the number of products that we require, with the quality that we require, and in the time frames required to maintain and increase our sales of these products. If Sorrento is unable to meet our sales volumes or if our contract with Sorrento is terminated, we may not be able to secure another source of supply without a significant delay, increase in costs or decrease in quantity. Because sales of optical networking products, supplied by a different vendor, represented 8% of our revenue in 1999, this could have a material adverse effect on our revenue and earnings growth.

DUE TO THE NATURE OF OUR PRODUCTS, OUR LARGEST CUSTOMERS IN ANY GIVEN PERIOD MAY NOT CONTINUE THEIR LEVELS OF PURCHASES IN FUTURE PERIODS, AND, ACCORDINGLY, OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF WE DO NOT DEVELOP SIGNIFICANT ADDITIONAL CUSTOMERS.

     Our ten largest customers accounted for approximately 33% of our 1999 revenue. Because our products represent significant capital purchases by our customers, we do not generally expect that customers who make substantial purchases in any given fiscal period will continue to make comparable purchases in subsequent periods. Accordingly, if we do not replace these customers, our revenue may decrease significantly and quickly. For example, our largest customer in 1999 accounted for substantially all of the sales of our Network Channel Office Equipment product and our Integrated Monitor and Test System product in 1999. These sales represented 63% of our telecommunications product sales in 1999 and 8.5% of our total 1999 revenue. This customer has scaled back its purchases of this product to nominal levels and we do not know if we will sell additional products to this customer. We also do not know if one or more new customers will purchase sufficient quantities of our telecommunications products in the future to enable us to maintain or expand our telecommunications product revenue on a period-by-period basis.

WE ARE MOVING TO A NEW FACILITY AND IF WE FAIL TO PROPERLY MANAGE THIS MOVE OUR REVENUE AND EARNINGS GROWTH COULD SUFFER.

     We are planning to move our headquarters and manufacturing operation to a new facility having larger space beginning in December 2000. This move could disrupt our business, resulting in reduced revenue and earnings growth.

FAILURE TO EXPAND AND MANAGE OUR DISTRIBUTION CHANNELS INCLUDING OUR RELATIONSHIPS WITH ORIGINAL EQUIPMENT MANUFACTURERS COULD LIMIT OUR ABILITY TO INCREASE REVENUE AND EARNINGS GROWTH.

     We have historically sold the majority of our products through our direct sales force. However, to expand our sales, particularly in the storage area network market, we will need to sell our products to manufacturers who resell our product using their own brand name, referred to as original equipment manufacturers, and through other indirect sales channels. If we fail to develop and manage relationships with original equipment manufacturers or if they fail to sell our products, our revenue and earnings growth will be significantly lower than we plan. We have only recently marketed our products to original equipment manufacturers. We are currently in negotiations with a number of other original equipment manufacturers, which may result in agreements shortly, any of which agreements may be significant. However, we may not be able to reach any agreements. Even if we do reach agreement with other original equipment manufacturers, it may take time before we start to deliver products to them. In addition, they may not continue to develop, market and sell products that incorporate our technology and we will not be able to control their ability or willingness to do so. We intend to sell our products to original equipment manufacturers which are active in highly competitive markets, and our success will depend on the success of these customers. If we enter into an agreement with an original equipment manufacturer whose reputation or sales are adversely affected, our sales could be significantly lower than we plan. If we enter into a relationship with an original equipment manufacturer, we may not be able to enter into an agreement with other manufacturers of comparable products, and, even if we are able to, we may not be able to do so on a timely basis or on similar terms. Also, sales through indirect sales channels have lower gross margins than sales through direct sales channels.

THE PRICES WE CHARGE FOR OUR PRODUCTS MAY DECLINE, WHICH MAY RESULT IN A REDUCTION IN OUR PROFITABILITY.

     We anticipate that as products in the storage area network market become more prevalent, the average unit price of our products may decrease in response to changes in product mix, competitive pricing pressures, the maturing life cycle of our products, new product introductions by us or our competitors or other factors. If we are not successful in our efforts to reduce the cost of our products through manufacturing efficiencies, design improvements and cost reductions, as well as through increased sales of higher margin products, our profitability will decline significantly.

BECAUSE OUR INTELLECTUAL PROPERTY IS CRITICAL TO OUR SUCCESS, OUR REVENUE AND EARNINGS GROWTH WOULD SUFFER IF WE WERE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY.

     Because our products rely on proprietary technology and will likely continue to rely on technological advancements for market acceptance, we believe that the protection of our intellectual property rights is critical to the success of our business. To protect these rights, we rely on a combination of patent, copyright, trademark and trade secret laws. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our software, documentation and other proprietary information.

     Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. It is difficult for us to monitor unauthorized uses of our products. The steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If we are unable to protect our intellectual property from infringement, other companies may be able to use our intellectual property to offer competitive products at lower prices. We may not be able to effectively compete against these companies.

COMPETITION IN NETWORK MARKETS MAY LEAD TO REDUCED SALES OF OUR PRODUCTS, REDUCED PROFITS AND REDUCED MARKET SHARE.

     Each of the areas in which we produce products are highly competitive. Some of the companies with which we compete have substantially greater resources, greater name recognition and access to larger customer bases than we do. Our competitors may succeed in adapting more rapidly and effectively to changes in technology or the market. If we fail to compete effectively, it could materially adversely affect our revenue and earnings growth.

     In particular, the business of providing products and related services to the storage area network market is highly competitive. Our future growth is highly dependent on this business. Our primary competitors in the Fibre Channel switch market are Brocade Communications and McData, both of which currently sell more Fibre Channel switches than we do. The perception by some that these companies are early leaders in the storage area network market may materially adversely affect our ability to develop new customer relationships. Other companies are also providing Fibre Channel switches and other products in our markets, and their products could become more widely accepted than ours. In addition, a number of companies are developing, or have developed, Fibre Channel products other than switches, such as adapters or hubs, that compete with our products in some applications. These competitors may develop products that are more advanced than our products. We anticipate that other companies will introduce additional Fibre Channel products, including switches, in the near future. To the extent that these companies have current supplier relationships with our potential customers, it will be more difficult for us to win business from these potential customers. If Fibre Channel technology gains wider market acceptance, it is likely that an increasing number of competitors will begin developing and marketing Fibre Channel products.

     The segment of the data networking market in which we compete is highly competitive and subject to continual technological changes. In the data networking market we face competition from major systems integrators and other established and emerging companies.

     In the telecommunications industry, the market for the Signaling System Seven monitoring system, which captures and provides information about telecommunications traffic, is relatively new, highly competitive and subject to rapid technological change, evolving industry standards and regulatory developments. We compete with a number of U.S. and international suppliers. As the market for these products grows, we will face competition from other emerging telecommunications networking providers.

UNDETECTED SOFTWARE OR HARDWARE DEFECTS IN OUR PRODUCTS COULD RESULT IN LOSS OF OR DELAY IN MARKET ACCEPTANCE OF OUR PRODUCTS AND COULD INCREASE OUR COSTS OR REDUCE OUR REVENUE.

     Our products may contain undetected software or hardware errors when first introduced or when new versions are released. Our products are complex, and we have from time to time detected errors in existing products, and we may from time to time find errors in our existing, new or enhanced products. In addition, our products are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. These errors could result in a loss of or delay in market acceptance of our products and would increase our costs, reduce our revenue, harm our reputation and cause significant customer relations problems.

INDUSTRY STANDARDS AFFECTING OUR BUSINESS EVOLVE RAPIDLY, AND IF WE DO NOT DEVELOP PRODUCTS THAT ARE COMPATIBLE WITH THESE EVOLVING STANDARDS, OUR REVENUE AND EARNINGS GROWTH WILL SUFFER.

     All components of a storage area network must comply with the same standards in order to operate efficiently together. However, there are often various competing industry standards. We are not able to predict which industry standard will become predominant. Whether a standard becomes predominant is often due, in part, to the amount of support these standards receive from industry leaders, which are generally larger and more influential than we are. Often, our products are not compatible with all industry standards. If an industry standard with which our products are not compatible becomes predominant, sales of our products will suffer or we may have to incur significant costs to adapt our products to new industry standards and to make our products adaptable to a wide range of standards.

CONSOLIDATION OF OUR COMPETITORS MAY CAUSE US TO LOSE CUSTOMERS AND NEGATIVELY AFFECT OUR SALES.

     Recently, there has been increasing consolidation in the storage networking industry. Consolidation in the storage networking industry may strengthen our competitors' positions in our market, cause us to lose customers and hurt our sales. In addition, acquisitions may strengthen our competitors' financial, technical and marketing resources and provide access to potential customers, which may harm our revenue and earnings growth.

THE LOSS OF THE SERVICES OF ANY OF OUR KEY PERSONNEL COULD HAVE A NEGATIVE IMPACT ON OUR REVENUE AND EARNINGS GROWTH.

     Our success depends to a significant degree upon the continued contributions of our key personnel in engineering, research, sales, marketing, finance and operations. In particular, we believe that our future success is highly dependent on Gregory R. Grodhaus, our President and Chief Executive Officer, Charles A. Foley, our Executive Vice President and Chief Technology Officer, and Anthony J. Fusarelli, our Executive Vice President of Sales. We do not maintain key person life insurance on our key personnel and do not have employment contracts with any of our key personnel. If we lose the services of any of our key personnel, it could have a negative impact on our business.

IF WE DO NOT HIRE, RETAIN AND INTEGRATE HIGHLY SKILLED MANAGERIAL, ENGINEERING, RESEARCH, SALES, MARKETING, FINANCE AND OPERATIONS PERSONNEL, OUR BUSINESS MAY SUFFER.

     We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, research, sales, marketing, finance and operations personnel. Competition for professionals in our industry is intense and increasing. We may not be able to attract and retain qualified personnel. If we are unable to attract or retain qualified personnel in the future, or if we experience delays in hiring required personnel, particularly qualified engineers and sales personnel, our ability to develop, introduce and sell our products could be materially harmed. If our stock price declines or does not increase significantly or options in our company are not perceived as highly valuable, we may have difficulty in attracting and retaining qualified personnel, because a portion of our employees' compensation is stock based.

OUR NON-COMPETITION AGREEMENTS WITH OUR EMPLOYEES MAY NOT BE ENFORCEABLE. IF ANY OF THESE EMPLOYEES LEAVES OUR COMPANY AND JOINS A COMPETITOR, OUR COMPETITOR COULD BENEFIT FROM THE EXPERTISE OUR FORMER EMPLOYEE GAINED WHILE WORKING FOR US.

     We currently have non-competition agreements with some of our employees. These agreements prohibit our employees, in the event they cease to work for us, from directly competing with us or working for our competitors. Under current U.S. law, we may not be able to enforce some of these non-competition agreements. In the event that we are unable to enforce any of these agreements, our competitors that employ our former employees could benefit from the expertise our former employees gained while working for us.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

     We have experienced significant fluctuations in sales, revenue and operating results from quarter to quarter as a result of a combination of factors. We expect these fluctuations to continue in future periods. Because we sell high-end products with relatively high costs for each product, our financial results for each quarter may be materially affected by the timing of particular orders, and we anticipate that our largest customers in one period may not be our largest customers in future periods. Numerous other factors that may cause our results of operations to vary significantly from quarter to quarter are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Financial Information."

MANY OF OUR SALES ARE MADE IN CONJUNCTION WITH SALES BY OTHER VENDORS OF RELATED PRODUCTS. IF OUR CUSTOMER'S RELATIONSHIP WITH THE VENDOR TERMINATES, OR OUR RELATIONSHIP WITH THE VENDOR TERMINATES, THE CUSTOMER MAY TERMINATE ITS RELATIONSHIP WITH US.

     We sell components of complicated network systems. Many vendors sell components related to our products that customers purchase when they purchase our products. If the relationship between the customer and the other vendor deteriorates or terminates, or if the vendor's products are perceived as not being state-of-the-art or cost-effective, our relationship with that customer might be in jeopardy and may be terminated. For example, our 7-View product is generally purchased in conjunction with network management software that is often provided by third parties. If a customer decides for any reason to cease purchasing network management software, that customer would cease to use our 7-View product.

     In addition, many times a third party vendor is the prime contractor for sales of products and related services to our customers. This third party may not continue to bring sales opportunities to us and our relationships with these vendors may not continue. If our relationships with these vendors are terminated, we would lose these sales opportunities.

ACQUISITIONS THAT WE COMPLETE MAY BE DILUTIVE TO EARNINGS AND MAY NEVER GENERATE INCOME.

     Acquisitions that we have made and may make in the future may be dilutive to our earnings since the prices being paid for technology companies are high relative to their earnings. In addition, since we are in a high-technology business, we are likely to acquire companies whose products are not yet proven and may never become profitable. As a result, we may pay a high price for a company that may never produce earnings. For example, some of Varcom's products have not yet been brought to market and, as a result, Varcom may not produce the earnings that we anticipate.

WE DERIVE A SUBSTANTIAL AMOUNT OF OUR REVENUE FROM INTERNATIONAL SOURCES, AND DIFFICULTIES ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD HARM OUR REVENUE AND EARNINGS GROWTH.

     We derived 39% of our 1999 revenue from customers located outside of the United States. We believe that our continued growth and profitability will require us to continue to penetrate international markets. If we are unable to successfully manage the difficulties associated with international operations and maintain and expand our international operations, our revenue and earnings growth could be substantially lower than we anticipate. These difficulties are heightened because we are in a highly technical industry and include:

     - difficulties related to staffing for our highly technical industry;

     - licenses, tariffs, taxes and other trade barriers imposed on products such as ours;

     - reduced or limited protections of intellectual property rights;

     - difficulties related to obtaining approvals for products from foreign governmental agencies which regulate networks; and

     - compliance with a wide variety of complex foreign laws and treaties relating to telecommunications equipment.

     In addition, all of our manufacturing is currently performed in the United States. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which would subject us to risks associated with fluctuations in those foreign currencies.

                  RISKS RELATING TO OUR RELATIONSHIP WITH SPX

WE WILL BE CONTROLLED BY SPX SO LONG AS IT OWNS A MAJORITY OF THE VOTING POWER OF OUR COMMON STOCK, AND OUR OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF ANY STOCKHOLDER VOTE DURING THAT TIME.

     After the completion of this offering of Class B common stock, SPX will beneficially own approximately 90.8% of the total number of outstanding shares of our common stock, or approximately 89.5% if the underwriters exercise their over-allotment option in full. SPX will beneficially own 100% of the outstanding Class A common stock, which will represent 98.0% of the combined voting power of all classes of our voting stock, or 97.7% of the combined voting power of all classes of our voting stock if the underwriters exercise their over-allotment option in full. Because of SPX's control of our company, investors will be unable to affect or change the management or the direction of our company. As a result, some investors may be unwilling to purchase our Class B common stock. If the demand for our Class B common stock is reduced because of SPX's control of our company, the price of our Class B common stock could be materially depressed.

     Until SPX beneficially owns less than 50% of the combined voting power of our stock, SPX will be able to elect our entire board of directors and generally to determine the outcome of all corporate actions requiring stockholder approval. As a result, SPX will be in a position to control all matters affecting our company, including decisions as to:

     - our corporate direction and policies;

     - the composition of our board of directors;

     - future issuances of our common stock or other securities;

     - our incurrence of debt;

     - amendments to our certificate of incorporation and bylaws;

     - payment of dividends on our common stock; and

     - acquisitions, sales of our assets, mergers or similar transactions, including transactions involving a change of control.

THE LIMITED VOTING RIGHTS OF OUR CLASS B COMMON STOCK COULD IMPACT ITS ATTRACTIVENESS TO INVESTORS AND ITS LIQUIDITY AND AS A RESULT, ITS MARKET VALUE.

     The holders of our Class A and Class B common stock generally have identical rights, except that holders of our Class A common stock are entitled to five votes per share and holders of our Class B common stock are entitled to one vote per share on all matters to be voted on by stockholders. We will be selling our Class B common stock in the offering. The difference in the voting rights of the Class A and Class B common stock could diminish the value of the Class B common stock to the extent that investors or any potential future purchasers of our Class B common stock ascribe value to the superior voting rights of the Class A common stock. In addition, if SPX distributes our Class A common stock to its stockholders, the existence of two separate classes of publicly traded common stock could result in less liquidity for either class of our common stock than if there were only one class of common stock and could result in the market price of our Class B common stock being lower than the market price of our Class A common stock.

WE MAY HAVE CONFLICTS WITH SPX WITH RESPECT TO OUR PAST AND ONGOING
RELATIONSHIPS.

     We may have conflicts with SPX after this offering in a number of areas relating to our past and ongoing relationships, including:

     - SPX's ability to control our management and affairs;

     - the nature, quality and pricing of ongoing services which SPX has agreed to provide us;

     - business opportunities that may be attractive to both SPX and us;

     - litigation, labor, tax, employee benefit and other matters arising from our no longer being a wholly owned subsidiary of SPX;

     - the incurrence of debt and major business combinations by us; and

     - sales or distributions by SPX of all or any portion of its ownership interest in us.

     We may not be able to resolve these conflicts and, even if we are able to do so, the resolution of these conflicts may not be as favorable as if we were dealing with an unaffiliated party. Our certificate of incorporation and bylaws do not contain any special provisions setting forth rules governing these potential conflicts.

THE AGREEMENTS BETWEEN US AND SPX WERE NOT MADE ON AN ARM'S-LENGTH BASIS, AND MAY NOT BE FAIR TO US.

     The contractual agreements we have with SPX for SPX to provide us with various ongoing services were made in the context of an affiliated relationship and were negotiated in the overall context of this offering. In addition, these agreements may be amended from time to time upon agreement between the parties and, as long as SPX is our controlling stockholder, it will have significant influence over our decision to agree to any such amendments. As a result of SPX's control of us when these agreements were negotiated or may be amended, the prices and other terms under these agreements may be less favorable to us than what we could obtain in arm's-length negotiations with unaffiliated third parties for similar services.

WE ARE SUBJECT TO RESTRICTIONS CONTAINED IN SPX'S CREDIT AGREEMENT.

     Under the terms of SPX's credit agreement, we will continue to be considered a subsidiary of SPX after the offering for as long as SPX holds more than 50% of the combined voting power of our common stock. As a result, we will continue to be subject to the covenants contained in SPX's credit agreement that restrict SPX and its subsidiaries, including covenants limiting acquisitions, issuances of stock and options, indebtedness, liens, sale of assets and capital expenditures. These covenants could restrict our ability to operate our business; moreover, we may have conflicts with SPX as to our ability to take advantage of baskets and other provisions contained in the credit agreement which SPX may want to utilize for itself or its other subsidiaries.

WE INTEND TO LEND A PORTION OF THE NET PROCEEDS OF THIS OFFERING AND THE EXCESS CASH WE GENERATE ON A DAILY BASIS TO SPX. SPX'S ABILITY TO REPAY THESE AMOUNTS IS SUBJECT TO SPX'S FINANCIAL CONDITION.

     We intend to use a portion of the net proceeds of this offering to repay amounts that we borrowed from SPX to pay for our recent acquisitions and the remaining amounts for general corporate purposes. Pending their use, we intend to invest $15 million, including our cash on hand before this offering, in investment grade securities and lend any remaining amounts to SPX. We also intend, as part of our cash management system, to lend, on a daily basis, our cash and cash equivalents in excess of $15 million to SPX. We will lend these amounts to SPX under a loan agreement that will allow us to demand repayment of outstanding amounts loaned under the agreement at any time. However, even after SPX repays us the amount due under the loan agreement, as part of our cash management system we will continue to be obligated to lend, on a daily basis, all of our cash and cash equivalents in excess of $15 million to SPX until the termination of the loan agreement. The loan agreement will terminate when SPX owns less than 50% of our outstanding shares of Class A common stock and Class B common stock or if there is an event of default under SPX's credit agreement. Amounts loaned under the loan agreement will be unsecured. Loans made prior to October 1, 2000, will accrue interest quarterly at a rate of 8 1/2% and, for loans made on or after October 1, 2000, will accrue interest quarterly at the weighted average rate of interest paid by SPX for revolving loans under its credit agreement for the prior quarter. SPX's ability to repay the amounts that we lend will be subject to SPX's financial condition and liquidity, including its ability to borrow under its credit agreement or otherwise. SPX is more leveraged than we are and, since it is in businesses that are different from ours, is subject to different risks. Many of its businesses, such as its automotive business, are cyclical and subject to pricing pressures and environmental risks. In the event that SPX files for bankruptcy protection, SPX's ability to repay the loans will be subject to bankruptcy laws as well as other applicable laws, and we cannot be certain that we would be able to recover amounts loaned to SPX. In addition, any amounts paid or repaid to us by SPX during the one-year period prior to any bankruptcy filing by SPX may be subject to recovery by SPX or a trustee in SPX's bankruptcy case as a preferential payment.

A NUMBER OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO DIRECTORS OR EXECUTIVE OFFICERS OF SPX OR OWN SPX STOCK.

     Five members of our board of directors are directors or executive officers of SPX and all of our directors will be appointed by SPX prior to or upon completion of this offering. Our directors who are also directors or executive officers of SPX will have obligations to both companies and may have conflicts of interest with respect to matters involving or affecting us, such as acquisitions and other corporate opportunities that may be suitable for both us and SPX. In addition, after this offering, a number of our directors, executive officers and other employees will continue to own SPX stock and options on SPX stock they acquired as employees of SPX. This ownership could create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and SPX. Our certificate of incorporation and bylaws do not have special provisions to deal with these potential conflicts and we intend to deal with conflicts on a case-by-case basis.

WE WILL BE A MEMBER OF SPX'S CONSOLIDATED GROUP FOR FEDERAL INCOME TAX PURPOSES. AS A RESULT, SPX'S ACTIONS MAY ADVERSELY AFFECT US.

     For so long as SPX continues to own at least 80% of the combined vote and value of our capital stock, we will be included in SPX's consolidated group for federal income tax purposes. Under a tax sharing agreement with SPX that will become effective upon completion of this offering, we will pay SPX the amount of federal, state and local income taxes that we would be required to pay to the relevant taxing authorities if we were a separate taxpayer not included in SPX's consolidated, unitary or combined returns. In addition, by virtue of its controlling ownership and the tax sharing agreement, SPX will effectively control substantially all of our tax decisions. Under the tax sharing agreement, SPX will have sole authority to respond to and conduct all tax proceedings, including tax audits, relating to SPX's consolidated, unitary or combined income tax returns in which we are included. Moreover, even though we have a tax sharing agreement with SPX, federal law provides that each member of a consolidated group is liable for the group's entire tax obligation. Thus, to the extent SPX or other members of SPX's consolidated group fail to make any federal income tax payments required of them by law, we could be liable for the shortfall. Similar principles may apply for state or local income tax purposes.

                        RISKS RELATING TO THIS OFFERING

SINCE OUR CLASS B COMMON STOCK HAS NOT TRADED PUBLICLY, THE INITIAL PUBLIC OFFERING PRICE MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR CLASS B COMMON STOCK AFTER THIS OFFERING, AND THE MARKET PRICE OF OUR CLASS B COMMON STOCK MAY FLUCTUATE WIDELY AND RAPIDLY.

     The initial public offering price will be determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our Class B common stock after this offering.

     The market price of our Class B common stock could fluctuate significantly as a result of:

     - changes in and failures to meet financial estimates and recommendations by securities analysts following our stock;

     - changes in business or regulatory conditions affecting companies in the networking industry; and

     - announcements or implementation by us or our competitors of technological innovations or new products.

     The securities of many companies, particularly those in the high-technology industry, have experienced extreme price and volume fluctuations in recent months, often unrelated to the companies' operating performance. Specifically, market prices for securities of technology-related companies have frequently reached elevated levels, often following their initial public offerings. These levels may not be sustainable and may not bear any relationship to these companies' operating performances. Even if the market price of our Class B common stock reaches an elevated level following this offering, it may materially and rapidly decline.

THE ACTUAL OR POSSIBLE SALE OF OUR SHARES BY SPX, WHICH WILL OWN NEARLY 90% OF OUR OUTSTANDING SHARES FOLLOWING THIS OFFERING, COULD DEPRESS OR REDUCE THE MARKET PRICE OF OUR CLASS B COMMON STOCK OR CAUSE OUR SHARES TO TRADE BELOW THE PRICES AT WHICH THEY WOULD OTHERWISE TRADE.

     The market price of our Class B common stock could drop as a result of sales by SPX of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our Class B common stock.

     SPX is not obligated to retain its shares of our Class A common stock, except that, subject to limited exceptions, it has agreed not to sell or otherwise dispose of any shares of our Class A common stock for 180 days after the completion of this offering without the written consent of the underwriters. The underwriters may waive this restriction at any time without public notice. After the expiration of this 180-day period, unless earlier waived, SPX could dispose of its shares of our Class A common stock through a public offering, sales under Rule 144 of the Securities Act of 1933 or other transaction. Upon such sale, each share of Class A common stock will be converted into one share of Class B common stock. We have entered into a registration rights agreement with SPX that grants it registration rights to facilitate its sale of our shares in the market.

     In addition, after this offering, there will be outstanding options to acquire 8,592,700 shares of our Class B common stock. Subject to vesting restrictions, these options may be exercised and the underlying shares of our Class B common stock sold; however, our executive officers and directors and those of SPX have agreed to not sell or otherwise dispose of any shares of our common stock for 180 days after the completion of this offering without the written consent of the underwriters. The underwriters may waive this restriction at any time without public notice.

ANTI-TAKEOVER PROVISIONS UNDER OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND THE DELAWARE GENERAL CORPORATION LAW MAY ADVERSELY AFFECT THE PRICE OF OUR CLASS B COMMON STOCK, OR DISCOURAGE THIRD PARTIES FROM MAKING A BID FOR US.

     Our certificate of incorporation and our bylaws and various provisions of the Delaware General Corporation Law may make it more difficult to effect a change in control of our company, even if SPX were no longer our controlling stockholder. Our certificate of incorporation, our bylaws, and the various provisions of Delaware General Corporation Law may materially adversely affect the price of our Class B common stock, discourage third parties from making a bid for our company or reduce any premium paid to our stockholders for their Class B common stock. For example, our certificate of incorporation authorizes our board of directors to issue blank check preferred stock. The authorization of this preferred stock will enable us to create a poison pill and otherwise may make it more difficult for a third party to acquire control of us in a transaction not approved by our board. Our certificate of incorporation also provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. This classification of our board of directors could have the effect of making it more difficult for a third party to acquire our company, or of discouraging a third party from acquiring control of our company.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. All statements other than statements of historical fact in this prospectus, including statements regarding our competitive strengths, business strategy, future financial position, budgets, projected costs and plans and objectives of management are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as may, will, expect, should, intend, estimate, anticipate, believe, continue or similar terminology. We can give no assurance that the expectations reflected in forward-looking statements will prove to have been correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors including those set forth under the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, and elsewhere in this prospectus. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations.

                                USE OF PROCEEDS


     We estimate that, based on an assumed initial public offering price of $15.00 per share of Class B common stock, the midpoint of the range set forth on the cover page of this prospectus, the net proceeds from our sale of 7,700,000 shares of Class B common stock will be approximately $105.3 million, after deducting the underwriting discount and estimated expenses of this offering. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be approximately $121.4 million.


     In June 2000 we acquired TCS and STI, which are two European systems integration businesses. In August 2000 we acquired Varcom Corporation, which is a provider of advanced local area network and wide area network monitoring and management tools, and Computerm Corporation, which is a provider of storage area network channel extension products.

     The total purchase price for TCS, STI, Varcom and Computerm was $61.4 million, with $54.9 million paid at the closings of the transactions and the remaining $6.5 million payable at specified dates if we have not made claims against the sellers by those dates. We borrowed the $54.9 million from SPX under three notes. Each of the notes bears interest at the prime rate plus one-half percent, matures six months from the date of issuance, and may be prepaid by us without penalty. We intend to use a portion of the net proceeds of this offering to repay the amounts due under each of the notes and the remaining amount of the proceeds for general corporate purposes. Pending their use, we intend to invest $15 million, including our cash on hand before this offering, in investment grade securities and lend any remaining net proceeds to SPX.

                                DIVIDEND POLICY

     Since we have always been a wholly owned subsidiary of a larger corporation, we have paid intercompany dividends in the past. However, we do not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including applicable Delaware law, contractual restrictions, our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

     The following table sets forth our cash, debt and capitalization as of June 30, 2000:

     - on an actual basis;

     - on a pro forma basis to give effect to the acquisitions of Varcom Corporation and Computerm Corporation, borrowings from SPX to fund these acquisitions and the recording of a $10.0 million in-process research and development charge in connection with the acquisition of Varcom; and

     - on a pro forma basis to give further effect to this offering, the repayment of the debt due to SPX and our loan of a portion of the net proceeds of this offering to SPX.

     You should read the information provided below together with our historical combined financial statements and the notes to those statements included elsewhere in this prospectus and the information in the "Selected Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus.


                                                                 AS OF JUNE 30, 2000
                                                  -------------------------------------------------
                                                                     PRO FORMA
                                                    ACTUAL       FOR ACQUISITIONS       PRO FORMA
                                                  ----------    -------------------    ------------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Cash and cash equivalents.......................   $ 2,234           $  2,720            $ 15,000
                                                   =======           ========            ========
Short-term borrowings and term debt.............   $ 1,707           $  7,715            $  7,715
Debt due to SPX.................................     4,429             54,929                  --
                                                   -------           --------            --------
     Total debt.................................     6,136             62,644               7,715
                                                   -------           --------            --------
Stockholder's equity:
  Preferred stock, par value $0.01 per share,
     20,000,000 shares authorized and none
     outstanding................................        --                 --                  --
  Class A common stock, par value $0.01 per
     share, 150,000,000 shares authorized,
     75,633,333 shares issued and outstanding...       756                756                 756
  Class B common stock, par value $0.01 per
     share, 250,000,000 shares authorized, none
     outstanding (actual) and 7,700,000
     outstanding (as adjusted)..................        --                 --                  77
  SPX's other net investment....................    91,283             81,283             186,506
  Accumulated other comprehensive income........       304                304                 304
                                                   -------           --------            --------
Total stockholder's equity......................    92,343             82,343             187,643
                                                   -------           --------            --------
Total capitalization............................   $98,479           $144,987            $195,358
                                                   =======           ========            ========

                                    DILUTION


     Our net tangible book value as of June 30, 2000 was approximately $85.2 million or $1.13 per share. Net tangible book value per share is equal to our total tangible assets minus our total liabilities divided by the aggregate number of shares of common stock outstanding prior to this offering. Assuming we had also sold the shares of Class B common stock offered hereby at an assumed initial public offering price of $15.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value at June 30, 2000 would have been approximately $190.5 million, or $2.29 per share. This represents an immediate increase in net tangible book value of $1.16 per share to SPX and an immediate dilution of $12.71 per share to new investors in this offering. Dilution is determined by subtracting net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Class B common stock. The following table illustrates the substantial and immediate per share dilution to new investors:



                                                         PER SHARE
                                                   ----------------------
Assumed initial public offering price............                $15.00
  Net tangible book value as of June 30, 2000....   $ 1.13
  Increase attributable to new investors.........     1.16
                                                    ------
Net tangible book value after giving effect to
  the offering...................................                  2.29
                                                                 ------
Dilution to new investors........................                $12.71
                                                                 ======



     The following table sets forth as of June 30, 2000 the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by SPX and by new investors purchasing shares of our Class B common stock in this offering. The calculations with respect to the SPX consideration reflects SPX's net investment minus retained earnings as of June 30, 2000. The calculations with respect to shares purchased by new investors in this offering reflect an assumed offering price of $15.00 per share:



                              SHARES PURCHASED         TOTAL CONSIDERATION
                            ---------------------    -----------------------    AVERAGE PRICE
                              NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                            ----------    -------    ------------    -------    -------------
SPX.......................  75,633,333      90.8%    $  3,451,000        2.9%      $ 0.05
New investors.............   7,700,000       9.2      115,500,000       97.1       $15.00
                            ----------     -----     ------------    -------
          Total...........  83,333,333     100.0%    $118,951,000      100.0%
                            ==========     =====     ============    =======



     If the underwriters exercise their over-allotment option in full, the net tangible book value per share of common stock as of June 30, 2000 would have been $2.45 per share, which would result in dilution to the new investors of $12.55 per share, and the number of shares of Class B common stock held by the new investors would increase by 1,155,000 or 10.5% of the total number of shares to be outstanding after this offering.

                        SELECTED COMBINED FINANCIAL DATA

     The tables on the following pages present our selected combined financial data. You should read the information in the tables together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and the notes to those statements included elsewhere in this prospectus. The combined statement of operations data set forth below for the year ended December 31, 1997 are derived from our audited combined financial statements included in this prospectus which have been audited by Ernst & Young LLP, independent auditors, whose report is included in this prospectus. The combined statement of operations data set forth below for the years ended December 31, 1998 and 1999 and combined balance sheet data as of December 31, 1998 and 1999 are derived from our audited combined financial statements included in this prospectus which have been audited by Arthur Andersen LLP, independent public accountants, whose report is also included in this prospectus.

     The combined statement of operations data for the years ended December 31, 1995 and 1996 and the combined balance sheet data as of December 31, 1996 and 1997 are derived from our audited combined financial statements that are not included in this prospectus. The combined balance sheet data as of December 31, 1995 are derived from our unaudited combined financial statements that are not included in this prospectus. The combined statement of operations data for the six months ended June 30, 1999 and 2000 and the combined balance sheet data as of June 30, 2000 are derived from our unaudited combined financial statements included in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring entries, that are necessary for a fair presentation of our financial position and results of operations for these periods. Our combined financial statements include our own assets, liabilities, revenue and expenses as well as the assets, liabilities, revenue and expenses of various other units of SPX comprising the storage networking, data networking and telecommunications networking business of SPX. All of the operations, assets and liabilities of these units have been transferred to us.

     Following our acquisition by SPX and beginning in the fourth quarter of 1998, we implemented several initiatives to rationalize revenue, streamline operations and improve profitability. As part of this process, we discontinued sales of non-strategic, low volume product lines and products that were at the end of their life cycles. We also closed two manufacturing facilities and consolidated all of our operations into one manufacturing location, consolidated duplicative selling and administration functions into one location, and reduced headcount in non-strategic areas. These actions were substantially completed by July 1999. In connection with these initiatives, we recorded special charges of $7.0 million in 1998 and $10.6 million in 1999. Special charges in 1995 and 1996 reflect merger and restructuring costs related to the acquisition of Data Switch Corporation, which was accounted for as a pooling of interest under Accounting Principles Board Opinion No. 16.

     Our other income (expense) for 1999 includes a gain of $13.9 million realized upon the sale of common stock of a public company that we received upon the exercise of warrants.

     As used in the tables, Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, other income (expense), special charges, and gain on sale of real estate. We believe that Adjusted EBITDA is an important indicator of the liquidity and operating performance of technology companies. You should not consider Adjusted EBITDA to be a substitute for operating income, net income, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles.

                                                                                                     SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                                  JUNE 30,
                         ---------------------------------------------------------------------   -------------------------
                             1995          1996          1997          1998           1999          1999          2000
                         ------------   -----------   -----------   -----------   ------------   -----------   -----------
                                                                                                        (UNAUDITED)
                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
COMBINED STATEMENT OF
  OPERATIONS DATA:
Revenue................  $    202,686   $   214,433   $   218,971   $   225,669   $    200,622   $   102,383   $    98,428
Cost of revenue........       100,992       108,037       108,541       115,316         99,641        54,264        50,463
                         ------------   -----------   -----------   -----------   ------------   -----------   -----------
         Gross
           margin......       101,694       106,396       110,430       110,353        100,981        48,119        47,965
                         ------------   -----------   -----------   -----------   ------------   -----------   -----------
Operating expenses:
  Research, development
    and engineering....        19,666        20,191        21,225        25,067         18,928        10,618        10,060
  Selling, general and
    administrative.....        52,873        51,772        56,382        62,449         48,269        24,230        24,534
  Amortization of
    goodwill...........         1,232         1,207         1,277         1,068          1,068           534           534
  Special charges......        12,671           731            --         6,971         10,587         9,687          (190)
  Gain on sale of real
    estate.............            --            --            --            --         (2,829)           --            --
                         ------------   -----------   -----------   -----------   ------------   -----------   -----------
         Total
           operating
           expenses....        86,442        73,901        78,884        95,555         76,023        45,069        34,938
                         ------------   -----------   -----------   -----------   ------------   -----------   -----------
Operating income.......        15,252        32,495        31,546        14,798         24,958         3,050        13,027
Interest expense.......         1,966           497         1,509         1,391            925           497           316
Other income
  (expense)............            75          (149)           18          (178)        13,726         7,757           111
                         ------------   -----------   -----------   -----------   ------------   -----------   -----------
  Income before income
    taxes..............        13,361        31,849        30,055        13,229         37,759        10,310        12,822
Income taxes...........         7,208        13,497        12,198         5,873         15,459         4,228         5,129
                         ------------   -----------   -----------   -----------   ------------   -----------   -----------
Net income.............  $      6,153   $    18,352   $    17,857   $     7,356   $     22,300   $     6,082   $     7,693
                         ============   ===========   ===========   ===========   ============   ===========   ===========
Basic and diluted
  earnings per share...  $       0.08   $      0.24   $      0.24   $      0.10   $       0.29   $      0.08   $      0.10
                         ============   ===========   ===========   ===========   ============   ===========   ===========
Shares used in
  computing basic and
  diluted earnings per
  share................    75,633,333    75,633,333    75,633,333    75,633,333     75,633,333    75,633,333    75,633,333
                         ============   ===========   ===========   ===========   ============   ===========   ===========
OTHER OPERATING DATA:
Depreciation and
  amortization.........  $      9,806   $    12,468   $    14,528   $    13,160   $     10,534   $     5,164   $     6,111
Capital expenditures,
  net..................         6,077         4,062         5,565         7,394          5,469         2,742         2,663
Cash flows from
  operating
  activities...........        11,446        29,222        40,221        17,083         13,318         8,292         8,817
Cash flows from
  investing
  activities...........       (10,378)      (16,532)      (11,195)      (19,969)         3,730          (670)      (15,763)
Cash flows from
  financing
  activities...........        (8,825)      (12,690)      (29,026)        4,746        (18,225)       (7,721)        7,774
Adjusted EBITDA........        37,729        45,694        46,074        34,929         43,250        17,901        18,948


                                                                AS OF DECEMBER 31,                         AS OF
                                              -------------------------------------------------------    JUNE 30,
                                                 1995         1996       1997       1998       1999        2000
                                              -----------   --------   --------   --------   --------   -----------
                                              (UNAUDITED)                                               (UNAUDITED)
                                                                         (IN THOUSANDS)
COMBINED BALANCE SHEET DATA:
Cash........................................    $     --    $     --   $     --   $  2,461   $  1,023    $  2,234
Working capital.............................       7,131      31,893     21,142     33,970     35,315      39,488
Total assets................................     111,403     118,281    105,452    126,458    132,350     149,255
Total debt (including short-term borrowings,
  current portion of long-term debt and debt
  due to SPX)...............................      35,117      12,694     16,285      5,322      4,131       6,136
Stockholder's investment....................      36,921      64,857     49,827     74,453     78,498      92,343

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our historical combined financial statements and the notes to those statements included elsewhere in this prospectus.

OVERVIEW

     We design, manufacture, market and service switching and networking solutions for storage, data and telecommunications networks. Our products provide fast and reliable connections among networks of computers and related devices and are used in large-scale, systems that are critical to the operations of Fortune 1000 businesses and other large enterprises.

     Our 32-year history began in 1968 with the formation of Spectron Corp., an early provider of data transmission testing equipment. In 1983, Telenex Corporation acquired Spectron's business. In 1986, General Signal Corp. purchased Telenex. In 1996, General Signal consolidated several of its subsidiaries specializing in the communications industry into General Signal Networks, a wholly owned subsidiary of General Signal. In July 1998, General Signal Networks was renamed Inrange Technologies Corporation in order to create a new brand name for the combined businesses. In October 1998, SPX acquired General Signal, including its Inrange subsidiary.

     The historical combined financial statements contained in this prospectus include our own assets, liabilities, revenue and expenses as well as the assets, liabilities, revenue and expenses of various other units of SPX, comprising the storage, data and telecommunications networking business of SPX. All of the operations, assets and liabilities of these units have been transferred to us.

     Following our acquisition by SPX and beginning in the fourth quarter of 1998, we implemented several initiatives to rationalize revenue, streamline operations and improve profitability. As part of this process, we discontinued sales of non-strategic, low volume product lines and products that were at the end of their life cycles. We also closed two manufacturing facilities and consolidated all of our operations into one manufacturing location, consolidated duplicative selling and administration functions into one location, and reduced headcount in non-strategic areas. These actions were substantially completed by July 1999. In connection with these initiatives, we recorded special charges of $7.0 million in 1998 and $10.6 million in 1999.

     On June 30, 2000, we acquired two European systems integration firms, TCS and STI. This acquisition will serve to expand our direct sales and customer service presence in France, Switzerland, Belgium and Luxembourg. On August 4, 2000, we acquired selected assets of Varcom Corporation. Varcom is a provider of advanced local area network and wide area network monitoring and management tools. On August 14, 2000, we acquired substantially all of the assets of Computerm Corporation. Computerm is a provider of storage area network channel extension products. The aggregate purchase price for these three acquisitions was $61.4 million, subject to purchase price adjustments. Of this amount, $54.9 million was paid at the closing of the acquisitions and up to $6.5 million is payable at specified dates if we have not made claims against the sellers by those dates. We have accounted for all three acquisitions using the purchase method of accounting.

     The following is a discussion of the factors affecting our results of operations:

  Revenue

     We derive our revenue from the sale of our storage, data and telecommunications networking products and from the sale of our services relating primarily to the maintenance of our products. We generally recognize product revenue upon shipment. We accrue for warranty costs, sales returns, and other allowances at the time of shipment. We defer service revenue and recognize it over the terms of the contracts or when the service has been performed.

     During 1999, approximately 50% of our revenue was derived from the sale of storage networking products, approximately 19% from the sale of data networking products, approximately 14% from the sale of telecommunications products and approximately 17% from the sale of services. During 1999, sales to customers outside the United States accounted for approximately 39% of our revenue. We expect this percentage to increase as we continue to focus our efforts on international sales. To the extent we generate revenue in currencies other than the U.S. dollar, our revenue will be affected by currency fluctuations.

  Cost of Revenue

     Our cost of revenue consists primarily of the costs of materials and components used in the assembly and manufacture of our products. Other components of cost of revenue include labor costs for those engaged in the assembly and maintenance of our products, overhead costs, licensing fees and amortization of software development costs. Our gross margins fluctuate as a result of changes in our product mix, competitive pressures, manufacturing volumes and components cost. In addition, our gross margins may be affected by increased sales of our Fibre Channel products through indirect sales channels because these channels, particularly the original equipment manufacturer channel, typically have lower gross margins than the direct sales channel. Historically, we have sold our products primarily through the direct sales channel.

  Research, Development and Engineering Expenses

     Research, development and engineering expenses consist primarily of salaries and related personnel expenses and prototype expenses related to the design, development, testing and enhancement of our products. Research and development costs are charged to expense as incurred until technological feasibility of a product is established. After technological feasibility is established, additional software development costs are capitalized until the product is available for general release. The capitalized costs are amortized over the lesser of three years or the economic life of the related products and the amortization is included in cost of revenue. Although research, development and engineering expenses decreased during 1999 and through the first quarter of 2000 as a result of our restructuring initiatives, we expect these expenses to increase in the future as we continue to develop new products and product lines and enhance existing products. We believe that continued investment in research and development is important to attaining our strategic objectives.

  Selling, General and Administrative Expenses

     Selling expenses consist primarily of salaries, commissions and related personnel expenses for those engaged in the sales, marketing and support of our products. We intend to pursue sales and marketing campaigns aggressively. Therefore, we expect selling expenses to increase in the future. However, we expect selling expenses as a percentage of revenue to decrease as we increase our use of indirect sales channels, which involve lower selling expenses than direct selling channels. General and administrative expenses consist primarily of salaries and related personnel expenses for executive, accounting, information technology and administrative personnel, professional fees and other general corporate expenses. As we add personnel and incur additional costs related to the growth of our business and our becoming a public company, we expect our general and administrative expenses to increase.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected operating data as a percentage of revenue:

                                                                                  SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                     -----------------------    --------------
                                                     1997     1998     1999     1999     2000
                                                     -----    -----    -----    -----    -----
Revenue............................................  100.0%   100.0%   100.0%   100.0%   100.0%
Gross margin.......................................   50.4%    48.9%    50.3%    47.0%    48.7%
Research, development and engineering..............    9.7%    11.1%     9.4%    10.4%    10.2%
Selling, general and administrative................   25.7%    27.7%    24.1%    23.7%    24.9%
Operating income...................................   14.4%     6.6%    12.4%     3.0%    13.2%
Net income.........................................    8.2%     3.3%    11.1%     5.9%     7.8%

  Comparison of six months ended June 30, 1999 and 2000

     Revenue. Revenue for the six months ended June 30, 2000 was $98.4 million, a decrease of $4.0 million or 3.9% from $102.4 million for the six months ended June 30, 1999. Foreign currency fluctuations accounted for $2.0 million of the revenue decline. We believe that the remainder of the decrease resulted from the slowdown in purchases from major accounts in the first quarter of 2000 following their accelerated purchases during the first half of 1999 in preparation for the year 2000 transition. We do not expect future sales to be affected by the year 2000 transition.

     Sales of our storage networking products increased by $5.7 million, primarily as a result of $3.7 million in revenue from our FC/9000, which we introduced in April 2000. This was offset by lower sales of our data networking products, which decreased $6.2 million, and of our telecommunications monitoring products, which decreased $1.7 million. The reduction in sales of the telecommunications monitoring products resulted from reduced sales to a single customer. We do not expect sales to this customer to decrease from their current level.

     We believe that the decrease in sales of our data networking product line is a result of a maturing market. Our strategy for this product line is to reposition its core technology into the area of physical network management with our newly announced Universal Touchpoint Architecture that we began shipping in the first quarter of 2000, to expand the applications of, and market for, this product.

     Cost of Revenue. Our cost of revenue for the six months ended June 30, 2000 was $50.5 million, a decrease of $3.8 million, or 7.0%, from $54.3 million for the six months ended June 30, 1999. As a percentage of revenue, cost of revenue decreased to 51.3% for the six months ended June 30, 2000 from 53.0% for the six months ended June 30, 1999. This represented an increase in gross margin to 48.7% for the six months ended June 30, 2000 from 47.0% for the six months ended June 30, 1999. The decrease in cost of revenue was related primarily to a reduction in manufacturing overhead as a result of the consolidation of manufacturing plants and reduced manufacturing headcount.

     Research, Development and Engineering. Research, development and engineering expenses for the six months ended June 30, 2000 were $10.1 million, a decrease of $0.6 million, from $10.6 million for the six months ended June 30, 1999. As a percentage of revenue, research, development and engineering expenses was 10.2% for the six months ended June 30, 2000 as compared to 10.4% for the six months ended June 30, 1999. The decrease was a result of our 1999 restructuring initiatives which included consolidating certain engineering overhead functions into one location and canceling non-strategic engineering programs in order to focus new product development in selected key growth areas. Including capitalized software, research development and engineering spending was $13.0 million for the six months ended June 30, 2000, or 13.2%, of revenue, compared to $13.5 million, or 13.2% of revenue, for the six months ended June 30, 1999. We anticipate that total research, development and engineering expenses will increase in the second half of 2000 compared to the same period in 1999.

     Selling, General and Administrative. Selling, general and administrative expenses for the six months ended June 30, 2000 were $24.5 million, an increase of $0.3 million, from $24.2 million for the six months ended June 30, 1999. As a percentage of revenue, selling, general and administrative expenses were 24.9% for the six months ended June 30, 2000, compared to 23.7% for the six months ended June 30, 1999. The increase resulted from the hiring of additional personnel to support the expected sales levels for the FC/9000, from spending related to our e-commerce initiatives and from hiring additional key management personnel.

     Amortization of Goodwill. Amortization of goodwill for the six-month periods ended June 30, 2000 and 1999 was $0.5 million.

     Special Charges. Special charges for the six months ended June 30, 2000 were ($0.2) million, compared to $9.7 million for the six months ended June 30, 1999. The charges in 1999 were to cover the cost of restructuring initiatives. These actions included consolidation of all general and administrative functions into one location and reductions in sales, marketing and engineering headcount in selected non-strategic product areas. We recorded charges of $5.8 million for cash severance, $1.8 million for field sales and service office closures and $2.1 million for product line discontinuance.

     We have revised our estimates of the remaining costs expected to be incurred in our restructuring, resulting in special charges of ($0.2) million in the six months ended June 30, 2000. As of June 30, 2000, we maintained $1.3 million of restructuring charges and disposition related accruals. These accruals include $0.4 million from the December 1998 charge for facility holding costs which we expect to use by May 2002, and $0.9 million for the remaining lease obligations of our existing manufacturing facility, which will be used through February 2002.

     Interest Expense. Interest expense for the six months ended June 30, 2000 was $0.3 million, compared to $0.5 million for the six months ended June 30, 1999.

     Other Income (Expense). Other income for the six months ended June 30, 2000 was $0.1 million, compared to $7.8 million for the six months ended June 30, 1999. This change resulted primarily from a gain on the sale of an investment in the six months ended June 30, 1999.

     Income Taxes. Our effective tax rate for the six months ended June 30, 2000 was 40%, compared to 41% for the six months ended June 30, 1999.

  Comparison of Years Ended December 31, 1999 and 1998

     Revenue. Revenue for 1999 was $200.6 million, a decrease of $25.0 million, or 11.1%, from $225.7 million for 1998. The revenue decline was primarily attributable to lower sales of certain telecommunications products to a single account. For 1999, the revenue from the sale of these telecommunications products was $17.9 million, compared to $38.8 million for 1998. This decrease was offset by an increase in revenue from our wave division multiplexing and channel extension products, which are used in virtual storage networks, of $9.6 million in 1999. In addition, the discontinuance of non-strategic product lines resulted in a decrease in revenue of $7.4 million. We believe that the balance of the revenue decline was a result of the impact of year 2000 transition which resulted in reduced product purchases during the second half of 1999.

     Cost of Revenue. Our cost of revenue for 1999 was $99.6 million, a decrease of $15.7 million, or 13.6%, from $115.3 million in 1998. As a percentage of revenue, cost of revenue decreased to 49.7% for 1999 from 51.1% for 1998. This represented an increase in gross margin to 50.3% for 1999 from 48.9% in 1998. This increase was attributable primarily to reduced labor and overhead associated with the plant consolidation. This was offset by lower revenue from higher margin telecommunications products.

     Research, Development and Engineering. As a result of our restructuring initiatives, which included ceasing research and development on products that we were discontinuing, our research, development and engineering expense decreased to $18.9 million for 1999 from $25.1 million for 1998. Including capitalized software, research, development and engineering spending was $24.0 million in 1999 or 12.0% of revenue versus $30.1 million or 13.3% of revenue in 1998.

     Selling, General and Administrative. Selling, general and administrative expenses for 1999 were $48.3 million, down $14.2 million, or 22.7%, from $62.4 million in 1998. As a percentage of revenue, selling, general and administrative expenses were 24.1% for 1999, compared to 27.7% for 1998. The decrease resulted from restructuring initiatives taken in 1999 and reflects the consolidation of duplicate selling and administrative functions into one location and the reduction of sales and marketing efforts associated with the cancellation of non-strategic product lines.

     Amortization of Goodwill. Amortization of goodwill was $1.1 million in 1999 and 1998.

     Special Charges. We incurred special charges of $10.6 million in 1999, compared to $7.0 million in 1998. The $10.6 million was comprised primarily of $5.8 million for cash severance payments to approximately 215 hourly and salaried employees, $1.8 million for field sales and service office closings and $2.1 million for product line discontinuance. The $7.0 million for 1998 consisted of $4.6 million for cash severance payments to approximately 200 hourly and salaried employees, $0.5 million for closing costs of two facilities and $1.9 million for product line discontinuance.

     Gain on Sale of Real Estate. During 1999, we sold one of our facilities for $6.4 million and recognized a gain on sale of real estate of $2.8 million. We did not sell any real estate in 1998.

     Interest Expense. Interest expense in 1999 was $0.9 million, down $0.5 million or 33.5% from $1.4 million in 1998. This decrease was primarily attributable to repayment of $7.5 million of Industrial Revenue Bonds in 1998.

     Other Income (Expense). During 1999 other income was $13.7 million, compared to an expense of $0.2 million for 1998. This increase was attributable to the $13.9 million gain we recognized on the sale of an investment.

     Income Taxes. Our effective tax rate was 41% in 1999, compared to 44% in 1998. The effective tax rate in 1999 decreased from 1998 as the impact of non-deductible goodwill and state and local taxes decreased due to the significant increase in pretax income in 1999 from 1998.

  Comparison of Years Ended December 31, 1998 and 1997

     Revenue. Revenue in 1998 was $225.7 million, an increase of $6.7 million, or 3.1%, from $219.0 million in 1997. The increase was attributable primarily to higher sales of our newly introduced ESCON storage director and the wave division multiplexing product. These increases were partially offset by a decline in sales of certain telecommunications products.

     Cost of Revenue. Our cost of revenue for 1998 was $115.3 million, an increase of $6.8 million, or 6.2%, from $108.5 million in 1997. As a percentage of revenue, cost of revenue increased to 51.1% for 1998 from 49.6% in 1997. This represented a decrease in gross margin to 48.9% in 1998 from 50.4% in 1997. This decrease resulted from a decrease in sales of higher margin telecommunications products and additional service costs associated with our ESCON storage director.

     Research, Development and Engineering. Research, development and engineering expenses for 1998 were $25.1 million, an increase of $3.8 million, or 18.1%, from $21.2 million in 1997. As a percentage of revenue, research, development and engineering expenses were 11.1% in 1998, compared to 9.7% in 1997. This increase reflects expenses related to the development and testing of new products across all three networking product lines. Including capitalized software, research, development and engineering spending was $30.1 million in 1998, or 13.3% of revenue, compared to $25.2 million or 11.5% of revenue in 1997.

     Selling, General and Administrative. Selling, general and administrative expenses for 1998 were $62.4 million, an increase of $6.1 million, or 10.8%, from $56.4 million in 1997. As a percentage of revenue, selling, general and administrative expenses were 27.7% in 1998, compared to 25.7% in 1997. This increase was a result of our expansion of sales, technical support and marketing organizations, both domestically and internationally, in order to support introductions of our wave division multiplexing products and to expand the market for our ESCON storage director. In addition, this increase resulted from the hiring of senior management personnel in contemplation of our spin-off from General Signal in 1998. As a result of SPX's acquisition of General Signal, this spin-off was canceled.

     Amortization of Goodwill. Amortization of goodwill was $1.1 million in 1998, compared to $1.3 million in 1997.

     Special Charges. As part of our restructuring initiatives in 1998, we incurred special charges of $7.0 million. The $7.0 million was comprised of $4.6 million for cash severance payments, $0.5 million for closing costs of two facilities and $1.9 million for product line discontinuance. We did not incur any special charges in 1997.

     Interest Expense. Interest expense was $1.4 million in 1998, compared to $1.5 million in 1997.

     Income Taxes. Our effective tax rate was 44.4% in 1998, compared to 40.6% in 1997. The effective tax rate increased in 1998 from 1997 primarily due to the impact of non-deductible goodwill on a lower amount of pretax income in 1998 versus 1997, along with higher state and local taxes.

QUARTERLY FINANCIAL INFORMATION

     The following table presents our unaudited quarterly statement of operations data for 1998, 1999 and the first and second quarter of 2000. This information has been derived from our unaudited financial statements. In the opinion of management, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for a full fiscal year.

                                                                      THREE MONTHS ENDED
                             ----------------------------------------------------------------------------------------------------
                             JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                               1998       1998        1998       1999        1999       1999        1999       2000        2000
                             --------   ---------   --------   ---------   --------   ---------   --------   ---------   --------
COMBINED STATEMENT OF
  OPERATIONS DATA (IN
  THOUSANDS)
Revenue....................  $58,542     $59,968    $53,002     $49,158    $53,225     $50,221    $48,018     $46,153    $52,275
Cost of revenue............   28,839      30,041     30,035      26,926     27,338      21,879     23,498      23,353     27,110
                             -------     -------    -------     -------    -------     -------    -------     -------    -------
  Gross margin.............   29,703      29,927     22,967      22,232     25,887      28,342     24,520      22,800     25,165
                             -------     -------    -------     -------    -------     -------    -------     -------    -------
Operating Expenses:
  Research, development and
    engineering............    6,294       6,515      6,521       6,452      4,166       3,818      4,492       4,963      5,097
  Selling, general and
    administrative.........   15,262      15,003     16,930      13,207     11,023      10,606     13,433      12,137     12,397
  Amortization of
    goodwill...............      267         267        267         267        267         267        267         267        267
  Special charges..........       --          --      6,971       9,687         --          --        900          --       (190)
  Gain on sale of real
    estate.................       --          --         --          --         --      (2,829)        --          --         --
                             -------     -------    -------     -------    -------     -------    -------     -------    -------
        Total operating
          expenses.........   21,823      21,785     30,689      29,613     15,456      11,862     19,092      17,367     17,571
                             -------     -------    -------     -------    -------     -------    -------     -------    -------
Operating income (loss)....    7,880       8,142     (7,722)     (7,381)    10,431      16,480      5,428       5,433      7,594
Interest expense...........      298         437        364         254        243         213        215         177        139
Other income (expense).....       --         134       (312)       (181)     7,938       6,156       (187)         94         17
                             -------     -------    -------     -------    -------     -------    -------     -------    -------
  Income (loss) before
    income taxes...........    7,582       7,839     (8,398)     (7,816)    18,126      22,423      5,026       5,350      7,472
Income taxes...............    3,366       3,481     (3,729)     (3,197)     7,425       9,177      2,054       2,140      2,989
                             -------     -------    -------     -------    -------     -------    -------     -------    -------
        Net income
          (loss)...........  $ 4,216     $ 4,358    $(4,669)    $(4,619)   $10,701     $13,246    $ 2,972     $ 3,210    $ 4,483
                             =======     =======    =======     =======    =======     =======    =======     =======    =======
COMBINED STATEMENT OF
  OPERATIONS DATA
  (PERCENTAGE OF REVENUE):
Revenue....................    100.0%      100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%     100.0%
Gross margin...............     50.7        49.9       43.3        45.2       48.6        56.4       51.1        49.4       48.1
Research, development and
  engineering..............     10.8        10.9       12.3        13.1        7.8         7.6        9.4        10.8        9.8
Selling, general and
  administrative...........     26.1        25.0       31.9        26.9       20.7        21.1       28.0        26.3       23.7
Net income (loss)..........      7.2         7.3       (8.8)       (9.4)      20.1        26.4        6.2         7.0        8.6

     Because we sell high-end products with relatively high costs for each product, our financial results for each quarter may be materially affected by the timing of particular orders, and we anticipate that our largest customers in one period may not be our largest customers in future periods. Other factors that may cause our results of operations to vary significantly from quarter to quarter include:

     - the timing and market acceptance of product introductions or enhancements by us or our competitors;

     - the size, timing, terms and fluctuations of customer orders;

     - customer order deferrals in anticipation of new products;

     - technological changes in the networking industry;

     - competitive pricing pressures;

     - seasonal fluctuations in customer buying patterns;

     - changes in our operating expenses;

     - personnel changes;

     - policies by our suppliers;

     - regulatory changes;

     - capital spending;

     - one-time gains or losses;

     - delays of payments by customers; and

     - general economic conditions.

LIQUIDITY AND CAPITAL RESOURCES

     Cash flow from operating activities was $8.8 million for the six months ended June 30, 2000, $13.3 million for 1999, $17.1 million for 1998 and $40.2 million for 1997. During these periods, cash flow from operations was principally generated from net income and increases in accounts payable and deferred revenue, offset by increases in accounts receivable and inventories. For the six months ended June 30, 2000, operating cash flow was impacted by an increase in receivables and inventories. In 1999, operating cash flow was offset by the payment of special charges associated with our restructuring initiatives. In 1997, operating cash flow benefited from a large amount of year-end 1996 product shipments that were collected in 1997 and was offset by a reduction in accrued expenses.

     From time to time, we have supplemented our operating cash flows with capital contributions from SPX, borrowings under foreign lines of credit and capital leases. For the six months ended June 30, 2000, net cash generated by financing activities was $7.8 million, primarily consisting of net cash inflows from our parent partially offset by the repayment of debt. Cash flow used in financing activities was $18.2 million in 1999, primarily consisting of net payments to our parent of $17.0 million. Cash flow generated by financing activities in 1998 was $4.7 million, consisting of net cash inflows from our parent of $15.7 million, partially offset by the repayment of debt of $11.0 million. Cash flow used in financing activities in 1997 was $29.0 million, primarily consisting of net cash payments to our parent of $32.6 million. We have borrowed funds for the working capital and business expansion needs of our foreign operations from local financial institutions. As of June 30, 2000, our credit facilities consisted of $5.2 million in lines of credit in the United Kingdom, Germany and Italy that were guaranteed by SPX. As of June 30, 2000, approximately $1.7 million was outstanding under these facilities. The weighted average interest rate on borrowings under the foreign lines of credit was 5.93% for the six months ended June 30, 2000 and 6.14% for 1999. These borrowings are reflected on our balance sheets as short-term borrowings.

     We lease our primary manufacturing and office facilities under long-term non-cancelable operating leases. We also have operating leases for some of our manufacturing equipment. Our rent expense was approximately $1.5 million for the six months ended June 30, 2000, $3.1 million for 1999, $3.0 million for 1998 and $2.7 million for 1997. As of June 30, 2000, total future minimum rental payments were approximately $21.0 million.

     Cash flow used for investing activities was $15.8 million for the six months ended June 30, 2000, $20.0 million for 1998 and $11.2 million for 1997. Of the $15.8 million used for the six months ended June 30, 2000, $3.0 million represented an equity investment in a private company and $4.4 million was used in connection with the TCS and STI acquisition. Cash flows generated by investing activities was $3.7 million for 1999. Investing expenditures included payments for technology licenses and pre-paid royalties, capitalized expenses associated with software development, investments in demonstration equipment and investments in manufacturing equipment, all of which were required to support the expansion of our business. In 1999, investment expenses were offset by $6.4 million in proceeds from the sale of real estate and $14.7 million from the sale of an investment.

     For 2000, we estimate that capital expenditures will total approximately $8.0 million, of which $2.7 million was spent in the first six months of 2000. In 1999, we spent $5.5 million on capital expenditures.


     We intend to use a portion of the net proceeds of this offering to repay amounts that we borrowed from SPX to pay for our recent acquisitions and the remaining amounts for general corporate purposes. Pending their use, we intend to invest $15 million, including our cash on hand before this offering, in investment grade securities and lend any remaining amounts to SPX. We also intend, as part of our cash management system, to lend, on a daily basis, our cash and cash equivalents in excess of $15 million to SPX. We will lend these amounts to SPX under a loan agreement that will allow us to demand repayment of outstanding amounts at any time. However, even after SPX repays us the amount due under the loan agreement, as part of our cash management system we will continue to be obligated to lend, on a daily basis, all of our cash and cash equivalents in excess of $15 million to SPX until the termination of the loan agreement. The loan agreement will terminate when SPX owns less than 50% of our outstanding shares of Class A common stock and Class B common stock or if there is an event of default under SPX's credit agreement. Amounts loaned under the loan agreement will be unsecured. Loans made prior to October 1, 2000, will accrue interest quarterly at a rate of 8 1/2% and, for loans made on or after October 1, 2000, will accrue interest quarterly at the weighted average rate of interest paid by SPX for revolving loans under its credit agreement for the prior quarter. SPX's ability to repay the amounts that we lend will be subject to SPX's financial condition and liquidity, including its ability to borrow under its credit agreement or otherwise.


     We believe that the net proceeds from this offering, together with our current cash balances, foreign credit facilities and cash provided by future operations, will be sufficient to meet our working capital, capital expenditure and research and development requirements for the foreseeable future. However, if we require additional funds to support our working capital requirements or for other purposes, we may seek to raise such additional funds through borrowings from SPX, public or private equity financings or from other sources. Our ability to issue equity may be limited by SPX's desire to preserve its ability in the future to effect a tax-free spin-off and by limitations under SPX's credit agreement. In addition, our ability to borrow money may be limited by restrictions under SPX's credit agreement. Additional financing may not be available, or, if it is available, it may be dilutive or may not be obtainable on terms acceptable to us.

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1999, the Securities and Exchange Commission's staff issued SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides guidance on revenue recognition and has been consistently applied by us as reflected in our combined financial position, combined results and liquidity.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will become effective January 2001, establishes accounting and reporting standards for derivative instruments and hedging contracts. It also requires all derivatives to be recognized as either assets or liabilities in the balance sheet at fair value and changes in fair value to be recognized in operating results. Our management is currently analyzing the impact of this statement, but does not anticipate that the effect on our results of operations and financial position will be material.

                                    BUSINESS

OVERVIEW

     We design, manufacture, market and service switching and networking products for storage, data and telecommunications networks. Our products provide fast and reliable connections among networks of computers and related devices. We serve Fortune 1000 businesses and other large enterprises that operate large-scale systems where reliability and continuous availability are critical. This is highlighted by the FC/9000, which is the flagship of our IN-VSN product family. We believe that our FC/9000, with 64 ports, is the largest storage network switch available that operates under the Fibre Channel communication standard. The FC/9000 provides a platform from which enterprises can build storage networks that can be used in systems where reliability and continuous availability are critical. Our products are designed to be compatible with various vendors' products and multiple communication standards and protocols. We have installed our products at over 2,000 sites in over 90 countries. We distribute and support our products through a combination of our direct sales and service operations and indirect channels.

MARKET OPPORTUNITY

     Over the last decade, the volume of information that is transmitted, captured, processed and stored over storage, data and telecommunications networks has increased as a result of a number of factors, including:

     - the emergence of the Internet and the growth of e-commerce;

     - the increased use of data-intensive applications such as enterprise resource planning, data warehousing and data mining;

     - the decreasing cost of on-line data storage;

     - the growth of wireless communication; and

     - the availability of lower cost, higher bandwidth communications.

     As enterprises have become more dependent on storage, data and telecommunications networks, the demands on the networks have intensified, with enterprises requiring constantly available communication, immediate access to information and fast, complex data processing. Today, many enterprises operate their networks 24 hours a day, 7 days a week, with limited time for maintenance and upgrades. Given the cost to a business from the disruption caused by the failure of a network that is critical to a business' operations, enterprises are committing substantial financial resources and personnel to reduce network failures. The cost and complexity associated with maintaining networks are significantly increased as networks become larger and by the fact that most enterprises manage three separate networks: a storage network, a data network and a telecommunications network. Many enterprises are seeking ways to reduce the costs of, and improve the efficiency and manageability of, their networks. We believe that the trend towards increasing the efficiency and manageability of these networks will eventually result in their convergence into a single network.

  Storage Networks

     According to International Data Corporation, the amount of information that enterprises are capturing and storing has approximately doubled annually over the past several years and is projected to increase at a compound annual growth rate of 82% through 2003. As a result, enterprises are faced with unprecedented challenges for managing this information and transmitting it at increasingly fast speeds. Storage networks have developed to help meet these needs by more easily and efficiently permitting several computers to share access to information storage devices.

     Storage networks may be separated into two categories:

     - networks within a single location or small area, which are referred to as storage area networks; and

     - networks that extend across multiple locations or a wider area that combine multiple storage area networks, which are referred to as virtual storage networks.

     The emerging industry standard protocol for storage networks is called Fibre Channel. Fibre Channel is a standard for transmitting large amounts of information at speeds in excess of one billion bits, or one gigabit, per second. Fibre Channel was developed in 1988 and since then has been increasingly endorsed by the storage industry because it can connect to different platforms and operates with greater functionality and speed than many other protocols.

     Many enterprises have not yet converted their storage networks to Fibre Channel protocol because the large amounts of the information they store on storage systems connected to mainframe computers are not currently compatible with Fibre Channel. In fact, according to a report issued in November 1999 by International Data Corporation, approximately 70% of the information stored by enterprises resides on mainframe systems. As a result of the benefits of the Fibre Channel protocol, we believe that the conversion of these storage networks to Fibre Channel will drive growth of high-end Fibre Channel switches, referred to as directors. As compared to other switches, directors are more scalable and are capable of simultaneously connecting a large number of ports without interfering with one another. Furthermore, directors are highly reliable, with no single point of failure. We believe that there is a need in the market for Fibre Channel directors that demonstrate the reliability, availability and scalability to manage storage applications that are critical to a business' operations and that have previously been performed within a mainframe environment.

     In a report issued in April 2000, International Data Corporation estimated that the Fibre Channel market for storage area network hubs and switches will increase from $236 million in 1999 to $2.8 billion by 2003, a compound annual growth rate of 85%. International Data Corporation also projected that the market for director-class switches will be the fastest growing segment of the Fibre Channel market, increasing from $52 million in 1999 to $1.4 billion by 2003, representing a compound annual growth rate of 129%. Furthermore, information from an International Data Corporation report indicates that director-class switches will maintain a 300% -- 500% price premium over the next lower segment of Fibre Channel switches for the foreseeable future. We believe that this price premium is a result of the enhanced scalability, functionality and reliability of director-class switches.

     As the amount of information that is being stored and transmitted increases, it is becoming more important for enterprises to create virtual storage networks so that the stored information can be accessed by users spread over large distances. Channel extenders and optical networking platforms are components of virtual storage networks. Channel extenders increase the distances over which information in a storage network can travel. Optical networking platforms reduce the costs of sending information over long distances by combining up to 32 channels of information onto a single fiber. International Data Corporation estimates that the market for all mainframe and client server storage area network components will grow from approximately $3.4 billion in 1999 to approximately $13.8 billion by 2003, representing a compound annual growth rate of 42%.

  Data Networks

     The increasing amount of information being processed, combined with user demands for enhanced computing performance, have led to the creation of data networks. A data network consists of computers connected to each other for the purpose of sharing information and applications. Switches, known as matrix switches, allow the computers in a data network to communicate. Two common types of data networks are:

     - local area networks, which are networks of computers that are located in a small area; and

     - wide area networks, which are networks of computers that are dispersed geographically.

     As the demands for speed and reliability of local area networks and wide area networks have increased, these networks have become more complex. Complex networks require better management tools to maintain and raise their performance and to increase their reliability. Network managers use many tools to test and efficiently manage networks. The deployment and use of these tools is still largely a manual task, requiring highly paid personnel to be present at geographically dispersed network sites in order to attach, configure and run these tools. We believe that enterprises are looking for products that will permit centralized network management, thereby reducing the amount of time which their personnel must devote to maintaining their networks. The market for enterprise data network management products is large and stable. International Data Corporation estimates that in 2000, the market for these products will be $1.8 billion, essentially unchanged from 1999.

  Telecommunications Networks

     Over the past decade there has been tremendous growth in the use of telecommunications networks. This growth, as well as increased access to capital and significant global deregulation, has led to intensified competition and the emergence of many new telecommunications carriers. Greater competition and new technology have reduced prices for basic telecommunications service and resulted in carriers seeking to differentiate themselves and generate profits through advanced, value-added services. These services include caller ID, call forwarding and sophisticated monitoring and billing systems.

     The introduction of additional value-added services, the transition from analog to digital traffic, and the increase in telecommunications network traffic have all increased the complexity of telecommunications networks. All of these factors increase the need for better network management and diagnostic systems that can reliably test and monitor telecommunications networks without impacting their performance. International Data Corporation estimates that the market for telecommunications network management products will grow from approximately $1.8 billion in 1999 to $3.1 billion in 2003, representing a compound annual growth rate of 15%.

  Network Challenges

     The fundamental challenge facing network administrators of all three network types is the same: networks must be increasingly more reliable, accessible and scalable. Networking costs are increasing and qualified information technology personnel are becoming more scarce and costly. As a result, an efficient network management solution is needed. In addition, as networks begin to converge and network complexity increases, there is a need for vendors that can provide products and expertise that bridge these disparate networks.

OUR SOLUTIONS

     We provide high-end networking products and related services for storage, data and telecommunications networks. We design our products to provide reliability, accessibility and scalability to address the challenges facing network managers. We believe that we have differentiated ourselves from our competitors through our technological expertise and by offering networking products and related services that are compatible with both emerging industry standards and proprietary legacy technologies. The following are the products and services that we provide for the three networks:

     - Storage Networks. Our IN-VSN family of directors, switches, channel extenders and optical networking products are critical to storage networks because they direct, or facilitate the transport of, data between storage devices, computers and other networks. We focus on applications where reliability and continuous availability are essential. Our products are compatible with popular storage network communication standards, including ESCON and Fibre Channel.

     - Data Networks. Our Universal Touchpoint family consists of switches, control systems and management applications used in data networks. These products provide real-time test, access and monitoring functions that are critical to maintaining a data network's high level of service. Our products and related services are tailored to very large data networks as evidenced by our 24,000-port Mega-Matrix switch, the industry's largest switch.

     - Telecommunications Networks. We offer our 7-View family of products for monitoring telecommunications networks. Our 7-View surveillance system monitors telecommunications networks in order to permit the network operators to provide functions such as call tracing, fraud detection and billing verification and enhances carriers' ability to operate advanced billing, sales and marketing programs, fraud prevention and call routing.

OUR COMPETITIVE STRENGTHS

     We believe that the following attributes of our products and our company position us to take advantage of market opportunities:

  Experience with High-End Storage, Data and Telecommunications Networks

     Our focus on providing high-end, large-scale, fault-tolerant products for storage, data and telecommunications networks allows us to apply our expertise across networks and architectures. This enables us to design our products to be compatible with various vendors' products and multiple communication standards and protocols. For example, we used our experience with the ESCON protocol to employ a technology in our IN-VSN Fibre Channel products that allows both Fibre Channel and ESCON storage network protocols to be switched and managed by a single director.

  Leadership in High-End Fibre Channel Products

     We are a leading provider of director-class switches that operate under the Fibre Channel communication standard. In April 2000, we began shipping the industry's first Fibre Channel director-class switch with 64 ports, the IN-VSN FC/9000. The FC/9000 and identical units we produce for original equipment manufacturers are the largest Fibre Channel switches currently available. The FC/9000 provides a platform from which enterprises can establish storage networks that have the scalability, flexibility and reliability to manage applications that are critical to a business' operations.

  Extensive Installed Customer Base

     We have installed our products at over 2,000 sites in over 90 countries, primarily in Fortune 1000 businesses and other large enterprises. Our long relationships and close collaboration with our customers provide us with direct insight into their changing requirements and enable us to remain abreast of market developments.

  Research and Development Expertise

     Our research and development program is focused on the development of new and enhanced systems and products that can accommodate emerging information transmission protocols while continuing to accommodate legacy technologies. As of June 30, 2000, we employed 160 personnel in our research and development department. We believe that this investment has led to our development of hardware and software that positions us to capitalize on emerging technologies and standards, such as Fibre Channel, FICON and Infiniband, while continuing to accommodate legacy technologies, such as ESCON.

  Significant Direct Sales Resources

     As of June 30, 2000, we employed 165 personnel in our sales and systems engineering department. Our large direct sales force maintains close relationships with our customers and provides comprehensive pre- and post-sales support.

  Service and Support Capabilities

     As of June 30, 2000, we employed 163 personnel in our customer service and support department. Our service organization provides our customers with resources that help them address often complex and challenging technical issues. We provide assistance in network design, site surveys, preventive maintenance, repair and training. In 1999, 93% of our expiring service contracts were renewed.

  Established International Presence

     We currently have 111 internationally based sales and service professionals. In conjunction with our indirect sales channels, our internationally based sales and service professionals generated sales to international customers that represented approximately 39% of our total revenue during 1999. Our international presence allows us to meet the broad geographic needs of our customers. We use our direct sales channel, alliances and an established network of distributors and resellers to provide sales and support in over 90 countries worldwide.

OUR STRATEGY

     We intend to capitalize on our competitive strengths by pursuing the following strategies:

  Leverage Our Intellectual Capital Across Storage, Data and Voice Networks

     We seek to leverage our intellectual capital and intellectual property across the storage, data and telecommunications networks. In the short term, this allows us to share common competencies in scalable, complex systems across these networks. We believe that, over the long-term, the three networks will converge, and that we will be well-positioned to identify, establish and capitalize on current and emerging technologies, such as optical networking, internet protocol, gigabit ethernet and asynchronous transfer mode by applying them across the three networks.

  Cross-sell to Existing Customer Base

     We believe that there are significant opportunities for selling additional products and providing additional services to our existing customer base. For example, we believe that our large ESCON customer base has a significant need for Fibre Channel storage networks. We believe that this presents an attractive targeted customer base for our FC/9000. In addition, these customers are also creating virtual storage networks to implement more effective disaster recovery and business continuance procedures. We believe that this presents an attractive targeted customer base for our channel extender and optical networking products. In addition, customers are also faced with managing data networks of increasing scale and complexity, and we intend to target this base of customers with our Universal Touchpoint offerings.

  Expand Our Consulting Business

     To expand and improve upon our maintenance and support service business, we are making significant investments in expanding our consulting business. We provide value-added consulting services to enable turnkey deployments of our products. These consulting services include storage area network assessment and design and disaster recovery planning and implementation. We believe that there is a significant opportunity for us to grow and expand our consulting business as a result of the scarcity of skilled information technology personnel and the high cost of maintaining internal information technology departments.

  Drive Enhanced Features and Functions Through Software

     We consistently allocate a majority of our research and development budget to software development. By introducing features and functions through new versions of software, we reduce our time-to-market for new products and for enhancements of current products. Software applications also enhance the functions of our products, which, we believe, distinguish them from those of our competitors.

  Expand Alliances and Indirect Channels of Distribution and Pursue Strategic Acquisitions

     We pursue a multi-tiered strategy to leverage our market presence and resources with the activities of other industry leaders. In addition, we actively participate in standard-setting organizations to remain at the forefront of industry developments and emerging technologies. These alliances help us design our products and management systems to function seamlessly with key offerings from other industry leaders. For example, our storage networking products are compatible with storage products produced by leaders such as EMC, Hitachi, and IBM, and our storage management control systems operate with major software platforms from vendors such as Tivoli and Veritas. To extend the reach of our sales channels, we intend to continue to recruit resellers worldwide. We are investing in an original equipment manufacturer sales channel in order to increase sales of our products to high-volume sellers of networking solutions where we believe we bring value to their core offerings. We believe that we will enter into one or more agreements with original equipment manufacturers shortly. In addition, we may pursue strategic acquisitions to add economies of scale and technical expertise, to reduce time to market and increase our access to target markets.

OUR PRODUCTS AND TECHNOLOGY

     Our products are designed to address the explosive growth of the volume of information that is captured, processed, stored and manipulated over storage, data and telecommunications networks, and to enhance the management capabilities of these networks as they become increasingly essential to business success. We offer our customers product families in each of the key network environments to provide comprehensive solutions to assist them in managing their networks. Our key product families are:

     - IN-VSN family of directors, switches, channel extenders and optical networking products for storage networks;

     - Universal Touchpoint family of matrix switches, control systems and management applications used for management of data networks; and

     - 7-View family of equipment for monitoring telecommunications networks.

  Storage Networking Products

     Our IN-VSN family of products provides a platform from which our clients can build large and scalable storage networks. Storage networks that use our IN-VSN products and related services are able to transmit information among various manufacturers' products and can be managed from a central location. This allows users of our IN-VSN products to increase the size of their networks as their needs grow. Key aspects of our IN-VSN products are high reliability, availability, and scalability with the design to operate across Fibre Channel, FICON and ESCON technologies. Our IN-VSN director and switch products facilitate large, storage networking for both the mainframe and client/server markets for applications that are critical to a business' operations. Our channel extension and wave division multiplexing products facilitate the transport of data over extended distances.

     Our FC/9000 Fibre Channel director, which we began shipping in April 2000, expands storage area networks into applications that are critical to a business' operations. Key features of the FC/9000 are:

     - 64-port capability, currently the largest switch available;

     - full duplex, 1 gigabit/second throughput;

     - low switching delay available at less than 3.0 millionths of a second;

     - redundancy of all critical systems to guarantee uptime for applications which are critical or essential to a business' operations;

     - modular design, which allows easy and flexible reconfiguration into a larger switch;

     - a graphical user interface control system to allow for easy configuration and management; and

     - a technology roadmap to increase the number of ports to 128 and eventually to 256.

     The CD/9000 director is our switching solution for mainframe systems and is based on the established ESCON network protocol. Our CD/9000 permits customers to scale their mainframe-based ESCON storage networks and transition them to enable communication with emerging FICON and Fibre Channel standards. As a result, customers can leverage their investments in their legacy network and access and manage large amounts of information. We believe that our CD/9000 is particularly well-positioned to address these trends and has significant advantages over our competitors' ESCON directors, including:

     - the largest connection capability available at 256 ports;

     - the only ESCON director with the adaptability to switch Fibre Channel networks;

     - features that expand connectivity and increase utilization of fiber optic port bandwidth; and

     - a graphical user interface control system for easy configuration and management.

     Our 9801 Storage Networking System channel extender facilitates the creation of virtual storage networks by extending the distances over which information can travel. By geographically separating storage operations, enterprises can execute such functions as offsite storage backup and recovery, disaster situation business continuance, and cooperative business-to-business information processing.

     In March 2000, we entered into a multi-year strategic alliance with Sorrento Networks, a leading provider of optical networking systems. We will offer Sorrento's wave division multiplexing and dense wave division multiplexing products, including Gigamux, as part of our IN-VSN family of storage networking products. We have set revenue goals totaling $125 million over the first five years of the contract and, if we do not achieve certain percentages of the targeted revenue goals, Sorrento will have the right to terminate the agreement. In addition, we have agreed to not sell products that compete with products that are the subject of this alliance in designated markets. In return, Sorrento has granted us exclusive worldwide rights to offer these products in the enterprise storage networking market. This alliance will continue until March 9, 2005, and will renew for additional two-year terms unless terminated by either party. These products facilitate the creation of virtual storage networks by reducing the costs of sending information over long distances. Wave division multiplexing accomplishes this by combining up to 32 channels of information onto a single fiber. In an environment where customers lease fiber-optic links between sites, these offerings reduce the costs of transmitting information over large distances.

     During 1999, sales of our storage networking products represented approximately 50% of total sales.

     The following table provides information on our IN-VSN family of storage networking products.

PRODUCT MODEL AND DESCRIPTION            APPLICATION                  ADVANCED FEATURES
-----------------------------   ------------------------------  ------------------------------
FC/9000 FIBRE CHANNEL DIRECTOR
Fibre Channel storage area      Storage area network            - 64 ports
network switching and           applications, including         - 1 gigabit/sec per port
management                      server, data warehousing and    - Scalable into a fabric of
                                tape backup                       multiple switches
CD/9000 ESCON DIRECTOR
ESCON switching                 Networking between mainframe    - 256 ports
                                class computers and storage     - Redundancy and fault
                                devices over fiber links        tolerance
                                                                - Graphical user interface
GIGAMUX OPTICAL NETWORKING
PLATFORM
Wave Division Multiplexing      Linking storage devices over    - 32:1 multiplexing capability
solutions                       long distances                  - 4:1 ESCON multiplexing
9801 STORAGE NETWORKING SYSTEM
Channel extension               High speed dual path extension  - T1, T3, OC3 capability
                                                                - Dual path remote mirroring
                                                                  applications

Data Networking Products

     Our data network products are management tools for large data networks. Our matrix switches provide network managers with the real-time ability to switch information streams between different computer processors and between different network hubs, based on availability and performance. Our Universal Touchpoint matrix switching platform provides network managers with the ability to centrally monitor, diagnose, and manage their data networks, thereby reducing the number of network technicians and amounts of test equipment that are required to maintain data networks.

     Our MD/9000 message director facilitates connectivity between legacy mainframe and client/server systems. The MD/9000 demonstrates the benefit of our expertise across multiple network environments, as some of the key technical aspects of the MD/9000 are based on intellectual capital gained from our experience in storage networking. The MD/9000 is in its early stages of commercial availability.

     During 1999, sales of our data networking products represented approximately 19% of total sales.

     The following table provides information on our data networking products.

PRODUCT MODEL AND DESCRIPTION            APPLICATION                  ADVANCED FEATURES
-----------------------------   ------------------------------  ------------------------------
UNIVERSAL TOUCHPOINT 2700/2800
Versatile matrix switch;        Datacenter communications       - Scalable local area
physical network management     management for disaster           network/wide area network
platform                        recovery and test access;         switch
                                central site management of      - Up to 4,000 wide area
                                distributed data networks       network ports and 3,000 10Mbps
                                                                  Ethernet ports or 2000
                                                                  megabyte per second Token
                                                                  Ring ports
                                                                - Remote control from multiple
                                                                  stations
MEGA-MATRIX SWITCH
High capacity matrix switch     Disaster recovery               - Scalable switch of up to
                                                                24,000 ports
MD/9000 MESSAGE DIRECTOR
Enterprise Application          Allows legacy data and          - Mainframe connects through a
Integration software            applications to be accessed by    standard input/output
                                various systems, including        interface, while the network
                                client/server                     connects through a
                                                                  middleware messaging
                                                                  interface
                                                                - Permits legacy communication
                                                                  without re-writing legacy
                                                                  applications

Telecommunications Networking Products

     Our 7-View family of products permits both large and small telecommunications carriers to enhance network availability and performance by accessing the Signaling System Seven monitoring system, which captures and provides information about telecommunications traffic. As a result, our 7-View products enable carriers to provide telecommunications business applications such as fraud detection, call tracing and billing verification.

     During 1999, sales of our telecommunications networking products represented approximately 14% of total sales.

     The following table provides information on our telecommunications networking products.

PRODUCT MODEL AND DESCRIPTION           APPLICATION                 ADVANCED FEATURES
-----------------------------  -----------------------------  -----------------------------
7-VIEW SURVEILLANCE SYSTEM
Monitoring of telephone        Early warning of network       - Remote monitoring of 32
signaling systems              outages. Call tracing and      ports per unit and 10,000
                               fraud detection. Billing         links per system
                               verification.                  - Local storage of recorded
                                                                data
NETWORK CHANNEL OFFICE
EQUIPMENT (NCOE)
Network probe for network      In line performance            - Format conversion
quality assurance              monitoring for quality of      - Alarm monitoring
                               service measurement            - Measurement of error free
                                                                seconds
                                                              - Local data memory
NETWORK MANAGEMENT
System for network quality     Bridged performance            - Alarm monitoring
assurance                      monitoring for quality of      - Performance monitoring
                               service measurement            - T1/E1; T3/E3; OC3/SDH

CONSULTING SERVICES AND PRODUCT SUPPORT

     Our global services and support organization of approximately 189 customer service and support personnel and systems engineers provide a variety of network consulting services and product maintenance and technology support. Given the rapid evolution of communication and networking technologies and the increasing cost our customers face to develop adequate internal networking expertise, we believe that there will be increasing demand for these services. We believe that our expertise in advanced technologies across the three major networks, combined with our installed, high-end customer base, positions us to effectively compete for consulting services business. In connection with sales of our products we offer:

     - storage area network assessment, design and development services;

     - datacenter audit and fiber infrastructure services; and

     - disaster recovery and business continuance assessment, planning and implementation.

     Our product support business is comprised of our support staff in conjunction with a network of international distributors that provide supplemental product support in select international markets. Purchasers of our equipment typically enter into service contracts with us and often use our service organization in the assessment, planning, implementation, and maintenance of their enterprise networking systems. In 1999, we achieved a renewal rate of approximately 93% on our expiring service contracts.

     During 1999, sales of consulting services and product support represented approximately 17% of total sales.

RESEARCH AND DEVELOPMENT

     In order to maintain and increase our position in the markets in which we compete, we place considerable emphasis on research and development to expand the capabilities of our existing products and to develop new products and product lines. Because we are focused on large-scale products that are critical to a business' operations, we believe that our future success will depend upon our ability to maintain our technological expertise and to introduce, on a timely basis, enhancements to our existing products and new commercially viable products that will continue to address the needs of our customers. Although, as a result of our restructuring initiatives, our research and development expense decreased in 1999 and through the first quarter of 2000, we expect research and development expenses to increase in the future.

     During 1999, our total gross research and development expenditures were $24.0 million, of which $18.9 million were charged to expense and $5.1 million were capitalized. Our research and development program is focused on the development of new and enhanced systems and products that can accommodate emerging data transmission protocols while continuing to accommodate current and legacy technologies.

RELATIONSHIP WITH ANCOR

     Technology License Agreement. We are party to a technology license agreement under which Ancor Communications, Inc. has licensed to us the right to use technology that Ancor developed, including Applications Specific Integrated Circuits, or ASICs, for use in our FC/9000. Under the agreement, Ancor has agreed that it will not license the ASICs to any party for use in a product that competes with our FC/9000 in the high-end mainframe environment as long as we maintain the market share specified in the agreement. The agreement began on September 24, 1998 and will continue until September 24, 2003. The agreement will automatically renew thereafter for successive one-year terms unless terminated by either party. The ASICs are currently produced on Ancor's behalf by a third-party manufacturer, LSI Logic. After the agreement terminates, we have the right, for an indefinite period of time, to purchase the ASICs from Ancor. If Ancor is not manufacturing ASICs, Ancor will authorize a third party manufacturer to supply the ASICs to us. In addition, Ancor will be bound by the restriction on licensing to others discussed above until the later of the second anniversary of the termination of the agreement or September 24, 2005.

     Under the terms of the contract, we and Ancor have agreed to treat Ancor's next-generation ASIC as an ASIC governed by the terms of the contract, provided that we pay Ancor $4 million and we and Ancor reach agreement as to the royalties that would be payable for both the current ASIC and the next-generation ASIC. We intend to use the next-generation ASIC in our future products.

     Reseller Agreement. We are party to a Reseller Agreement with Ancor under which we appointed Ancor as a non-exclusive reseller of the FC/9000 to original equipment manufacturers who must sell the product under their own label. Under the agreement, Ancor is an independent reseller and can sell the product at prices and on terms it determines. We do not have to pay a royalty fee to Ancor under the Technology License Agreement for sales made by Ancor under the Reseller Agreement. The agreement was entered into on October 29, 1999 and will remain in effect for an initial three-year term. The agreement will renew after the initial term for additional one-year terms upon the mutual agreement of the parties.

     Original Equipment Manufacturer Agreement. We are party to an original equipment manufacturer agreement with Ancor. In the agreement, Ancor appointed us as a non-exclusive, worldwide reseller for certain Ancor products, including its 8 and 16 port Fibre Channel switches. Under this agreement we have agreed to purchase and license hardware equipment and software from Ancor at prices and license fees negotiated between us and Ancor, with the understanding that pricing for our purchases will be on a most favored customer basis. All software is licensed to us by Ancor for our internal development and support purposes, and through us to our end user customers. We have been granted the right by Ancor to sublicense the software to our customers for use with the hardware equipment purchased from us. This agreement was entered into on December 21, 1998 and will continue until December 21, 2003. The agreement will automatically renew for additional one-year terms unless terminated by either party.

     In August 2000 Ancor was acquired by QLogic Corp.

CUSTOMERS

     We have installed our products at over 2,000 sites in over 90 countries, including many of the largest public and private users of information technology. We have a global diversified customer base, consisting primarily of corporate enterprises such as telecommunications carriers, airlines, banks and original equipment manufacturers. We believe that there are significant opportunities for selling additional products and providing additional services to our existing customer base. Our top 20 customers, based on revenue during the six months ended June 30, 2000, are:

ADP           Electronic Data Systems   Info AG              Sumitomo
Amdahl        EMC                       Pacific Nevada       Termial Co.
AT&T          Ford Motors               Sprint               U.S. Department of
                                                             Defense
Colt Telecom  Hitachi                   STI Systems          VIAG Telecom
Comdisco      IBM                       Storage Technology   Wells Fargo

     During the six months ended June 30, 2000, our top 20 customers accounted for 45% of our revenue. AT&T, Hitachi, IBM, Sprint, Storage Technology, Sumitomo and the U.S. Department of Defense each accounted for between 2.0% and 7.6% of total revenues and the other customers listed above each accounted for between 1.0% and 2.0% of total revenues.

INTELLECTUAL PROPERTY

     We believe that our success and ability to compete depend in part upon our ability to develop and protect the proprietary technology contained in our products. To protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights, contractual rights, trade secrets, know-how and understanding of the market. For example, proprietary information disclosed by us in the course of our discussions with suppliers, distributors and customers is generally protected by non-disclosure agreements.

     As of June 30, 2000, we owned 18 U.S. patents, had nine additional pending patent applications with the U.S. Patent and Trademark Office, and were in the process of preparing six patent applications.

     We have also been granted registration protection for a number of trademarks such as Mega-Matrix and CD/9000 and have filed additional applications for our newer product names such as Universal Touchpoint, FC/9000 and MD/9000.

MANUFACTURING AND OPERATIONS

     In 1999, we consolidated our manufacturing facilities from three locations to our ISO 9001 certified Mt. Laurel, New Jersey facility. We assemble printed circuit boards and complete the assembly of most of our products at this facility. Because most of our products are high cost, low volume, we believe that it is more efficient for us to assemble them ourselves rather than have a third party manufacture them. However, we have alternate sources of manufacturing to meet capacity constraints. We carry out full system testing prior to shipping products to customers.

     We obtain materials for our manufacturing from suppliers and subcontractors, with an emphasis on quality, availability and cost. For most components, we have alternate sources of supply, although these products could become difficult to obtain in the future, based on market conditions for those items or technology changes. We have only a single source for the ASICs that are used in our FC/9000 directors, and this reliance on a single source for these devices could limit our flexibility and responsiveness to change with respect to that product.

     We have selected Sanmina Corporation, one of the largest third-party providers of customized integrated electronic manufacturing services, to manufacture the FC/9000 for us. In order to rapidly achieve volume production of the FC/9000, we must coordinate our efforts with our suppliers and Sanmina Corporation. While we will use Sanmina for final product assembly, we maintain key component expertise internally. We design and develop the key components of the FC/9000, including software, as well as certain details in the fabrication and enclosure of our products. In addition, we determine the components that are incorporated in our products and select the appropriate suppliers of the components.

SALES AND MARKETING

     We bring our products to market via a multi-tiered approach, which includes a global direct sales force, a global distribution network and sales to original equipment manufacturers.

     - Direct Sales. The majority of our current business is generated by our direct sales organization, which has offices in the United States, Canada, the United Kingdom, Germany and Italy. As of June 30, 2000, we employed 165 personnel in our sales and systems engineering department.

     - Distribution Sales. We manage a worldwide network of distributors, resellers and alliance partners. This network allows us to cost-effectively expand the reach of our sales and service channels.

     - Original Equipment Manufacturers Sales. We have recently established a team of employees dedicated to enhancing existing relationships with original equipment manufacturers and expanding the number of relationships we have with original equipment manufacturers. We have agreements with a small number of original equipment manufacturers and are currently in negotiations with a number of other original equipment manufacturers, which we believe will result in one or more agreements shortly. Although our sales through the original equipment manufacturer channel have not been significant to date, we believe that these sales could become a significant portion of our sales within the next six to eighteen months. However, we are not certain that we will enter into any additional agreements or that we will generate significant sales through the original equipment manufacturer channel.

     We believe that selling our products through three channels allows us to expand our sales by reaching customers we would not be able to reach with a single sales channel. In addition, having multiple sales channels reduces the adverse effect that weakness in any single sales channel may have on our financial condition.

     Our marketing strategy is to establish brand and product recognition and maintain our reputation as a provider of technologically advanced, quality products and related services for our customers needs. Our marketing efforts are directed principally at developing brand awareness and include a number of programs, including the following:

     - participating in industry trade shows, technical conferences and technology seminars;

     - web site marketing;

     - education and training;

     - publishing technical and educational articles in industry journals;

     - advertising; and

     - distributing newsletters and other educational materials to our customers.

COMPETITION

     The markets in which we sell our products are highly competitive. We believe that these markets will continue to be competitive and will be continually evolving and subject to rapid technological change. We believe that the principal competitive factors in each of the markets in which we compete are:

     - product performance, reliability, scalability and features;

     - industry relationships;

     - timeliness of product introductions;

     - customer service and support;

     - adoption of emerging industry standards;

     - price;

     - brand name; and

     - size and scope of distribution network.

     We believe that we compare favorably with our competitors with respect to many of these competitive factors.

     In the storage networking products market, we compete against a number of larger server and storage providers in each of the market segments in which we are active. Our principal competitor for ESCON storage switches is IBM. Our principal competitor for channel extension products is CNT. Our principal competitors for wave division multiplexing products are IBM/Nortel, Pandatel, Finisar, and ONI. While the Fibre Channel switching market has yet to develop fully, we believe that the market for our products will be highly competitive, continually evolving and subject to rapid technological change. In the Fibre Channel storage area network switch market, we compete against Brocade Communications, IBM, and McData. We also face competition from manufacturers of Fibre Channel hubs, including Gadzoox Networks and Vixel Corporation. As the market for storage area network products grows, we may face competition from traditional networking companies and other manufacturers of networking equipment who may enter the storage area network market with their own switching products.

     The data networking market is highly competitive and subject to continual technological change. Our principal competitor for our matrix switches is Cornet. We also face competition from major systems integrators and other established and emerging companies.

     The market for telecommunications network management equipment is relatively new, but is highly competitive and is subject to rapid technological change, evolving industry standards and regulatory developments. We compete with a number of U.S. and international suppliers that vary in size and in the scope and breadth of the products and services they offer. Our principal competitors in this sector are Hewlett Packard, Inet, and Tekelec. The market for test, access, and measurement products is similarly highly competitive. In this sector, we compete with companies such as Hekimian, Applied Digital Access and Dynatech. As the market for these products grows, we may face competition from emerging telecommunications networking providers.

EMPLOYEES

     As of June 30, 2000, we had 751 employees, including contract employees. Our employees are not represented by any labor unions. We have experienced no work stoppages and believe that our relationship with our employees is good.

     Competition for qualified personnel in the storage, data and telecommunications industries is intense. We have established a number of programs in order to help us attract highly skilled employees. We have an active college relations program with several universities for developing and attracting talented technical personnel. We have three research and product development centers which allow us to attract talent from different geographical areas.

     As part of our effort to retain our employees, all newly hired employees undergo initial training to learn our business methods and understand our baseline concepts and expectations regarding quality. We believe this training is crucial to creating a unified culture throughout our organization. We provide all employees with continual updates on the newest technologies and also encourage employees to participate in training classes provided by software partners and internally.

     Our success in attracting and retaining highly skilled employees is evidenced by the fact that the engineers in our research and development department, on average, have been with us for more than seven years and over one-fourth of them hold masters or higher degrees.

FACILITIES

     Our corporate offices are currently located in Mt. Laurel, New Jersey, where we lease 62,000 square feet of office space to accommodate our headquarters, marketing and New Jersey-based research and development staffs. We lease an additional 66,000 square feet of manufacturing space in the same corporate park. We have entered into a ten-year lease for a 162,000 square foot office, research and development and manufacturing facility to be built in Lumberton, New Jersey. We have an option to expand this facility to up to 200,000 square feet. Completion of the Lumberton facility is scheduled for the first quarter 2001, with initial occupancy expected in December 2000. The lease continues through January 31, 2011. We believe that the Lumberton facility will provide sufficient space for us for the foreseeable future. Our lease covering 55,000 square feet of our 62,000 square foot office space will expire thirty days following substantial completion of the Lumberton facility. The lease covering the remaining 7,000 square feet of our 62,000 square foot office space will expire at the end of December 2000. The lease for our 66,000 square foot manufacturing facility will continue through January 31, 2002.

     We own a 94,000 square foot building in Shelton, Connecticut, of which we use approximately 28,000 square feet for a research and development department, a sales and service center and a product verification laboratory. We are offering this building for sale, and after a sale, if it occurs, we expect to lease 28,000 square feet for engineering and sales and service staff.

     We lease approximately 3,300 square feet of office space in Westford, Massachusetts for research and development efforts associated with some of our telecommunications products.

     We lease an aggregate of 6,120 square feet of office space in Fairfax, Virginia for general office and training purposes to support our data networking and telecommunications networking. We assumed this lease in our acquisition of Varcom.

     We own a 28,800 square foot building and lease 4,000 square feet in an adjacent building in Pittsburgh, Pennsylvania. We use this space for manufacturing, marketing and support of our channel extension products. We also lease 3,108 square feet of warehouse space in Pittsburgh, Pennsylvania for offsite warehouse storage purposes. We acquired the building and assumed the leases in our acquisition of Computerm.

     We lease office space for our sales centers. These leases typically provide for an initial lease term with a number of successive renewal options. This arrangement gives us the flexibility to pursue extension or relocation opportunities that arise from changing market conditions. We believe that, as current leases expire, we will be able to obtain either renewals at present locations or leases for equivalent locations in the same area.

LEGAL PROCEEDINGS

     We are not a party to any pending legal proceedings that we believe will materially impact our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY MANAGEMENT

     The following table sets forth information regarding our executive officers, directors and key management. Ages are as of August 1, 2000.

NAME                                        AGE                         POSITION
----                                        ---                         --------
EXECUTIVE OFFICERS AND DIRECTORS
John B. Blystone..........................  47     Chairman of the Board
Gregory R. Grodhaus.......................  52     President; Chief Executive Officer and Director
Charles A. Foley..........................  38     Executive Vice President and Chief Technology
                                                   Officer
Anthony J. Fusarelli......................  53     Executive Vice President-Sales
Jay Zager.................................  50     Executive Vice President and Chief Financial
                                                   Officer
Robert B. Foreman.........................  43     Director
Christopher J. Kearney....................  45     Director
Lewis M. Kling............................  55     Director
Patrick J. O'Leary........................  43     Director
David L. Chapman..........................  65     Director(1)
Bruce J. Ryan.............................  57     Director(1)
David B. Wright...........................  51     Director(1)
OTHER KEY MANAGEMENT
Ronald J. Bulin...........................  58     Vice President-Service
Donna M. Jack.............................  42     Director-Human Resources
Kenneth H. Koch...........................  45     Vice President, General Counsel and Secretary
J. Geoffrey Lapres........................  43     Vice President-Finance
Eugene Levine.............................  58     Vice President-Business Management
Michael C. Sutter.........................  38     Vice President-Operations
Frederick E. Weber........................  55     Vice President-Engineering

---------------
(1) David L. Chapman, Bruce J. Ryan and David B. Wright will join our board of directors effective upon the completion of this offering.

     John B. Blystone. Mr. Blystone has been a member of our board of directors since June 2000. He has been Chairman, President and Chief Executive Officer of SPX Corporation since 1995. From September 1994 through November 1995, he served as President and Chief Executive Officer of Nuovo Pignone, an 80% owned subsidiary of General Electric Company. From November 1991 through August 1994 he served as Vice President, General Manager, GE Superabrasives of General Electric Company.

     Gregory R. Grodhaus. Mr. Grodhaus has been a member of our board of directors since June 2000. Mr. Grodhaus has been our President and Chief Executive Officer since August 1999. From September 1995 through March 1999, he was Senior Vice President of Amdahl Corporation, a subsidiary of Fujitsu Limited, a provider of Internet based information technology solutions. From March 1993 through September 1995, he served as President and Chief Executive Officer of IPL Systems, Inc., a manufacturer and distributor of open-architecture storage systems.

     Charles A. Foley. Mr. Foley has been our Executive Vice President and Chief Technical Officer since February 2000. From April 1999 through February 2000, he was a partner of Catalysts Associates, a consulting firm. From November 1995 through March 1999 he was Vice President Systems Marketing of

Amdahl Corporation. From June 1993 through October 1995, he was Vice President Worldwide Sales of IPL Systems.

     Anthony J. Fusarelli. Mr. Fusarelli has been our Executive Vice President of Sales since January 1999. He has served in various senior management positions of increasing responsibility with us since 1983.

     Jay Zager. Mr. Zager has been our Executive Vice President and Chief Financial Officer since May 2000. From 1985 through 1998, Mr. Zager held several senior management positions with Digital Equipment Corporation, including Vice President and Chief Financial Officer, Worldwide Engineering and Research, and Vice President, Business Development. From 1998 through 1999, Mr. Zager served as a vice president in the Enterprise Solutions Group of Compaq Computer Corporation.

     Robert B. Foreman. Mr. Foreman has been a member of our board of directors since June 2000. He has been Vice President, Human Resources of SPX Corporation since May 1999. From 1991 through April 1999, he served as Vice President, Human Resources at PepsiCo International, based in Asia-Pacific, where he worked for both the Pepsi and the Frito-Lay International businesses.

     Christopher J. Kearney. Mr. Kearney has been a member of our board of directors since October 1998. He has been Vice President, Secretary and General Counsel of SPX Corporation since February 1997. From April 1995 through January 1997, he served as Senior Vice President and General Counsel of Grimes Aerospace Company. From September 1988 through April 1995, he was Senior Counsel at GE Plastics business group of General Electric Company.

     Lewis M. Kling. Mr. Kling has been a member of our board of directors since June 2000. Since December 1998, Mr. Kling has been President, Communications and Technology Systems, of SPX Corporation. From June 1997 through October 1998, he served as President, Dielectric Communications, a subsidiary of General Signal Corp. From December 1994 to June 1997, he served as Senior Vice President and General Manager of the Commercial Avionic Systems business of Allied Signal Corporation.

     Patrick J. O'Leary. Mr. O'Leary has been a member of our board of directors since October 1998. He has been Vice President, Finance, Treasurer, and Chief Financial Officer of SPX Corporation since September 1996. From 1994 through September 1996, he served as Chief Financial Officer and director at Carlisle Plastics, Inc. From 1982 through 1994, he served at various managerial capacities at Deloitte & Touche LLP, becoming a Partner in 1988.

     David L. Chapman. Mr. Chapman will become a member of our board of directors effective upon the completion of this offering. He has been Chief Executive Officer of Northpoint Software Ventures, a developer of software tools to perform risk and value assessments of information technology projects, since 1992. Prior to that time, he was a general partner in Landmark Venture Partners.

     Bruce J. Ryan. Mr. Ryan will become a member of our board of directors effective upon the completion of this offering. He has been Executive Vice President and Chief Financial Officer of Global Knowledge Network, Inc., a provider of information technology and computer software training programs and certifications, since 1998. From 1994 to 1998, he was Executive Vice President and Chief Financial Officer of Amdahl Corporation.

     David B. Wright. Mr. Wright will become a member of our board of directors effective upon the completion of this offering. He has been President and Chief Executive Officer of Amdahl Corporation since 1997. From 1995 to 1997, he was the Executive Vice President of the Amdahl Systems Group, and before 1995 served in various other senior executive positions at Amdahl Corporation.

BOARD OF DIRECTORS

     Our board of directors currently consists of six directors. Effective upon the completion of this offering, we will increase the size of our board of directors to include David L. Chapman, Bruce J. Ryan and David B. Wright.

     Our certificate of incorporation divides our board of directors into three classes: Class I, whose terms will expire at the annual meeting of stockholders to be held in 2001, Class II, whose terms will expire at the annual meeting of stockholders to be held in 2002, and Class III, whose terms will expire at the annual meeting of stockholders to be held in 2003. Messrs. Foreman, Kearney and Chapman are, or upon their appointment will be, in Class I. Messrs. Kling, O'Leary and Ryan are, or upon their appointment will be, in Class II. Messrs. Blystone, Grodhaus and Wright are, or upon their appointment will be, in Class
III. At each annual meeting of stockholders beginning in 2001, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

     In addition, our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Effective upon the completion of this offering we will establish an audit committee and a compensation committee. The audit committee will recommend the annual appointment of our auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. Bruce J. Ryan will be the chairman of the audit committee and David L. Chapman and David B. Wright will be the other members of the committee. The compensation committee will review and approve the compensation and benefits for our key executive officers, administer our employee benefit plans and make recommendations to the board of directors regarding grants of stock options and other incentive compensation arrangements. David L. Chapman will be the chairman of the compensation committee and Robert
B. Foreman and David B. Wright will be the other members of the committee.

COMPENSATION OF DIRECTORS

     Directors who are also our employees or employees of SPX will receive no additional compensation for their services as directors. Directors who are not our employees or employees of SPX will receive an annual retainer of $14,000 and will be granted, on an annual basis, an option to purchase 13,000 shares of our Class B common stock. The per share exercise price of an option may not be less than the fair market value of our Class B common stock on the date the option is granted. The compensation committee may specify any period of time following the date of grant during which options are exercisable, so long as the exercise period is not more than ten years. We also expect that directors who are not our employees will be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with attending meetings. In connection with this offering, our directors who are not our employees or employees of SPX will be granted an option to purchase 52,000 shares of our Class B common stock, which represents a one-time grant covering four years of service.

EXECUTIVE OFFICERS

     Our board of directors appoints our executive officers. Our executive officers serve at the discretion of our board of directors.

EXECUTIVE COMPENSATION

     This table summarizes the compensation for our chief executive officer and our other two most highly compensated executive officers for our most recent completed fiscal year, which ended on December 31, 1999. This table also includes the number of stock options to acquire shares of our Class B common stock that we intend to grant to the named executive officers in connection with the offering. The table excludes all executive officers whose total annual salary and bonus for 1999 was $100,000 or less.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                        ANNUAL COMPENSATION                  AWARDS
                              ----------------------------------------    ------------
                                                                           SECURITIES
                                                          OTHER ANNUAL     UNDERLYING       ALL OTHER
                                     SALARY      BONUS    COMPENSATION      OPTIONS        COMPENSATION
NAME AND PRINCIPAL POSITIONS  YEAR     ($)        ($)         ($)             (#)             ($)(1)
----------------------------  ----   -------    -------   ------------    ------------     ------------
Gregory R. Grodhaus(2)....    1999    83,942     86,196      86,339(3)      440,000(4)        24,060
  President and Chief                                                         6,000(5)
  Executive Officer
Anthony J. Fusarelli......    1999   294,239(6)      --          --         220,000(4)        15,432
  Executive Vice                                                              5,000(5)
  President, Sales
Jayne A. Fitzgerald(7)....    1999   179,848    110,331          --               0           15,540
  Former Chief                                                                2,000(5)(8)
  Technology Officer

---------------
(1) The amounts in the column All Other Compensation consist of car allowances and matching contributions under SPX's defined contribution plan for these executive officers and Ms. Fitzgerald, as follows:

                                                                 CAR         MATCHING
                                                              ALLOWANCE    CONTRIBUTIONS
                                                              ---------    -------------
Gregory R. Grodhaus.........................................   $5,000         $5,697
Anthony J. Fusarelli........................................   $7,200         $8,232
Jayne A. Fitzgerald.........................................   $7,200         $8,340

     In addition, the amount for Mr. Grodhaus includes a $13,363 payment for income taxes attributable to his relocation expenses.

(2) Mr. Grodhaus was hired on August 5, 1999. His annual base salary is $245,000.

(3) This figure consists of a reimbursement to Mr. Grodhaus for relocation expenses.

(4) These options are options to acquire shares of our Class B common stock. We intend to grant these options prior to the completion of the offering.

(5) These options are options to acquire SPX common stock.

(6) This figure includes $117,700 paid to Mr. Fusarelli in commissions for 1999.

(7) Ms. Fitzgerald terminated her employment with us on February 4, 2000.

(8) These options were forfeited when Ms. Fitzgerald terminated employment.

                           SPX OPTION GRANTS IN 1999

                             NUMBER OF     % OF TOTAL
                             SECURITIES     OPTIONS
                             UNDERLYING    GRANTED TO
                              OPTIONS       INRANGE
                              GRANTED      EMPLOYEES     EXERCISE PRICE    EXPIRATION         GRANT DATE
NAME                           (#)(1)       IN 1999          ($/SH)           DATE       PRESENT VALUE ($)(2)
----                         ----------    ----------    --------------    ----------    --------------------
Gregory R. Grodhaus........    6,000         15.09           86.50           8/1/09            223,117
Anthony J. Fusarelli.......    2,000          5.03           64.875          1/4/09             56,432
                               3,000          7.55           81.81           8/9/09            106,747
Jayne A. Fitzgerald........    2,000(3)       5.03           64.875          1/4/09                  0

---------------
(1) SPX granted the options to Mr. Grodhaus as of August 1, 1999, to Mr. Fusarelli as of January 4 and August 9, 1999, and to Ms. Fitzgerald as of January 4, 1999. All of the options were granted under SPX's 1992 stock compensation plan for the named executive officers' services to be performed for us. The options granted under the plan are non-qualified options with a ten-year term. The exercise price for options granted under the plan equals the fair market value of SPX stock on the date the options were granted. The options vest as to half of the shares subject to the option two years after the grant date and as to the remaining shares three years after the grant date. Upon exercise, the executive officer may surrender some of the shares of SPX stock received, or may surrender already owned shares, in order to pay the exercise price and withholding tax obligations, and receive a reload option for the number of shares surrendered. A reload option has an exercise price equal to the then current market value and expires at the same time that the exercised option would have expired.

(2) The estimated present value of each option on the grant date is calculated using the Black-Scholes model. The model assumes: (a) six years expected until exercise of the option; (b) a 5.67% interest rate, which represents the average interest rate during 1999 on a U.S. Treasury security with a maturity date corresponding to the expected option term; (c) a 33.5% expected stock volatility, based on six years of monthly price data; and (d) a 0% dividend yield. The model does not adjust for vesting requirements, non-transferability or forfeiture risk.

(3) These options were forfeited when Ms. Fitzgerald terminated employment.

     AGGREGATE SPX OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUES

                               SHARES                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                             ACQUIRED ON    VALUE        UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                              EXERCISE     REALIZED   OPTIONS AT 1999 YEAR-END (#)    AT 1999 YEAR-END ($)(1)
NAME                             (#)         ($)       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                         -----------   --------   ----------------------------   -------------------------
Gregory R. Grodhaus........      --          --                --/6,000              --/ --
Anthony J. Fusarelli.......      --          --                --/5,000              --/31,875
Jayne A. Fitzgerald........      --          --                --/2,000(2)           --/31,875

---------------
(1) The value of unexercised in-the-money options is calculated using the difference between the option exercise price and $80.8125 (the price of SPX common stock on December 31, 1999) multiplied by the number of shares subject to the option. An option is in the money if the market value of the common stock subject to the option is greater than the exercise price (and if the market value of the common stock subject to the option is not greater than the exercise price, the option is out of the money).

(2) These options were forfeited when Ms. Fitzgerald terminated employment.

SPX PENSION PLANS

     Each of our named executive officers except Mr. Grodhaus participates in SPX's cash balance pension plan and will continue to do so following this offering. Mr. Grodhaus has not yet met the one-year-of-service requirement for participation in the plan. Under the cash balance plan, SPX provides annual principal credits under the plan in the amount of 4% of a participant's eligible compensation up to the Social Security Taxable Wage Base and in the amount of 8% of eligible compensation over the Social Security Taxable Wage Base. Eligible compensation includes base salary and bonuses as reflected in the Summary Compensation Table. In addition, SPX provides annual interest credits at a rate equal to the interest paid on five-year U.S. Treasury Notes. Any eligible compensation that the plan cannot take into account because of Internal Revenue Code limitations for tax-qualified plans is taken into account under a non-qualified supplemental retirement plan. Participants in these plans vest in their accounts after five years of continuous service. The account balances of our named executive officers who participated in these plans on December 31, 1999 were as follows: Mr. Fusarelli, $118,629; and Ms. Fitzgerald, $30,856.

     The estimated monthly benefit payable at normal retirement age earned through 1999 for each of the participating named executive officers, based on present interest credits and annuity conversion rate, under these plans is as follows: Mr. Fusarelli, $2,116; and Ms. Fitzgerald, $838. In addition, Mr. Fusarelli is eligible for a transition benefit payable to certain employees who formerly participated in the General Signal Corporate Benefits Plan if he should elect early retirement after age 55. At normal retirement age there is no transition benefit.

COMPENSATION AND EMPLOYEE BENEFIT PLANS

     In connection with the offering, we will adopt certain employee benefit plans and arrangements for the purpose of providing compensation and employee benefits to our executive officers and other employees on and after the offering. These plans and arrangements, described below, include a stock compensation plan and an employee stock purchase plan. To the extent necessary or advisable under applicable law, SPX, as our sole stockholder, will approve these plans prior to the offering. As a general rule, after the offering, our employees will continue to participate in SPX's plans and arrangements other than pre-offering awards under SPX's stock compensation plan and participation in SPX's employee stock purchase plan and economic value added incentive compensation program. In addition, we expect that SPX will administer both its plans and arrangements and our plans and arrangements, and we will reimburse SPX for the services it provides for our employees and the benefits it provides to them.

LONG-TERM INCENTIVES

     In connection with this offering, we have adopted the Inrange 2000 stock compensation plan, and SPX, as our sole stockholder has approved the plan. The following summary describes the basic features of our plan.

  Generally

     Under the plan, our compensation committee may grant stock-based incentives to our employees, including employees who are officers and members of our board of directors, to our directors who are not our employees and to our consultants and advisors. We may also grant stock-based incentives to employees, directors, consultants and advisors of SPX and its subsidiaries. Awards under the plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance units. The compensation committee does not currently intend to award stock appreciation rights, restricted stock or performance units under the plan but may do so in the future. All awards granted under the plan will be subject to terms and conditions that the compensation committee will establish and set forth in a written award agreement.

  Shares Available for the Plan

     We have reserved 11,530,000 shares of Class B common stock for issuance under the plan. The number of shares underlying awards made to any one person in a fiscal year may not exceed 1,000,000 shares. Under SPX's credit agreement, following the completion of this offering, we cannot grant options to acquire more than 1,500,000 shares of Class B common stock in any fiscal year. The number of shares that can be issued and the number of shares subject to outstanding options may be adjusted in the event of a stock split, stock dividend, recapitalization or other similar event affecting our Class B common stock. In that event, the compensation committee may also make other appropriate adjustments to options, stock appreciation rights, restricted stock and performance units outstanding under the plan.

  Plan Administration

     Our compensation committee administers the plan. Subject to the specific provisions of the plan, the committee determines award eligibility, timing and the type, amount and terms of the awards. The committee also interprets the plan, establishes rules and regulations under the plan and makes all other determinations necessary or advisable for the plan's administration.

  Stock Options

     Options under the plan may be either incentive stock options, as defined under the tax laws, or non-qualified stock options. The per share exercise price of an option may not be less than the fair market value of our Class B common stock on the date the option is granted. The compensation committee may specify any period of time following the date of grant during which options are exercisable, so long as the exercise period is not more than ten years. Incentive stock options are subject to additional limitations relating to such things as employment status, minimum exercise price, length of exercise period, maximum value of the stock subject to the options and a required holding period for stock received upon exercise of the option.

     Upon exercise, the option holder may pay the exercise price in several ways. The option holder can pay:

     - in cash;

     - by tendering previously owned shares of our Class B common stock with a fair market value equal to the exercise price;

     - by directing us to withhold shares of our Class B common stock with a fair market value equal to the exercise price;

     - by delivering other approved property; or

     - by a combination of these methods.

     When a holder exercises options, the compensation committee may grant to him or her replacement options under the plan to purchase additional shares of our Class B common stock. The number of shares subject to the replacement option would equal the number of shares delivered by the holder, or withheld by us, in satisfaction of the exercise price and the tax withholding obligations of the exercised option. Replacement options are non-qualified options and are subject to the same terms and conditions as the exercised option, except that the per share exercise price of the replacement option will equal the fair market value of our Class B common stock on the grant date of the replacement option.

  Stock Appreciation Rights

     A stock appreciation right allows its holder to receive payment from us equal to the amount by which the fair market value of a share of our Class B common stock exceeds the exercise price of the right on the exercise date. At the time of grant, we may establish a maximum amount per share payable upon exercise of a right. Under the plan, the compensation committee can grant stock appreciation rights in conjunction with the awarding of non-qualified stock options or on a stand-alone basis. If a right is granted with a non-qualified stock option award, then the holder can exercise the rights at any time during the life of the related option, but the exercise will proportionately reduce the number of the holder's related non-qualified stock options. The holder can exercise stand-alone stock appreciation rights during a period no longer than ten years, as determined by the compensation committee. Upon exercise of a stand-alone right, we will pay the holder in cash.

  Restricted Stock

     Restricted stock refers to shares of our Class B common stock that are subject to restrictions on ownership for a certain period of time. During that time, the holder may not sell or otherwise transfer the shares, but the holder may vote the shares and is entitled to any dividend or other distribution. Shares of restricted stock become freely transferable when the restriction period expires.

  Performance Units

     The compensation committee may grant performance units in cash units or share units. Share units are equal in value to one share of our Class B common stock. The compensation committee sets the terms and conditions of each award, including the performance goals that its holder must attain and the various percentages of performance unit value to be paid out upon full or partial attainment of those goals. The compensation committee also determines the payment that is due to the holder after the applicable performance period and whether the payment of the cash units and share units will be made in cash, in shares of our Class B common stock, or in a combination of cash and stock.

  Options Granted

     Upon completion of this offering, a total of 8,592,700 shares of our Class B common stock will be issuable upon the exercise of options under our 2000 stock compensation plan.

     On June 29, 2000, we granted options to purchase 1,331,000 shares of Class B common stock to the SPX directors and a limited group of SPX employees with supervisory authority over us. These options have a ten-year term and an exercise price of $13.00 per share and are fully vested. These include options to purchase a total of 1,110,000 shares that were granted to five of our directors and are reflected in the table below.

     We intend to grant options to purchase the remaining 7,261,700 shares of Class B common stock upon completion of this offering to our directors who will be appointed upon completion of this offering, to our executive officers and to our other employees. These options will have a ten year term and an exercise price equal to the initial public offering price. These options will become exercisable over a six-year period as follows: 12 1/2% will become exercisable on the second anniversary of the date of grant, 25% will become exercisable on each of the third, fourth and fifth anniversaries of the date of grant and the remaining 12 1/2% will become exercisable on the sixth anniversary of the date of grant.

     The following table sets forth the number of shares of our Class B common stock subject to options that will be outstanding upon completion of this offering:

                                                                NUMBER OF
NAME                                                          INRANGE SHARES
----                                                          --------------
Gregory R. Grodhaus.........................................      440,000
Anthony J. Fusarelli........................................      220,000
All of our current executive officers, as a group (4
  persons)..................................................    1,100,000
All of our current directors who are not executive officers
  and our three nominees for director, as a group (8
  persons)..................................................    1,266,000
All of our employees other than current executive officers,
  as a group (712 persons)..................................    6,005,700

     Because outstanding options may be forfeited upon the occurrence of certain events, such as termination of employment, and because we intend to award options on a discretionary basis in the future, we cannot determine the number of shares that may be purchased under the plan by our executive officers.

  Termination of Employment

     As a general rule, the effect that termination of a person's employment will have on the awards held by the person will be set forth in the person's award agreement. We expect that some terminations, such as terminations upon death or retirement, or for permanent disability, may result in the accelerated vesting of options and other awards and the lapse of restrictions on shares of restricted stock. We also expect that other terminations of employment will result in the forfeiture of unvested options and other awards and the forfeiture of shares of restricted stock on which the restrictions have not lapsed.

  Transferability

     The recipient of an award under the plan generally may not pledge, assign, sell or otherwise transfer his or her stock options, stock appreciation rights, restricted stock or performance units other than by will or by the laws of descent and distribution. The compensation committee, however, may adopt rules and procedures to allow holders of awards under the plan to transfer options to immediate family members or to certain trusts or partnerships.

  Plan Amendment and Termination

     Generally, our board of directors may terminate, amend or modify the plan at any time without stockholder approval. Without stockholder approval, however, the board may not:

     - increase the number of shares of our Class B common stock subject to the plan;

     - materially increase the cost of the plan;

     - materially increase the benefits to the holders of awards;

     - change the provisions of the plan relating to the option price;

     - extend the period during which awards may be granted; or

     - extend the maximum period during which a holder may exercise his or her options or stock appreciation rights.

     In addition, if any action that the board proposes to take will have a significant adverse effect on any options outstanding under the plan, then the affected option holders must consent to the action.

ANNUAL INCENTIVES

     In 1999, our employees began to participate in SPX's economic value added incentive compensation plans for Inrange employees. The economic value added plans provide for bonuses based on improvements in economic value added. Economic value added is equal to the net operating profit after tax minus a charge for all capital employed in our business, including our equity capital. The charge for capital is equal to our weighted average cost of debt and equity at our targeted debt-to-equity ratio, times the total capital employed in our business. In connection with the offering, we have assumed these plans as they relate to our employees, and SPX, as our sole stockholder, has approved the plans.

     An economic value added plan bonus is based on three key components:

     - a target bonus,

     - the economic value added improvement in excess of expected economic value added improvement (called excess EVA improvement, which may be negative), and

     - a bonus bank.

     The bonus that may be earned by a participant for any fiscal year is the sum of the participant's target bonus plus a fixed share of the excess EVA improvement. Target bonuses are a percentage of salary. Excess EVA improvement can be positive or negative without limitation.

     The bonus earned by each participant will be determined by our compensation committee following release of our financial statements for the applicable fiscal year and then credited to each participant's bonus bank, which has an initial balance of zero. The bonus available to be paid is the participant's bonus bank balance up to the participant's target bonus, plus one-third of the bonus bank balance in excess of the target bonus. The participant receives 80% of that amount without further conditions and the remaining 20% if the participant attains individual performance goals. None of our executive officers currently has an amount credited to a bonus bank.

     The bonus available to be paid to the participant is charged against the participant's bonus bank balance to determine the beginning balance for the next fiscal year. No bonus is paid when the bonus bank balance (following credits for any economic value added bonus earned during the year) is negative, and negative bonus bank balances are carried forward to offset future bonuses earned. For our employees other than executive officers and certain selected personnel, bonuses are capped at 10% of total year earnings.

EMPLOYEE STOCK PURCHASE PLAN

     In connection with this offering, we will adopt the Inrange employee stock purchase plan. The following summary describes the basic features of our plan.

  Generally

     We will adopt our employee stock purchase plan to provide our employees with a convenient way to invest in our Class B common stock. The plan is not an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

  Shares Available for the Plan

     Upon the adoption of the plan, we will reserve 55,000 shares of Class B common stock for issuance under the plan. The number of shares that can be issued under the plan may be adjusted in the event of a stock split, stock dividend, recapitalization or other similar event affecting our Class B common stock.

  Eligible Employees

     All full-time employees who are at or above the age of majority will be eligible to participate in the plan. As a general rule, participation may commence with the first payroll period after the eligible employee's date of hire.

  Stock Purchases

     The plan will permit participants to authorize periodic payroll deductions of up to 10% of their compensation. For each dollar a participant contributes under the plan, we will contribute an additional $0.15. These payroll deductions and matching contributions are not contributed to a trust and will remain general corporate assets. We will transmit these payroll deductions and matching contributions on a monthly basis to a broker we have selected, and the broker will purchase shares of our Class B common stock for participants' accounts. We will bear all the brokerage commissions and other investment expenses of these purchases. Participants may make contributions to the plan other than through payroll deductions, but we would not match these contributions or bear the expenses related to these contributions.

  Transferability

     Participants may sell the shares in their brokerage accounts at any time, subject to compliance with applicable law and any trading policies we may establish.

  Termination of Employment

     Participation in the plan ends upon termination of employment, and participants who have terminated employment may maintain their brokerage accounts and may hold or sell their shares in their discretion.

  Amendment or Termination of the Plan

     We may amend or terminate the plan at any time. We may also reduce or suspend plan matching contributions at any time.

  New Plan Benefits

     Because the benefits under the plan will depend on elections to participate and the fair market value of our Class B common stock or various future dates, we cannot determine the benefits that our executive officers and other employees may receive under the plan.

RETIREMENT BENEFITS

     After the offering, we expect that our employees will continue to participate in SPX's tax-qualified defined benefit and defined contribution plans, and, if eligible, SPX's non-qualified supplemental retirement plans. Currently, matching contributions under SPX's defined contribution plan are made in SPX common stock, and SPX common stock is an investment alternative under that plan. We expect that our Class B common stock will be substituted for SPX common stock for these purposes as soon as administratively practicable following the offering.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     Most of our employees are at-will employees. Many of our employees have signed non-competition and non-solicitation agreements with SPX. These agreements also prohibit the employee from disclosing any confidential information relating to SPX's business, including our business, and contain a provision under which the employee agrees to assign to SPX all inventions developed during the employee's employment. We expect that SPX will assign us its rights under these agreements in connection with this offering, unless prohibited to do so by law, and, to the extent the assignment is prohibited, we may ask our employees to sign agreements with us containing substantially similar protections. In addition, we expect that all of our employees whom we hire in the future will sign non-competition and non-solicitation agreements with us. We also intend to enter into change-in-control arrangements with some key employees following the offering. These arrangements will provide for a cash severance benefit, continued medical benefits and other ancillary payments and benefits upon qualifying terminations of employment following a change-in-control.

                   RELATIONSHIPS BETWEEN OUR COMPANY AND SPX

SPX IS OUR CONTROLLING STOCKHOLDER

     We are currently an indirect wholly owned subsidiary of SPX. After the completion of this offering of Class B common stock, SPX will beneficially own about 90.8% of the outstanding shares of our common stock, or about 89.5% if the underwriters exercise their over-allotment option in full. SPX will beneficially own 100% of the outstanding Class A common stock, which will represent 98.0% of the combined voting power of all classes of our voting stock, or 97.7% of the combined voting power of all classes of our voting stock if the underwriters exercise their over-allotment option in full. Until SPX beneficially holds less than 50% of the combined voting power of our stock, SPX will be able to control the vote on all matters submitted to our stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers.

     SPX has not made any decision regarding whether or for how long it will retain its stock ownership in our company. At present, SPX has no plan or intention to dispose of its shares of our Class A common stock. If SPX decides to divest itself of its entire stockholdings in our company, SPX may do so by distributing all of its shares of our Class A common stock to the holders of SPX's common stock, a process we refer to as a distribution. A distribution could be accomplished through one of the following:

     - Split-Off -- an exchange offer by SPX in which holders of its common stock would be offered the opportunity to tender some or all of their SPX shares in exchange for shares of our Class A common stock; or

     - Spin-Off -- a distribution by SPX of its shares of our Class A common stock to holders of its common stock based on the number of SPX shares held by each holder.

     SPX is free to dispose of all or some of its shares of our Class A common stock through means other than a distribution. SPX has the sole discretion to determine the timing, structure and all terms of any divestiture of its stockholdings in our company. SPX has also advised us that it would not complete a divestiture if its board of directors determines that a divestiture is not in the best interests of SPX and its stockholders. SPX has further advised us that it currently expects that the principal factors that it would consider in making this determination, as well as the principal factors that it would consider in making the determination as to the timing, structure and terms of a divestiture, would be:

     - the business prospects for us and SPX;

     - the business reasons for a divestiture;

     - the market price of our Class B common stock;

     - the market price of SPX's common stock;

     - SPX being satisfied that a divestiture by means of a distribution would be tax-free to SPX and its stockholders and as to the other tax consequences of the transactions; and

     - the availability of other strategic alternatives.

     Under current law, SPX will not be able to effect a distribution to its stockholders on a tax-free basis before October 2003, which is five years from the date SPX acquired General Signal.

ARRANGEMENTS WITH SPX

     We have entered into various agreements with SPX that relate to our ongoing relationship with SPX following completion of the offering. These agreements include:

     - a loan agreement;

     - a management services agreement;

     - a tax sharing agreement;

     - a registration rights agreement;

     - an employee matters agreement; and

     - a trademark license agreement.

     All of the foregoing agreements will become effective upon completion of this offering. Because these agreements were entered into at a time when we are an indirect wholly owned subsidiary of SPX, they are not the result of arm's-length negotiations between the parties. These agreements were made in the context of an affiliated relationship and negotiated in the overall context of this offering. The prices and other terms of these agreements may be less favorable to us than those we could obtain in arm's-length negotiations with unaffiliated third parties for similar services. Because we did not negotiate with a third party for any of the services provided for under our agreements with SPX, however, it is difficult to determine whether the terms of those agreements are more favorable or less favorable to us than those we could obtain in arm's-length negotiations with an unaffiliated third party.

     Forms of the agreements summarized below have been filed as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information."

  Loan Agreement with SPX

     We intend to use a portion of the net proceeds of this offering to repay amounts that we borrowed from SPX to pay for our recent acquisitions and the remaining amounts for general corporate purposes. Pending their use, we intend to invest $15 million, including our cash on hand before this offering, in investment grade securities and lend any remaining amounts to SPX. We also intend, as part of our cash management system, to lend, on a daily basis, our cash and cash equivalents in excess of $15 million to SPX. We will lend these amounts to SPX under a loan agreement that will allow us to demand repayment of outstanding amounts at any time. However, even after SPX repays us the amount due under the loan agreement, as part of our cash management system we will continue to be obligated to lend, on a daily basis, all of our cash and cash equivalents in excess of $15 million to SPX until the termination of the loan agreement. The loan agreement will terminate when SPX owns less than 50% of our outstanding shares of Class A common stock and Class B common stock or if there is an event of default under SPX's credit agreement. Amounts loaned under the loan agreement will be unsecured. Loans made prior to October 1, 2000, will accrue interest quarterly at a rate of 8 1/2% and, for loans made on or after October 1, 2000, will accrue interest quarterly at the weighted average rate of interest paid by SPX for revolving loans under its credit agreement for the prior quarter. SPX's ability to repay the amounts that we lend will be subject to SPX's financial condition and liquidity, including its ability to borrow under its credit agreement or otherwise.

  Management Services Agreement

     Under the management services agreement, SPX will continue to provide administrative and corporate support services to us. These include human resources, accounting, treasury, tax, facilities, legal and information services. SPX will charge us for these services at cost, including all out-of-pocket, third-party costs and expenses incurred by SPX in providing the services. If SPX incurs third-party expenses on behalf of us as well as an SPX entity, SPX will be required to allocate these expenses in good faith between us and the SPX entity, as SPX determines in the exercise of its reasonable judgment. The agreement provides for monthly invoicing of service charges.

     The management services agreement provides that the services provided by SPX will be substantially similar in scope, quality and nature to those services provided to us when we were an indirect wholly owned subsidiary of SPX prior to this offering. SPX is also required to provide the services to us through the same or similarly qualified personnel, but the selection of personnel to perform the various services will be within the sole control of SPX. In addition, SPX is not required to materially increase the volume, scope or quality of the services provided beyond the level at which they were performed for us in the past. The agreement provides that SPX may have a third party provide any service to us rather than providing the service itself and that SPX will not be responsible for the performance of services provided in this manner as long as it reasonably selects the provider. SPX will not be required to provide any service to the extent the performance of the service becomes impracticable due to a cause outside the control of SPX, such as natural disasters, governmental actions or similar events of force majeure. Similarly, SPX is not required to provide any service if doing so would require SPX to violate any laws, rules or regulations. The agreement also provides that SPX and we may agree to additional services to be provided by SPX. The terms and costs of these additional services will be mutually agreed upon by SPX and us. These additional services may include services that were not provided to us when we were a wholly-owned subsidiary of SPX prior to this offering.

     The management services agreement will start upon the completion of this offering and continues until SPX owns less than 50% of the aggregate amount of our outstanding shares of Class A common stock and Class B common stock. We may also terminate the management services agreement with respect to one or more of the services provided under the agreement effective upon the date that is the later of (1) the end of the fiscal year in which the notice of termination is given and (2) six months from the date notice of termination is given. In addition, either SPX or we will be able to terminate the management services agreement with respect to one or more of the services provided under the agreement if the other party has failed to perform any material obligation relating to the services to be terminated and the failure continues for a period of 30 days after the other party receives notice of the failure from the terminating party.

  Tax Sharing Agreement

     We are, and after this offering will continue to be, included in SPX's consolidated federal income tax group, and our federal income tax liability will be included in the consolidated federal income tax liability of SPX. Pursuant to the tax sharing agreement, the amount of tax to be paid by us to SPX or received by us from SPX with respect to consolidated, unitary or combined returns of SPX, in which we are included generally will be determined as though we file separate federal, state, local and foreign income tax returns.

     In general, we will be included in SPX's consolidated group for federal income tax purposes for so long as SPX beneficially owns at least 80% of the combined total voting power and value of our outstanding common stock. By law, each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and SPX during the period in which we are included in SPX's consolidated group, we could be liable for any shortfall if any federal tax liability is incurred, but not discharged, by any other member of SPX's consolidated group. Similar principles may apply for state or local income tax purposes.

  Registration Rights Agreement

     The registration rights agreement provides SPX with registration rights relating to the shares of our Class A common stock which SPX will continue to hold after this offering. SPX is able to require us to register under the Securities Act all or any portion of our shares covered by the registration rights agreement. In addition, the registration rights agreement provides for various piggyback registration rights for SPX. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to market cut-back exceptions, we are required to provide prompt notice to SPX and include in that registration all shares of our stock which SPX owns and requests to be included.

     The registration rights agreement sets forth customary registration procedures, including an agreement by us to make available our employees and personnel for roadshow presentations. All registration expenses incurred in connection with any registration, other than underwriting commissions, will be paid by us. In addition, we are required to reimburse SPX for the fees and disbursements of its outside counsel retained in connection with any such registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of SPX and any underwriters with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, although SPX must indemnify us for any liabilities resulting from information provided by SPX.

     SPX's rights under the registration rights agreement remain in effect with respect to the shares covered by the agreement until:

     - those shares have been sold under an effective registration statement under the Securities Act;

     - those shares have been sold to the public under to Rule 144 under the Securities Act; or

     - those shares have been transferred in a transaction where a subsequent public distribution of those shares would not require registration under the Securities Act.

  Employee Matters Agreement

     The employee matters agreement sets forth our mutual understanding with respect to the responsibilities, obligations and liabilities relating to the compensation and benefits of our employees in connection with this offering. Under this agreement, with agreed upon exceptions, SPX will continue to administer compensation programs for our employees, and our employees will continue to participate in SPX's employee benefit plans, in each case on and following the offering. In turn, we will pay SPX for providing these administrative services and for these benefits. The principal exceptions to this rule are our 2000 stock compensation plan and our employee stock purchase plan, which we will adopt in connection with the offering to provide equity-based compensation to our employees following the offering, and SPX's economic value added incentive compensation plan, which we will assume as it relates to our employees to provide cash-based incentive compensation to our employees following the offering.

  Trademark License Agreement

     Most of the trademarks used in our business are owned by us or one of our subsidiaries. We do not own the trademark "SPX," which we sometimes use in our marketing materials. SPX owns the trademark "SPX" and has entered into a trademark license agreement with us that governs our use of the trademark "SPX." Under the agreement, SPX grants to us a worldwide royalty-free license to use the trademark "SPX" solely in connection with the manufacture, sale or distribution of products related to our business. The license includes the right to use the term "SPX" as a trade name, either individually or in combination with other terms. This license also includes the right to grant sublicenses to our wholly owned subsidiaries, for so long as they remain wholly owned subsidiaries. We may not transfer or assign the license without SPX's prior written consent.

     Under the agreement, we agree to refrain from various actions that could interfere with SPX's ownership of the trademark "SPX". The agreement contains provisions regarding:

     - the creation of quality standards of our products;

     - the ability of SPX to inspect our products and facilities; and

     - our obligation to cease production of, and correct or properly destroy, any products marketed under the licensed trademarks that fail to meet the quality standards.

     The trademark license agreement becomes effective upon completion of this offering and will terminate one year from the date of this offering. Prior to the scheduled termination date, our license to use the trademarks may be terminated for various reasons, including our breach of the agreement or a change in control of us.

     We will indemnify SPX and its directors, officers and employees from claims for personal injury or property damage if SPX is found liable to any third party under any tort or products liability or similar action in connection with the use by us of the licensed trademarks.

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

OPTION GRANTS TO SPX EMPLOYEES

     We have granted options to acquire 1,331,000 shares of our Class B common stock under our 2000 stock compensation plan to the SPX directors and a limited group of SPX employees with supervisory authority over us. See "Compensation and Benefit Plans Long-Term Incentives -- Option Grants."

CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST

     All of our directors have fiduciary duties to our company and our stockholders under Delaware law. Specifically, our directors are charged with a duty of care and a duty of loyalty to our company and our stockholders. This duty of care generally requires our directors to inform themselves of all material information relevant to business decisions they make on behalf of our company. This duty of loyalty generally requires our directors to act in the best interests of our company and our stockholders and to refrain from conduct that would injure our company or our stockholders or deprive our company of an advantage or opportunity to which we are entitled.

     Five members of our board of directors are also directors or executive officers of SPX, and have similar fiduciary duties to SPX. As a result of their duties and obligations to both companies, these directors may have conflicts of interest with respect to matters involving or affecting us, such as acquisitions and other corporate opportunities that may be suitable for both us and SPX. Our certificate of incorporation and bylaws do not contain any special provisions setting forth rules governing these potential conflicts. In addition, after this offering, a number of our directors and executive officers will continue to own SPX stock and options on SPX stock they acquired as employees of SPX. This ownership could create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and SPX.

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

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of common stock by SPX and as adjusted to reflect the sale of the shares of Class B common stock offered by us in this offering.

                                                             PERCENTAGE OF
                                                               AGGREGATE
                                                              OUTSTANDING            PERCENTAGE OF
                                                                 SHARES              VOTING CONTROL
                                                            OF COMMON STOCK          OF OUR COMPANY
                                       SHARES OF          --------------------    --------------------
NAME AND ADDRESS                      COMMON STOCK         BEFORE      AFTER       BEFORE      AFTER
OF BENEFICIAL OWNER                BENEFICIALLY OWNED     OFFERING    OFFERING    OFFERING    OFFERING
-------------------               --------------------    --------    --------    --------    --------
SPX Corporation.................  75,633,333 shares of      100%       90.8%        100%       98.0%
  700 Terrace Point Drive         Class A common stock
  Muskegon, MI 49443-3301

     If the over-allotment option is exercised in full, SPX will own 89.5% of our common stock and 97.7% of the voting control of our company.

MANAGEMENT

     The following table sets forth information regarding beneficial ownership of our outstanding common stock as of the date of the offering and the outstanding common stock of SPX as of March 15, 2000 by (a) each of our directors and each of the executive officers named in the summary compensation table and (b) all of our directors and executive officers as a group.

     As used in this table, beneficial ownership means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days upon the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The options to acquire shares of our Class B common stock to be granted to our executive officers will not vest for two years. Therefore, shares represented by these options do not appear in the table. However, the options to acquire shares of our Class B common stock that have been granted to our non-executive officer directors are fully vested. Therefore, the shares represented by these options appear in the table. The amounts and percentages for SPX shares are based upon 31,399,172 shares of SPX common stock outstanding as of March 15, 2000.

                             SHARES OF OUR
                                CLASS B        PERCENTAGE OF      PERCENTAGE OF    SHARES OF SPX
                             COMMON STOCK        AGGREGATE        VOTING CONTROL   COMMON STOCK     PERCENTAGE
                             BENEFICIALLY    OUTSTANDING SHARES       OF OUR       BENEFICIALLY     OWNERSHIP
NAME                             OWNED        OF COMMON STOCK        COMPANY           OWNED          OF SPX
----                         -------------   ------------------   --------------   -------------    ----------
John B. Blystone...........      700,000(1)      *                     *              344,363(2)       1.1%
Robert B. Foreman..........       70,000(1)      *                     *                   38            *
Christopher J. Kearney.....       70,000(1)      *                     *               40,050(3)         *
Lewis M. Kling.............       70,000(1)      *                     *                9,205(4)         *
Patrick J. O'Leary.........      200,000(1)      *                     *               78,240(5)         *
David L. Chapman (6).......            0         *                     *                    0            *
Bruce J. Ryan (6)..........            0         *                     *                    0            *
David B. Wright (6)........            0         *                     *                    0            *
Gregory R. Grodhaus........            0         *                     *                    0            *
Anthony J. Fusarelli.......            0         *                     *                  650            *
Jayne A. Fitzgerald (7)....            0         *                     *                    0            *
All directors and executive
  officers as a group (13
  persons).................    1,110,000        1.3    %               *              464,866          1.5%

---------------
 *  Denotes less than 1% beneficial ownership.

(1) Represents options to purchase shares of our Class B common stock that are currently exercisable.

(2) Includes 25,000 unvested shares of restricted stock granted to Mr. Blystone as part of his initial employment contract, which will vest at December 1, 2000. Mr. Blystone has the right to vote these shares. Also includes 114,242 shares held by the John B. Blystone Investment Partners LP, a limited family trust. Does not include 250 shares held by The Blystone Foundation as to which Mr. Blystone disclaims beneficial ownership. Mr. Blystone, his wife and Mr. Kearney are directors of The Blystone Foundation. Also includes options to purchase 159,379 shares of common stock that are exercisable within 60 days.

(3) Includes options to purchase 36,147 shares of common stock that are exercisable within 60 days.

(4) Includes 180 shares held by Mr. Kling's wife and 7,500 shares of common stock that are exercisable within 60 days.

(5) Includes options to purchase 56,362 shares of common stock that are exercisable within 60 days.

(6) David L. Chapman, Bruce J. Ryan and David B. Wright will join our board of directors effective upon completion of this offering.

(7) Ms. Fitzgerald terminated employment with us on February 4, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     The following summarizes the terms and provisions of our capital stock upon the closing of this offering.

     Upon the completion of this offering, our authorized capital stock will consist of:

     - 150,000,000 shares of Class A common stock, par value $.01 per share;

     - 250,000,000 shares of Class B common stock, par value $.01 per share; and

     - 20,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     Upon completion of this offering, there will be 75,633,333 shares of our Class A common stock outstanding and 7,700,000 shares of our Class B common stock outstanding. In addition, upon completion of this offering there will be outstanding options for the purchase of a total of 8,592,700 shares of our Class B common stock. We are not offering for sale to the public any shares of our Class A common stock. Shares of our Class A and Class B common stock have the following rights, preferences and privileges:

     - Voting Rights. Each outstanding share of Class A common stock entitles its holder to five votes on all matters submitted to a vote of our stockholders, including the election of directors. Each outstanding share of Class B common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Our Class A common stock and Class B common stock vote together as one class on all matters except if required by law.

     - Dividends. Subject to the rights of the holders of preferred stock, if any, the holders of Class A and Class B common stock are entitled to receive dividends at the same rate, as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends. No dividends may be paid on or declared and set apart for the shares of Class A or Class B common stock unless at the same time an equal dividend is paid on or declared or set apart for the shares of the other class of common stock.

     - Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors and any holders of preferred stock, our remaining assets will be distributed ratably among the holders of shares of Class A common stock and Class B common stock on a per share basis, regardless of class.

     - Rights and Preferences. The Class A and Class B common stock have no preemptive, redemption or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

CONVERSION OF CLASS A COMMON STOCK

     Each share of Class A common stock is convertible while held by SPX or any of its affiliates, excluding us, at the option of the holder thereof into one share of Class B common stock. Other than in a distribution or similar transaction, any shares of Class A common stock transferred to a person other than SPX or any of its affiliates, will automatically be converted into shares of Class B common stock upon such transfer. Shares of Class A common stock transferred to stockholders of SPX in a distribution will not be converted into shares of Class B common stock, and following such distribution, shares of Class A common stock will be transferable as Class A common stock, subject to applicable laws.

PREFERRED STOCK

     Our board of directors will be authorized to cause shares of preferred stock to be issued in one or more series and to:

     - determine the number of shares of each series;

     - fix the rights, powers, preferences and privileges of each series;

     - fix any qualifications, limitations or restrictions thereon; and

     - increase or decrease the number of shares of each such series.

     Among the specific matters that may be determined by the board of directors are:

     - the rate of dividends;

     - the redemption price, if any;

     - the terms of a sinking or purchase fund, if any;

     - the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of our company;

     - conversion rights, if any; and

     - voting powers, if any.

     Depending upon the terms of the preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation and could have voting or conversion rights that could adversely affect the holders of the outstanding common stock.

     In addition, the preferred stock could delay, defer or prevent a change of control of our company. We have no present plans to issue shares of preferred stock.

LIMITATION ON DIRECTORS' LIABILITIES

     Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the directors' duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

     - for any transaction from which the director derived an improper personal benefit.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND PROVISIONS OF DELAWARE LAW

     Our certificate of incorporation, our bylaws and Section 203 of the Delaware General Corporation Law contain provisions, summarized below, that may delay, discourage or prevent the acquisition or control of our company by means of a tender offer, open market purchase, proxy fight or otherwise, including acquisitions that might result in a premium being paid over the market price of the Class B common stock.

  Stockholder Action by Written Consent; Special Meetings

     Our certificate of incorporation and our bylaws permit stockholder action by written consent until the time that SPX and its affiliates cease to beneficially own an aggregate of at least a majority of the voting power of our then outstanding shares of voting stock. Thereafter, any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent in lieu of a meeting of stockholders. Prior to SPX and its affiliates ceasing to beneficially own an aggregate of at least a majority of the voting power of our then outstanding shares of voting stock, we will call a special meeting of stockholders promptly upon the request of the holders of a majority of the voting power of our then outstanding shares of voting stock. After SPX and its affiliates cease to beneficially own an aggregate of at least a majority of the voting power of our then outstanding shares of voting stock, subject to the rights of the holders of any preferred stock, special meetings of stockholders for any purpose may be called only by our board of directors or its chairman and the power of stockholders to call a special meeting will be specifically denied.

  Advance Notice Procedures

     Our bylaws require advance notice of the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals, to be considered at annual meetings of stockholders. Subject to some exceptions, notice of intent to nominate a director or raise matters at these meetings will have to be received in writing by us not less than 90 nor more than 120 days prior to the anniversary of the previous year's annual meeting of stockholders, and must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the advance notice procedures, that individual will not be eligible for election as a director, or that business will not be conducted at such meeting, as the case may be.

  Board of Directors

     Our certificate of incorporation and our bylaws provide that, subject to the rights of the holders of any class or series of Preferred Stock, the number of directors will be determined from time to time by a resolution adopted by the majority of our directors. Our certificate of incorporation and our bylaws will also provide that the board of directors will be divided into three classes, as nearly equal in number as possible. Each director will hold office until that person's successor is duly elected and qualified. Vacancies on the board of directors will be filled by a majority of the remaining directors, or by a sole remaining director, or by our stockholders if the vacancy was caused by the action of our stockholders.

     Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, any director may be removed from office only for cause upon the affirmative vote of holders of at least 50% of the voting power our then outstanding voting stock.

     The provisions of our certificate of incorporation and bylaws described above would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors.

  Adoption, Amendment or Repeal of Certificate or Bylaws

     Our certificate of incorporation provides that the affirmative vote of holders of at least 80% of the voting power of our then outstanding voting stock, voting as a single class, is required to amend, repeal or adopt any provision of our certificate of incorporation inconsistent with the provisions of that certificate regarding amendments to our bylaws, stockholder action by written consent, special meetings of stockholders, our board of directors and the election and removal of directors. Our certificate of incorporation and bylaws further provide that until the time that SPX and its affiliates cease to beneficially own an aggregate of at least a majority of the voting power of our then outstanding shares of voting stock, the bylaws may be amended or repealed by our board of directors or by our stockholders having a majority of the voting power of our then outstanding shares of voting stock and that after that time, the affirmative vote of the holders of at least 80% of the voting power of our then outstanding voting stock will be required to alter, amend or repeal our bylaws.

  Section 203 of the Delaware General Corporation Law

     We must comply with the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

     A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between our company and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

     - our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by (1) persons who are directors and also officers and (2) employee stock plans, in some instances; or

     - the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     EquiServe Trust Company, N.A. will serve as the registrar and transfer agent for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, 7,700,000 shares of our Class B common stock will be outstanding, or 8,855,000 shares if the underwriters exercise their over-allotment option in full. All of these shares, constituting the shares sold in this offering, will be freely tradable without restriction or further registration under the Securities Act, unless held by an affiliate of our company as that term is defined in Rule 144 under the Securities Act. This prospectus may not be used in connection with any resale of shares of Class B common stock acquired in this offering by our affiliates.

     The shares of our Class A common stock that will be held by SPX after the offering constitute restricted securities within the meaning of Rule 144.

     In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person or persons whose shares of common stock are aggregated, including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of:

     - one percent of the then-outstanding shares of common stock; and

     - the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

     Sales under Rule 144 are also subject to restrictions as to the manner of sale, notice requirements and the availability of current public information about us.

     Because SPX has held its shares of our Class A common stock for more than one year, including the period SPX held our common stock prior to its conversion into Class A common stock, SPX will be able to sell those shares in the open market after the offering, subject to contractual lockup provisions and the applicable requirements of Rule 144. In addition, we have granted SPX registration rights to facilitate its sales of shares of our common stock. These registration rights are described under "Relationships Between Our Company and SPX -- Registration Rights Agreement." In connection with this offering, we, our executive officers and directors and SPX and its executive officers and directors have agreed that, subject to various exceptions, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for common stock. Salomon Smith Barney Inc. in its sole discretion may release any or all of the securities subject to these lock-up agreements at any time without public notice.

     Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register 11,530,000 shares of Class B common stock reserved or to be available for issuance under our 2000 stock compensation plan. In addition, we intend to file a registration statement on Form S-8 to register 55,000 shares of Class B common stock reserved or to be available for issuance under our employee stock purchase plan. Shares of Class B common stock issued under the 2000 stock compensation plan and the employee stock purchase plan generally will be available for sale in the open market by holders who are not our affiliates and, subject to the volume and other applicable limitations of Rule 144, by holders who are our affiliates, unless those shares are subject to vesting restrictions or the contractual restrictions described above.

     Prior to this offering, there has been no public market for our Class B common stock. No information is currently available and we cannot predict the timing or amount of future sales of shares, or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Class B common stock prevailing from time to time. Sales of substantial amounts of Class B common stock, including shares issuable upon the exercise of stock options, in the public market after the lapse of the restrictions described above, or the perception that these sales may occur, could materially adversely affect the prevailing market prices for the Class B common stock and our ability to raise equity capital in the future.

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our Class B common stock by a non-U.S. holder. As used in this discussion, the term non-U.S. holder means a beneficial owner of our Class B common stock that is not, for U.S. federal income tax purposes:

     - an individual who is a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States, other than a partnership treated as foreign under U.S. Treasury regulations;

     - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

     An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

     This discussion does not consider:

     - U.S. state and local or non-U.S. tax consequences;

     - specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership or trust that the U.S. tax consequences of holding and disposing of our Class B common stock may be affected by certain determinations made at the partner or beneficiary level;

     - the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

     - special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

     - special tax rules that may apply to a non-U.S. holder that holds our Class B common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment.

     The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our Class B common stock as a capital asset. EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR CLASS B COMMON STOCK.

DIVIDENDS

     We do not anticipate paying cash dividends on our Class B common stock in the foreseeable future. See "Dividend Policy." In the event, however, that we pay dividends on our Class B common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

     Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a branch profits tax may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

     Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after 2000, a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements. However,

     - in the case of Class B common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

     - in the case of Class B common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a foreign complex trust, foreign simple trust, or foreign grantor trust as defined in the U.S. Treasury Regulations; and

     - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

     A non-U.S. holder which is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury Regulations and the certification requirements applicable to it.

     A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

GAIN ON DISPOSITION OF CLASS B COMMON STOCK

     A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our Class B common stock unless:

     - the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States or, alternatively, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, unless an applicable treaty provides otherwise, and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

     - the non-U.S. holder is an individual who holds our Class B common stock as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements; or

     - we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our Class B common stock.

     Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our Class B common stock, provided that our Class B common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

FEDERAL ESTATE TAX

     Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     We must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

     Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding at a rate of 31% on some payments on common stock. Under currently applicable law, non-U.S. holders generally will be exempt from these additional information reporting requirements and from backup withholding on dividends paid prior to 2001 if we either were required to withhold a U.S. federal withholding tax from those dividends or we paid those dividends to an address outside the United States. After 2000, however, the gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at a rate of 31%.

     The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through the U.S. office of a broker or a non-U.S. office of a U.S. broker generally will be reported to the U.S. Internal Revenue Service and reduced by backup withholding at a rate of 31% unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the U.S. Internal Revenue Service unless the non-U.S. broker is a U.S. related person. In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person will be reported to the U.S. Internal Revenue Service and, after 2000, may in limited circumstances be reduced by backup withholding at a rate of 31%, unless the broker receives a statement from the non-U.S. holder, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary. For this purpose, a U.S. related person is generally:

     - a controlled foreign corporation for U.S. federal income tax purposes;

     - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

     - effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or (B) the partnership is engaged in a U.S. trade or business.

     Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information or appropriate claim for refund is furnished to the U.S. Internal Revenue Service.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares of our Class B common stock set forth opposite its name below:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Salomon Smith Barney Inc. ..................................
Bear, Stearns & Co. Inc.....................................
Chase Securities Inc........................................
                                                                 ---------
          Total.............................................     7,700,000
                                                                 =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     The underwriters, for whom Salomon Smith Barney Inc., Bear, Stearns & Co. Inc. and Chase Securities Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the
public offering price less a concession not in excess of                per
share. The underwriters may allow, and these dealers may re-allow, a concession
not in excess of                per share on sales to other dealers. If all of
the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,155,000 additional shares of Class B common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to various conditions, to purchase a number of additional shares approximately proportionate to its initial commitment.

     We, our executive officers and directors and SPX and its executive officers and directors have agreed that, subject to various exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our Class B common stock or any securities convertible into or exchangeable for our Class B common stock. Salomon Smith Barney Inc. in its sole discretion may release any or all of the securities subject to these lock-up agreements at any time without public notice.

     Prior to this offering, there has been no public market for our Class B common stock. Consequently, the initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the Class B common stock will develop and continue after this offering.

     Our Class B common stock has been approved for listing on the Nasdaq National Market under the symbol INRG.

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Class B common stock.

                                                               PAID BY US
                                                      ----------------------------
                                                      NO EXERCISE    FULL EXERCISE
                                                      -----------    -------------
Per share...........................................    $               $
Total...............................................    $               $

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of our Class B common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Class B common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Class B common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Class B common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Class B common stock. They may also cause the price of the Class B common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations.

     We will pay the offering expenses, including registration fees, costs of printing and engraving and legal and accounting fees, estimated to be approximately $2.1 million, excluding underwriting discounts and commissions.


     At our request, Salomon Smith Barney Inc. has reserved up to 670,000 shares of Class B common stock, referred to as directed shares, for sale at the initial public offering price to persons who are our directors or officers or who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase such shares. The number of shares of Class B common stock available for sale to the general public will be reduced to the extent of sales of directed shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by Salomon Smith Barney Inc. on the same basis as all other shares of Class B common stock offered hereby. We have agreed to indemnify Salomon Smith Barney Inc. against various liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

     The representatives have performed various investment banking and advisory services for us and SPX from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us and SPX in the ordinary course of their business.

     We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York, will pass upon the validity of the issuance of the shares of Class B common stock offered hereby. Hale and Dorr LLP, New York, New York, will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

     The audited combined financial statements of Inrange Technologies Corporation and the audited financial statements of Computerm Corporation included in this prospectus and elsewhere in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Inrange Technologies Corporation for the year ended December 31, 1997 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon also appearing elsewhere herein and in the registration statement. Such combined financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                        CHANGE IN PRINCIPAL ACCOUNTANTS

     In connection with the merger of SPX and General Signal Corp. in October 1998, SPX's Board of Directors decided to retain Arthur Andersen LLP as its independent public accountants and dismissed General Signal Corp.'s former auditors, Ernst & Young LLP. The Ernst & Young LLP auditors' report on Inrange Technologies Corporation's combined financial statements for the year ended December 31, 1997 is included in this prospectus. Such report does not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to Inrange Technologies Corporation's financial statements for 1997, which, if not resolved to Ernst & Young LLP's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report.

     Prior to retaining Arthur Andersen LLP, Inrange Technologies Corporation had not consulted with Arthur Andersen LLP regarding accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the Class B common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the shares of Class B common stock offered by this prospectus, you should refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus as to any contract or other document are materially complete, but you should refer to the exhibits attached to the registration statement for a complete copy of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and Seven World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. You may obtain a copy of this registration statement from the SEC's public reference room upon payment of prescribed fees. Please call the SEC at (800) SEC-0330.

     As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS OF INRANGE TECHNOLOGIES CORPORATION:
  Report of Independent Public Accountants..................   F-2
  Report of Independent Auditors............................   F-3
  Combined Balance Sheets...................................   F-4
  Combined Statements of Operations.........................   F-5
  Combined Statements of Stockholder's Investment...........   F-6
  Combined Statements of Cash Flows.........................   F-7
  Notes to Combined Financial Statements....................   F-8
FINANCIAL STATEMENTS OF COMPUTERM CORPORATION
  Report of Independent Public Accountants..................  F-21
  Balance Sheets............................................  F-22
  Statements of Operations..................................  F-23
  Statements of Shareholders' Equity........................  F-24
  Statements of Cash Flows..................................  F-25
  Notes to Financial Statements.............................  F-26
PRO FORMA FINANCIAL STATEMENTS OF INRANGE TECHNOLOGIES
  CORPORATION
  Basis of Presentation.....................................   P-1
  Pro Forma Combined Balance Sheet as of June 30, 2000......   P-2
  Pro Forma Combined Statement of Operations for the Year
     Ended December 31, 1999................................   P-3
  Pro Forma Combined Statement of Operations for the Six
     Months Ended June 30, 2000.............................   P-4
  Notes to Pro Forma Combined Financial Statements..........   P-5

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SPX Corporation:

     We have audited the accompanying combined balance sheets of Inrange Technologies Corporation (a Delaware corporation), as defined in Note 1 to the combined financial statements, as of December 31, 1998 and 1999, and the related combined statements of operations, stockholder's investment and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Inrange Technologies Corporation as of December 31, 1998 and 1999, and the combined results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
April 10, 2000 (except with respect to the recapitalization discussed in Note 11, as to which the date is June 29, 2000)

                         REPORT OF INDEPENDENT AUDITORS

SPX Corporation

     We have audited the accompanying combined statements of operations, stockholder's investment, and cash flows of Inrange Technologies Corporation, as defined in Note 1 to the combined financial statements, for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Inrange Technologies Corporation for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 31, 1998,
Except for Note 11, as to which the date is June 29, 2000

                        INRANGE TECHNOLOGIES CORPORATION

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                DECEMBER 31,
                                                            --------------------     JUNE 30,
                                                              1998        1999         2000
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash....................................................  $  2,461    $  1,023     $  2,234
  Accounts receivable, net................................    42,820      51,037       53,046
  Inventories.............................................    22,314      27,624       30,774
  Prepaid expenses and other..............................     1,505       1,314        2,197
  Investment..............................................     2,421          --           --
  Deferred income taxes...................................     9,113       4,650        4,650
                                                            --------    --------     --------
          Total current assets............................    80,634      85,648       92,901
PROPERTY, PLANT AND EQUIPMENT, net........................    11,253      10,117        9,940
PROPERTY HELD FOR SALE....................................     8,050       4,256        4,200
GOODWILL, net.............................................     8,778       7,710        7,176
OTHER ASSETS, net.........................................    17,743      24,619       35,038
                                                            --------    --------     --------
          Total assets....................................  $126,458    $132,350     $149,255
                                                            ========    ========     ========
LIABILITIES AND STOCKHOLDER'S INVESTMENT
CURRENT LIABILITIES:
  Short-term borrowings and current portion of long-term
     debt.................................................  $  3,937    $  4,111     $  1,707
  Accounts payable........................................    15,492      20,458       22,725
  Accrued expenses........................................    18,131      15,363       16,012
  Deferred revenue........................................     9,104      10,401        8,540
  Debt due to SPX.........................................        --          --        4,429
                                                            --------    --------     --------
          Total current liabilities.......................    46,664      50,333       53,413
                                                            --------    --------     --------
LONG-TERM DEBT............................................     1,385          20           --
                                                            --------    --------     --------
DEFERRED INCOME TAXES.....................................     3,956       3,499        3,499
                                                            --------    --------     --------
COMMITMENTS AND CONTINGENCIES (Note 15)
STOCKHOLDER'S INVESTMENT:
  Parent's net investment.................................    73,311      78,577       92,039
  Accumulated other comprehensive income (loss)...........     1,142         (79)         304
                                                            --------    --------     --------
          Total stockholder's investment..................    74,453      78,498       92,343
                                                            --------    --------     --------
          Total liabilities and stockholder's
            investment....................................  $126,458    $132,350     $149,255
                                                            ========    ========     ========

        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1997          1998          1999          1999          2000
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
REVENUE
  Product revenue...............  $   188,665   $   192,535   $   166,556   $    85,431   $    81,363
  Service revenue...............       30,306        33,134        34,066        16,952        17,065
                                  -----------   -----------   -----------   -----------   -----------
          Total revenue.........      218,971       225,669       200,622       102,383        98,428
                                  -----------   -----------   -----------   -----------   -----------
COST OF REVENUE
  Cost of product revenue.......       91,544        95,151        78,803        43,350        39,130
  Cost of service revenue.......       16,997        20,165        20,838        10,914        11,333
                                  -----------   -----------   -----------   -----------   -----------
          Total cost of
            revenue.............      108,541       115,316        99,641        54,264        50,463
                                  -----------   -----------   -----------   -----------   -----------
  Gross margin..................      110,430       110,353       100,981        48,119        47,965
                                  -----------   -----------   -----------   -----------   -----------
OPERATING EXPENSES:
  Research, development and
     engineering................       21,225        25,067        18,928        10,618        10,060
  Selling, general and
     administrative.............       56,382        62,449        48,269        24,230        24,534
  Amortization of goodwill......        1,277         1,068         1,068           534           534
  Special charges...............           --         6,971        10,587         9,687          (190)
  Gain on sale of real estate...           --            --        (2,829)           --            --
                                  -----------   -----------   -----------   -----------   -----------
     Operating expenses.........       78,884        95,555        76,023        45,069        34,938
                                  -----------   -----------   -----------   -----------   -----------
OPERATING INCOME................       31,546        14,798        24,958         3,050        13,027
INTEREST EXPENSE................        1,509         1,391           925           497           316
OTHER INCOME (EXPENSE)..........           18          (178)       13,726         7,757           111
                                  -----------   -----------   -----------   -----------   -----------
     Income before income
       taxes....................       30,055        13,229        37,759        10,310        12,822
INCOME TAXES....................       12,198         5,873        15,459         4,228         5,129
                                  -----------   -----------   -----------   -----------   -----------
NET INCOME......................  $    17,857   $     7,356   $    22,300   $     6,082   $     7,693
                                  ===========   ===========   ===========   ===========   ===========
BASIC AND DILUTED EARNINGS PER
  COMMON SHARE:
  Basic and diluted earnings per
     common share...............  $      0.24   $      0.10   $      0.29   $      0.08   $      0.10
                                  ===========   ===========   ===========   ===========   ===========
  Shares used in computing basic
     and diluted earnings per
     common share...............   75,633,333    75,633,333    75,633,333    75,633,333    75,633,333
                                  ===========   ===========   ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION

                COMBINED STATEMENTS OF STOCKHOLDER'S INVESTMENT
                                 (IN THOUSANDS)

                                                                      ADDITIONAL
                                                                       PAID-IN
                                                                       CAPITAL/
                                                                     INTERCOMPANY               NET EQUITY
                                                   COMMON STOCK        ACCOUNTS                     OF          PARENT'S
                                     PREFERRED   -----------------       WITH       RETAINED     COMBINED         NET
                                       STOCK     CLASS A   CLASS B      PARENT      EARNINGS       UNITS       INVESTMENT
                                     ---------   -------   -------   ------------   --------   -------------   ----------
BALANCE AT DECEMBER 31, 1996.......     $--       $756       $--       $ 36,116     $ (7,532)    $ 35,666       $ 65,006
  Comprehensive Income:
    Net income.....................     --          --       --              --        7,014       10,843         17,857
    Other comprehensive income --
      Foreign currency
        translation................     --          --       --              --           --           --             --
        Total comprehensive
          income...................
  Net change in intercompany
    accounts with Parent...........                                     (32,731)          --          114        (32,617)
                                        --        ----       --        --------     --------     --------       --------
BALANCE AT DECEMBER 31, 1997.......     --         756       --           3,385         (518)      46,623         50,246
  Comprehensive Income:
    Net income.....................     --          --       --              --          358        6,998          7,356
    Other comprehensive income --
      Foreign currency
        translation................     --          --       --              --           --           --             --
      Unrealized gain on
        investment, net of taxes...     --          --       --              --           --           --             --
        Total comprehensive
          income...................
  Net change in intercompany
    accounts with Parent...........     --          --       --          14,831           --          878         15,709
                                        --        ----       --        --------     --------     --------       --------
BALANCE AT DECEMBER 31, 1998.......     --         756       --          18,216         (160)      54,499         73,311
  Comprehensive Income:
    Net income (loss)..............     --          --       --              --       24,978       (2,678)        22,300
    Other comprehensive income --
      Foreign currency
        translation................     --          --       --              --           --           --             --
      Unrealized gain on
        investment, net of taxes...     --          --       --              --           --           --             --
        Total comprehensive
          income...................
Net change in intercompany accounts
  with Parent......................     --          --       --         (17,310)          --          276        (17,034)
Transfer of Tautron to Inrange.....     --          --       --          (6,241)      57,608      (51,367)            --
                                        --        ----       --        --------     --------     --------       --------
BALANCE AT DECEMBER 31, 1999.......     --         756       --          (5,335)      82,426          730         78,577
  Comprehensive Income:
    Net income (loss)
      (unaudited)..................     --          --       --              --        7,727          (34)         7,693
    Other comprehensive income --
      Foreign currency translation
        (unaudited)................     --          --       --              --           --           --             --
        Total comprehensive income
          (unaudited)..............
Net change in intercompany accounts
  with SPX (unaudited).............     --          --       --           5,657           --          112          5,769
Transfer of a division of General
  Signal Limited to Inrange
  (unaudited)......................     --          --       --           2,373       (1,565)        (808)            --
                                        --        ----       --        --------     --------     --------       --------
BALANCE AT JUNE 30, 2000
  (unaudited)......................     $--       $756       $--       $  2,695     $ 88,588     $     --       $ 92,039
                                        ==        ====       ==        ========     ========     ========       ========


                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                        INCOME
                                        (LOSS)        TOTAL
                                     -------------   --------
BALANCE AT DECEMBER 31, 1996.......      $(149)      $ 64,857
                                                     --------
  Comprehensive Income:
    Net income.....................         --         17,857
    Other comprehensive income --
      Foreign currency
        translation................       (270)          (270)
                                                     --------
        Total comprehensive
          income...................                    17,587
  Net change in intercompany
    accounts with Parent...........         --        (32,617)
                                         -----       --------
BALANCE AT DECEMBER 31, 1997.......       (419)        49,827
                                                     --------
  Comprehensive Income:
    Net income.....................         --          7,356
    Other comprehensive income --
      Foreign currency
        translation................        601            601
      Unrealized gain on
        investment, net of taxes...        960            960
                                                     --------
        Total comprehensive
          income...................                     8,917
  Net change in intercompany
    accounts with Parent...........         --         15,709
                                         -----       --------
BALANCE AT DECEMBER 31, 1998.......      1,142         74,453
                                                     --------
  Comprehensive Income:
    Net income (loss)..............         --         22,300
    Other comprehensive income --
      Foreign currency
        translation................       (261)          (261)
      Unrealized gain on
        investment, net of taxes...       (960)          (960)
                                                     --------
        Total comprehensive
          income...................                    21,079
Net change in intercompany accounts
  with Parent......................         --        (17,034)
Transfer of Tautron to Inrange.....         --             --
                                         -----       --------
BALANCE AT DECEMBER 31, 1999.......        (79)        78,498
                                                     --------
  Comprehensive Income:
    Net income (loss)
      (unaudited)..................         --          7,693
    Other comprehensive income --
      Foreign currency translation
        (unaudited)................        383            383
                                                     --------
        Total comprehensive income
          (unaudited)..............                     8,076
Net change in intercompany accounts
  with SPX (unaudited).............         --          5,769
Transfer of a division of General
  Signal Limited to Inrange
  (unaudited)......................         --             --
                                         -----       --------
BALANCE AT JUNE 30, 2000
  (unaudited)......................      $ 304       $ 92,343
                                         =====       ========

        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,            JUNE 30,
                                                    ------------------------------   -------------------
                                                      1997       1998       1999      1999        2000
                                                    --------   --------   --------   -------    --------
                                                                                         (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income......................................  $ 17,857   $  7,356   $ 22,300   $ 6,082    $  7,693
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation..................................     5,331      6,362      5,870     2,690       2,896
    Amortization of goodwill......................     1,277      1,068      1,068       534         534
    Amortization of other assets..................     7,920      5,730      3,596     1,940       2,681
    Special charges...............................        --      6,971     10,587     9,687        (190)
    Deferred income taxes.........................     3,489     (2,358)     4,646        --          --
    Gain on sale of real estate...................        --         --     (2,829)       --          --
    Gain on sale of investment....................        --         --    (13,914)   (7,695)         --
  Changes in operating assets and liabilities:
    Accounts receivable...........................     7,579     (4,354)    (8,217)   (2,826)     (2,009)
    Inventories...................................       335     (5,091)    (5,310)    2,154      (3,150)
    Prepaid expenses and other current assets.....      (782)       168        191      (657)       (883)
    Accounts payable..............................       211        827      4,966     2,325       2,267
    Accrued expenses..............................    (2,945)    (2,993)       703     4,469       1,592
    Deferred revenue..............................       (51)     3,397      1,297    (4,654)     (1,861)
    Payments of special charges and disposition
      related accruals............................        --         --    (11,636)   (5,757)       (753)
                                                    --------   --------   --------   -------    --------
         Net cash provided by operating
           activities.............................    40,221     17,083     13,318     8,292       8,817
                                                    --------   --------   --------   -------    --------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment,
    net...........................................    (5,565)    (7,394)    (5,469)   (2,742)     (2,663)
  Proceeds from sale of real estate...............        --         --      6,358        --          --
  Net proceeds from sale of investment............        --         --     14,735     8,270          --
  Capitalized software costs......................    (3,956)    (5,044)    (5,097)   (2,853)     (2,975)
  Increase in demonstration equipment and other
    assets........................................    (1,674)    (1,410)    (3,677)     (345)     (2,696)
  Payment for product rights......................        --     (5,300)    (3,120)   (3,000)         --
  Purchase of investment..........................        --       (821)        --        --      (7,429)
                                                    --------   --------   --------   -------    --------
      Net cash provided by (used in) investing
         activities...............................   (11,195)   (19,969)     3,730      (670)    (15,763)
                                                    --------   --------   --------   -------    --------
CASH FLOW FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under lines of
    credit........................................     4,154     (2,663)       376      (428)     (2,383)
  Payments on long-term debt......................      (563)    (8,300)    (1,567)     (211)        (41)
  Proceeds of loan from SPX.......................        --         --         --        --       4,429
  Proceeds from (payments to) Parent..............   (32,617)    15,709    (17,034)   (7,082)      5,769
                                                    --------   --------   --------   -------    --------
      Net cash provided by (used in) financing
         activities...............................   (29,026)     4,746    (18,225)   (7,721)      7,774
                                                    --------   --------   --------   -------    --------
EFFECT OF FOREIGN CURRENCY TRANSLATION............        --        601       (261)      (79)        383
                                                    --------   --------   --------   -------    --------
NET INCREASE (DECREASE) IN CASH...................        --      2,461     (1,438)     (178)      1,211
CASH AT BEGINNING OF PERIOD.......................        --         --      2,461     2,461       1,023
                                                    --------   --------   --------   -------    --------
CASH AT END OF PERIOD.............................  $     --   $  2,461   $  1,023   $ 2,283    $  2,234
                                                    ========   ========   ========   =======    ========

        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. BASIS OF PRESENTATION:

     The combined financial statements include the assets, liabilities, revenue and expenses of Inrange Technologies Corporation (Inrange), a wholly-owned subsidiary of SPX Corporation (SPX), and the assets, liabilities, revenue and expenses of certain other units comprising the storage networking, data communications and telecommunications networking business of SPX, and exclude two of the subsidiaries of Inrange not involved in the business (combined, the Company). The net assets of the other combined units were transferred to the Company in June 1999 (Tautron) and June 2000 (division of General Signal Limited). The net assets of the two excluded subsidiaries were transferred out of the Company in June 1999 and May 2000. The Company designs, manufactures, markets and services networking and switching solutions for storage, data and telecommunications networks. The solutions are targeted for use in large-scale systems that are critical to a business' operations to provide fast and reliable connections among networks of computers and related devices for large scale enterprise applications.

     Prior to October 6, 1998, Inrange was a subsidiary of General Signal Corp.
(GSX). GSX merged into a subsidiary of SPX and the merger was accounted for as a reverse acquisition whereby GSX was treated as the acquirer and SPX as the acquiree. As GSX was treated as the acquirer for financial reporting purposes and no units of SPX were added to these combined financial statements as a result of the merger, the combined financial statements of the Company reflect the same reporting entity before and after the merger and do not reflect purchase accounting from this merger transaction. GSX and SPX are herein referred to as the Parent. Upon completion of the merger SPX implemented certain restructuring initiatives. See Note 4 for a description of the initiatives that were committed to and announced relating to the Company.

     The combined financial statements have been prepared on the historical cost basis and present the Company's financial position, results of operations and cash flows as derived from the Parent's historical financial statements. The Parent provides certain services to the Company including general management and administrative services for employee benefit programs, insurance, legal, treasury and tax compliance (see Note 3).

     The financial information included herein does not necessarily reflect what the financial position and results of operations of the Company would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

     Advances and other intercompany accounts between the Company and the Parent are recorded as a component of stockholder's investment. All intercompany transactions between entities included in the combined financial statements have been eliminated.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Statements

     The interim combined financial statements are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the combined financial position as of June 30, 2000 and the results of operations for the six months ended June 30, 1999 and 2000.

     The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire year.

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

  Cash

     The Parent uses a centralized cash management system for all of its domestic operations, including those of the Company. The net amount of daily cash transactions is transferred to the Parent and credited to a component of stockholder's investment.

  Investment

     In connection with the purchase of product rights (see Note 7), the Company obtained warrants to purchase 750,000 shares of common stock of a publicly traded company. The Company accounted for the investment in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company considered the investment securities to be available for sale and, accordingly, unrealized holding gains or losses associated with the investments are presented as a separate component of stockholder's equity, net of tax. At December 31, 1998, the unrealized holding gain was $1,600 and taxes were $640. The investment was sold in 1999 at a gain (see Note 13).

  Inventories

     Inventories are valued at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method. Inventories on hand include the cost of materials, freight, direct labor and manufacturing overhead.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Major additions or improvements are capitalized, while repairs and maintenance are charged to expense. Depreciation, including amortization of capitalized leases, is provided on the straight-line method over the estimated useful lives of the assets, which range from 30 to 40 years for buildings and three to 10 years for machinery and equipment. Leasehold improvements and equipment under capital leases are amortized over the shorter of the life of the related asset or the term of the lease.

  Goodwill

     Goodwill represents the excess of the costs over the net tangible and identifiable intangible assets of acquired businesses, is stated at cost and is amortized on a straight-line basis over 20 years, the estimated future period to be benefited. On a periodic basis, management reviews the recoverability of goodwill based primarily upon an analysis of undiscounted cash flows from the acquired businesses. No impairment losses have been recognized in any period presented. Goodwill was $21,366 at December 31, 1998 and 1999 and June 30, 2000 and accumulated amortization was $12,588, $13,656 and $14,190, respectively.

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

  Software Development Costs

     Costs incurred in the research and development of new software included in products are charged to expense as incurred until technological feasibility is established. After technological feasibility is established, additional costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" until the product is available for general release. Such costs are amortized over the lesser of three years or the economic life of the related products and the amortization is included in cost of revenue. Management performs a periodic review of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off.

  Revenue Recognition

     The Company recognizes revenue upon shipment of products with standard configurations. Revenue from products with other than standard configurations is recognized upon customer acceptance or when all of the terms of the sales agreement have been fulfilled. The Company accrues for warranty costs, sales returns, and other allowances at the time of shipment based on its experience. Revenue from service obligations is derived primarily from maintenance contracts and is deferred and recognized on a straight-line basis over the terms of the contracts. Other service revenue is recognized when the service is provided.

  Foreign Currency Translation

     All assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at year-end exchange rates. Revenue and expense items are translated at average exchange rates prevailing during the period. The resulting translation adjustments are recorded as a component of equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Transaction (gains)/losses were $(20), $159, $134, $239 and $37 in 1997, 1998 and 1999 and for the six
months ended June 30, 1999 and 2000, respectively, and are included in other income(expense) in the accompanying combined statements of operations.

  Post-employment Benefits Other than Pensions

     The Parent provides certain severance benefits to former or inactive employees during the period following employment but before retirement, including the employees of the Company. The Parent accrues the costs of such benefits over the expected service lives of the employees in accordance with SFAS Statement No. 112. Severance benefits resulting from actions not in the ordinary course of business are accrued when those actions occur. The Parent has not allocated any of the costs of the post-employment benefits other than pensions to the Company. Management believes that an allocation of the costs would not result in a material charge to the combined statements of operations.

  Earnings per Common Share

     The Company has presented earnings per common share under SFAS No. 128 "Earnings Per Share" and SAB No. 98. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. There were no dilutive securities outstanding in the periods presented and, as such, diluted earnings per share is the same as basic earnings per share. The shares used in the computation of earnings per common share retroactively reflect the recapitalization discussed in Note 11.

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

  Recent Accounting Pronouncements

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will become effective January 2001, establishes accounting and reporting standards for derivative instruments and hedging contracts. It also requires all derivatives to be recognized as either assets or liabilities in the balance sheet at fair value and changes in fair value to be recognized in operating results. Management is currently analyzing the impact of this statement, but does not anticipate that the effect on the Company's results of operations and financial position will be material.

3. TRANSACTIONS WITH PARENT:

     There are no material intercompany purchase or sale transactions between the Parent and the Company. The Parent incurs costs for various matters for Inrange and other subsidiaries including administration of common employee benefit programs, insurance, legal, accounting and other items which are attributable to the subsidiaries' operations. These costs are allocated based on estimated time incurred to provide the services to each subsidiary. The combined financial statements reflect allocated charges from the Parent for these services of $300, $50, $85, $42 and $50 in 1997, 1998 and 1999 and for the six
months ended June 30, 1999 and 2000, respectively. Management of the Parent believes that the allocated costs are reasonable and reflect the effort involved in providing the services and also represent what the costs would have been on a stand-alone basis. In addition, direct costs incurred by the Parent on behalf of the Company are charged to the Company. The direct costs were $3,414, $3,063, $6,059, $2,969 and $2,944 in 1997, 1998 and 1999 and for the six months ended
June 30, 1999 and 2000, respectively, excluding the direct costs of employee retirement plans discussed in Note 16.

     In June 2000, the Company paid $4,429 in connection with an acquisition that will be recorded in the third quarter. This amount was funded by the Parent and is included as a liability in the accompanying combined balance sheet at June 30, 2000.

4. SPECIAL CHARGES:

     The Company recorded special charges of $6,971 and $10,587 in 1998 and 1999, respectively, for restructuring initiatives. The components of the charges have been computed based on actual cash payouts, management's estimate of the realizable value of the affected tangible assets and estimated exit costs including severance and other employee benefits based on existing severance policies. The purpose of these restructuring initiatives was to improve profitability, streamline operations, reduce costs and improve efficiency.

     During the fourth quarter of 1998, the Company committed to and announced that it would close two manufacturing facilities and discontinue certain product lines. As a result of these actions, the Company recorded charges of $4,597 for cash severance payments to approximately 200 hourly and salaried employees, $500 for closing costs of the two facilities (primarily holding costs) and $1,874 for product line discontinuance. The two closed facilities were put up for sale and one of them was sold in 1999 resulting in a gain of $2,829.

     In the first quarter of 1999, the Company announced additional restructuring initiatives. These actions included consolidation of all general and administrative functions into one location and reductions in sales, marketing and engineering headcount in selected non-strategic product areas. The Company recorded charges of $5,800 for cash severance payments to approximately 215 hourly and salaried employees, $1,765 for field sales and service office closures (including cash holding costs of $765 and non-cash property write-downs of $1,000) and $2,122 for product line discontinuance.

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     Also in 1999, the Company entered into a lease agreement for a new facility into which operations will be further consolidated. In connection therewith, the Company recorded a charge of $900, which covers the remaining payments for the existing leases from the abandonment date through the expiration of the lease.

     In June 2000, the Company reduced the restructuring charges and disposition related accruals by $190 to reflect a revision to the expected remaining costs to be incurred.

5. INVENTORIES:

                                                         DECEMBER 31,
                                                      ------------------      JUNE 30,
                                                       1998       1999          2000
                                                      -------    -------    ------------
                                                                            (UNAUDITED)
Raw materials.......................................  $13,448    $14,175      $15,496
Work-in-process.....................................    3,104      4,646        3,092
Finished goods......................................    5,762      8,803       12,186
                                                      -------    -------      -------
  Net inventories...................................  $22,314    $27,624      $30,774
                                                      =======    =======      =======

6. PROPERTY, PLANT AND EQUIPMENT:

                                                        DECEMBER 31,
                                                    --------------------     JUNE 30,
                                                      1998        1999         2000
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
Machinery and equipment...........................  $ 38,894    $ 35,818     $ 38,138
Furniture and fixtures............................     1,111         105          105
Leasehold improvements............................     1,736       1,925        1,997
                                                    --------    --------     --------
                                                      41,741      37,848       40,240
Accumulated depreciation..........................   (30,488)    (27,731)     (30,300)
                                                    --------    --------     --------
  Net property, plant and equipment...............  $ 11,253    $ 10,117     $  9,940
                                                    ========    ========     ========

7. OTHER ASSETS:

                                                        DECEMBER 31,
                                                     -------------------     JUNE 30,
                                                       1998       1999         2000
                                                     --------    -------    -----------
                                                                            (UNAUDITED)
Capitalized software...............................  $ 17,434    $11,466      $13,511
Demonstration equipment............................     7,782     10,665       12,879
Product rights.....................................     6,379      9,499        8,420
Investment.........................................        --         --        7,429
Other..............................................       474        556          549
                                                     --------    -------      -------
          Total other assets.......................    32,069     32,186       42,788
Accumulated amortization --
Capitalized software...............................   (10,253)    (3,021)      (3,421)
Demonstration equipment............................    (2,987)    (3,442)      (4,296)
Product rights.....................................    (1,086)    (1,104)         (33)
                                                     --------    -------      -------
  Net other assets.................................  $ 17,743    $24,619      $35,038
                                                     ========    =======      =======

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The Company capitalized $3,956, $5,044, $5,097, $2,853 and $2,975 in 1997,
1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively, of software development costs (see Note 2). Amortization expense was $4,532, $3,111, $2,291, $1,100 and $1,339 in 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000, respectively. In 1998 and 1999, the Company wrote-off $1,304 and $1,422 of net capitalized software costs, respectively, in connection with the discontinuance of certain product lines (see Note 4).

     Demonstration equipment represents equipment at customer locations for demonstration purposes and is amortized on a straight-line basis over a period not to exceed three years.

     Product rights represent technology licenses and pre-paid royalties for two product lines (see Note 19). Amortization of the technology licenses commences upon general availability of the products and continues through the term of the license, not to exceed five years.

     In March 2000, the Company purchased $3,000 of preferred stock of one of its suppliers. The investment has been accounted for at cost in the accompanying combined balance sheet. In addition, in June 2000, the Company paid $4,429 in connection with an acquisition that will be recorded in the third quarter. This amount was funded by the Parent and is included as a liability in the accompanying combined balance sheet at June 30, 2000.

8. ACCRUED EXPENSES:

                                                         DECEMBER 31,
                                                      ------------------     JUNE 30,
                                                       1998       1999         2000
                                                      -------    -------    -----------
                                                                            (UNAUDITED)
Payroll and other compensation......................  $ 2,990    $ 3,649      $ 4,954
Accrued commissions.................................    1,614      2,223        1,991
Other accrued expenses..............................    7,860      7,295        7,814
Special charges and disposition related accruals....    5,667      2,196        1,253
                                                      -------    -------      -------
          Total accrued expenses....................  $18,131    $15,363      $16,012
                                                      =======    =======      =======

9. VALUATION ACCOUNTS AND DISPOSITION-RELATED ACCRUALS:

                                               YEAR ENDED DECEMBER 31,
                                             ----------------------------     JUNE 30,
                                              1997      1998       1999         2000
                                             ------    ------    --------    -----------
                                                                             (UNAUDITED)
Allowance for doubtful accounts:
Balance at beginning of period.............  $1,195    $  925    $  1,147      $1,270
Provision..................................     132       550       1,822         516
Charges....................................    (402)     (328)     (1,699)       (189)
                                             ------    ------    --------      ------
  Balance at end of period.................  $  925    $1,147    $  1,270      $1,597
                                             ======    ======    ========      ======
Disposition-related accruals:
Balance at beginning of period.............  $   --    $   --    $  5,667      $2,196
Provision..................................      --     5,667       8,165        (190)
Charges....................................      --        --     (11,636)       (753)
                                             ------    ------    --------      ------
  Balance at end of period.................  $   --    $5,667    $  2,196      $1,253
                                             ======    ======    ========      ======

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

10. DEBT:

     Short-term borrowings and long-term debt consist of the following:

                                                          DECEMBER 31,
                                                        ----------------     JUNE 30,
                                                         1998      1999        2000
                                                        ------    ------    -----------
                                                                            (UNAUDITED)
Connecticut Development Authority Bonds...............  $1,506    $   --      $   --
Capital lease obligations.............................     125        64          23
                                                        ------    ------      ------
                                                         1,631        64          23
Less -- Current portion of long-term debt.............    (246)      (44)        (23)
                                                        ------    ------      ------
                                                        $1,385    $   20      $   --
                                                        ======    ======      ======
Short-term borrowings.................................  $3,691    $4,067      $1,684
                                                        ======    ======      ======

     Interest on the Connecticut Development Authority Bonds was the greater of 5.25% or the London Interbank Offered Rate (LIBOR) less 1%. The weighted average interest rate was 5.25%, 5.75% and 6.11% in 1997, 1998 and 1999, respectively. The bonds were repaid in 1999.

     Previously outstanding Massachusetts Industrial Revenue bonds of $7,500 were repaid in December 1998. Interest on the bonds was based on market interest rates for comparable tax-exempt securities. The weighted average interest rate was 3.7% in 1997 and 4.51% in 1998.

     Foreign subsidiaries have separate lines of credit with European banks in their local currency with a U.S. value of approximately $5,200, of which $3,691, $4,067 and $1,684 was outstanding at December 31, 1998 and 1999 and June 30, 2000, respectively. The revolving credit loans are classified in the accompanying combined balance sheet as short-term borrowings. The weighted average interest rate on borrowings under the foreign lines of credit was 7.10%, 7.88% and 6.11% in 1997, 1998 and 1999 and 5.98% and 6.14% for the six months ended June 30, 1999 and 2000, respectively. The lines of credit are guaranteed by the Parent.

11. CAPITAL STOCK:

     On June 29, 2000, a recapitalization was completed whereby the Company authorized 20,000,000 shares of $0.01 par value preferred stock, 150,000,000 shares of $0.01 par value Class A common stock and 250,000,000 shares of $0.01 par value Class B common stock. The 1,000 outstanding shares of $0.01 par value common stock held by the Parent were converted into an aggregate of 75,633,333 shares of Class A common stock. All references to shares outstanding have been retroactively adjusted for this conversion.

     The terms of the preferred stock are to be established by the board of directors, and any or all series of preferred stock could have preferences over the common stock with respect to voting and conversion rights, dividends and other distributions and upon liquidation.

     The Class A common stock and Class B common stock are identical except that the holders of Class A common stock are entitled to five votes for each share held while the holders of the Class B common stock are entitled to one vote for each share held. The Class A common stock is convertible into Class B common stock upon certain events.

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

12. INCOME TAXES:

     The Company has been included in the consolidated federal income tax return of the Parent. The following provision for income taxes was determined as if the Company were a separate taxpayer.

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
Current provision:
  Federal.............................................  $ 4,909    $ 6,727    $ 7,631
  Foreign.............................................      514       (122)       876
  State and local.....................................    1,539      1,626      2,306
                                                        -------    -------    -------
                                                          6,962      8,231     10,813
                                                        -------    -------    -------
Deferred provision:
  Federal.............................................    4,678     (1,648)     3,808
  Foreign.............................................       --         --         --
  State and local.....................................      558       (710)       838
                                                        -------    -------    -------
                                                          5,236     (2,358)     4,646
                                                        -------    -------    -------
          Total.......................................  $12,198    $ 5,873    $15,459
                                                        =======    =======    =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets and liabilities are as follows:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1999
                                                             ------    ------
Deferred tax assets:
  Inventories..............................................  $3,421    $2,048
  General business credits.................................     320        --
  Warranty.................................................   1,196       504
  Bad debt reserve.........................................     716       423
  Special charges and disposition accruals.................   2,261       847
  Other....................................................   1,199       828
                                                             ------    ------
          Total deferred tax assets........................   9,113     4,650
                                                             ------    ------
Deferred tax liabilities:
  Accelerated depreciation.................................     165        69
  Capitalized software.....................................   2,847     3,354
  Unrealized investment gain...............................     640        --
  Other....................................................     304        76
                                                             ------    ------
          Total deferred tax liabilities...................   3,956     3,499
                                                             ------    ------
  Net deferred tax assets..................................  $5,157    $1,151
                                                             ======    ======

     Undistributed earnings of the Company's foreign subsidiaries of $4,087 at December 31, 1999 are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made. Upon distribution of those earnings, the Company would

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

be subject to U.S. income taxes and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable.

     For financial reporting purposes, earnings from operations before income taxes include the following components.

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
Pretax income (loss):
  United States.......................................  $29,878    $13,575    $35,666
  Foreign.............................................      177       (346)     2,093
                                                        -------    -------    -------
                                                        $30,055    $13,229    $37,759
                                                        =======    =======    =======

     Components of the effective income tax rate are as follows:

                                                              1997    1998    1999
                                                              ----    ----    ----
Tax at U.S. federal statutory rate..........................  35.0%   35.0%   35.0%
State and local income taxes, net of U.S. federal benefit...   4.5     7.0     5.4
Goodwill....................................................   1.4     3.3     1.1
Other.......................................................    --     2.8      .2
Foreign Sales Corporation...................................  (1.8)   (3.7)   (3.1)
Foreign taxes...............................................   1.5      --     2.3
                                                              ----    ----    ----
                                                              40.6%   44.4%   40.9%
                                                              ====    ====    ====

     Tax provisions are settled through the intercompany account and the Parent made payments and received refunds on behalf of the Company.

13. GAIN ON INVESTMENT:

     Included in comprehensive income in 1998 in the combined statement of stockholder's investment is an unrealized pretax gain of $1,600 on warrants held in a publicly traded company. The warrants were exercised in 1999 and the common stock received upon exercise was sold resulting in a gain of $13,914. This gain is included in other income(expense) in the accompanying 1999 combined statement of operations.

14. FOREIGN CURRENCY CONTRACTS:

     The Parent utilized natural hedges and offsets to reduce foreign currency exposures and also combined positions to reduce the cost of hedging. The Parent entered into forward foreign exchange contracts and purchased currency options to hedge net combined currency transaction exposure for periods consistent with the terms of the underlying transactions including consideration given to Inrange foreign operations. At December 31, 1999, the Parent had a notional amount of $200 on forward foreign exchange contracts outstanding. This contract did not relate to Inrange.

     The Company conducts its business in various foreign countries and foreign currencies. Accordingly, the Company is subject to the typical currency risks and exposures that arise as a result of changes in the relative value of currencies such as transactional, translational, and economic currency exposures. The Parent's policy objectives are to reduce currency risk on a consolidated basis, protect the functional

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

currency value of foreign currency denominated cash flows and reduce the volatility that the changes in foreign exchange rates may present to operating income.

     Foreign currency forward or option contracts were not used for trading purposes by the Parent, and these contracts did not subject the Company to currency risk from exchange rate movements. On forward exchange and option contracts which specifically hedge an underlying transaction, gains or losses are deferred and recorded when the underlying transaction occurs. While it is not the practice of the Parent to enter into contracts to hedge anticipatory transactions, any gains or losses on forward foreign exchange and option contracts that do not hedge a specific transaction are recognized currently.

15. COMMITMENTS AND CONTINGENCIES:

     The Company has various operating lease agreements for facilities and equipment. The lease agreements generally contain renewal options. The future minimum rental payments under leases with remaining noncancellable terms in excess of one year are:

YEAR ENDING DECEMBER 31,
------------------------
2000.......................................................  $ 2,949
2001.......................................................    3,216
2002.......................................................    2,184
2003.......................................................    1,870
2004.......................................................    1,797
2005 and thereafter........................................   10,387
                                                             -------
                                                             $22,403
                                                             =======

     Rent expense was $2,747, $2,980, $3,104, $1,507 and $1,465 in 1997, 1998
and 1999 for the six months ended June 30, 1999 and 2000, respectively.

     All of the assets of the Company are pledged as security under a credit facility of the Parent and all of the subsidiaries of the Parent, including Inrange, have guaranteed repayment of borrowings under the credit facility. The Parent's outstanding borrowings under the credit facility were $1,135,000 at June 30, 2000. The Company's pledge of assets and guarantee of debt repayment terminate when the Company is no longer a wholly-owned subsidiary of the Parent.

     There are contingent liabilities for lawsuits and various other matters occurring in the ordinary course of business. On the basis of information furnished by counsel and others, management believes that none of these contingencies will materially impact the Company's financial condition or results of operations.

16. EMPLOYEE RETIREMENT PLANS:

     As discussed in Note 3, the Company participates in the Parent's employee benefit plans which cover substantially all employees. The employee benefit plans consist of a cash balance plan and a 401(k) plan. The Company's expense for these plans was $1,171, $3,069, $4,485, $1,712 and $1,635 in 1997, 1998 and
1999 and for the six months ended June 30, 1999 and 2000, respectively.

17. FINANCIAL INSTRUMENTS:

  Fair Value of Financial Instruments

     The carrying amount of accounts receivable, accounts payable and accrued expenses reported in the combined balance sheets approximates fair value because of the short maturity of these instruments.

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The fair value of the Company's debt instruments, based on borrowing rates available to the Company at December 31, 1998 and 1999 for similar debt, is not materially different than the carrying value.

  Concentration of Risk

     The Company transacts business with a significant customer in the telecommunications industry. Revenue from this customer represented 23%, 17%, 9%, 9% and 5% of combined revenue in 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively, and accounts receivable from this customer were $1,827 at June 30, 2000.

     Except as discussed above, the Company sells its products and services to a large number of customers in various industries and geographical areas. The Company's trade accounts receivable are exposed to credit risk, however, the risk is limited due to the general diversity of the customer base. The Company performs ongoing credit evaluations of its customers' financial condition and maintains reserves for potential bad debt losses.

     The Company receives certain of its products and components from sole suppliers. The inability of any supplier or manufacturer to fulfill supply requirements of the Company could impact future results.

18. STOCK OPTIONS:

     The Parent has a stock option plan under which stock options were granted to certain employees of the Company. The options were issued with an exercise price equal to the fair market value of the underlying stock at the date of grant and, accordingly, no compensation was recorded. In 1999 options to purchase 42,750 shares of stock were granted to employees of the Company at a weighted-average exercise price of $82.56. Through June 30, 2000, options to purchase 94,000 shares of stock were granted to employees and options to purchase 4,500 shares of stock were cancelled with weighted average exercise prices of $80.05 and $73.03, respectively.

     Stock options outstanding at June 30, 2000 and related weighted average price and life information is as follows:

                                                          OUTSTANDING OPTIONS
                                                        -----------------------
                                                                    REMAINING
EXERCISE PRICE                                          OPTIONS    LIFE (YEARS)
--------------                                          -------    ------------
$ 64.88...............................................    5,000        8.75
$ 77.81...............................................   82,000        9.50
$ 81.81...............................................    3,000        9.15
$ 85.00...............................................    2,000        9.05
$ 86.03...............................................    2,000        9.67
$ 86.50...............................................   30,250        9.15
$102.00...............................................    8,000        9.92
                                                        -------
                                                        132,250
                                                        =======

     At June 30, 2000, options to purchase 2,333 shares were exercisable.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for stock options issued. Had compensation cost for the stock options been determined based on the fair value at the grant date for awards consistent with the accounting provisions of SFAS No. 123, pro forma net income for 1999 and for

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

the six month period ended June 30, 2000 would be $22,125 and $7,193, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: 0% dividend yield, 33.5% expected volatility, 5.67% risk free interest rate, 75% expected vesting and 6 year expected option life. The weighted-average fair value of options granted during 1999 and 2000 was $35.63 and $34.52, respectively.

     In June 2000, the Company established the 2000 Stock Compensation Plan (the "2000 Plan"). The 2000 Plan provides for the issuance of up to 11,530,000 shares of Class B common stock for incentive stock options, nonqualified stock options, stock appreciation rights, performance units and restricted stock, to employees, non-employee directors or consultants of the Company, the Parent or any direct or indirect subsidiary of the Company. The 2000 Plan is administered by the Board of Directors of the Parent prior to the initial public offering and, after the initial public offering, will be administered by a committee established by the Board of Directors of the Company. Subject to the specific provisions of the 2000 Plan, the committee determines award eligibility, timing and the type, amount and terms of the awards.

     On June 29, 2000, the Company issued options to purchase 1,331,000 shares of Class B common stock to directors and employees of the Parent. The options were granted at $13.00 per share and are fully vested.

19. GEOGRAPHIC INFORMATION:

     SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," establishes additional standards for segment reporting in the financial statements. Management has determined that all of the operations have similar economic characteristics and may be aggregated into a single segment for disclosure under SFAS 131. Information concerning geographic information of the Company as prescribed by SFAS 131 is provided below.

                                                 YEAR ENDED DECEMBER 31,
                                             --------------------------------
                                               1997        1998        1999
                                             --------    --------    --------
Revenue:
  Domestic.................................  $170,132    $158,520    $122,972
  Foreign..................................    27,691      38,884      40,062
  Export...................................    21,148      28,265      37,588
                                             --------    --------    --------
                                             $218,971    $225,669    $200,622
                                             ========    ========    ========

                                                           AS OF DECEMBER 31,
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
Long-lived Assets:
  Domestic...............................................  $43,764    $44,798
  Foreign................................................    2,060      1,904
                                                           -------    -------
                                                           $45,824    $46,702
                                                           =======    =======

20. TECHNOLOGY LICENSE AGREEMENT:

     In September 1998, the Company entered into a technology license agreement with Ancor Communications, Inc. Under the agreement, the Company licensed from Ancor the right to use certain ASICs and software in Fibre Channel connectivity products. Also, as part of the agreement, Ancor has agreed not to sell or license its ASICs and software to any third party for use in the high-end datacenter

                        INRANGE TECHNOLOGIES CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

networking and datacenter storage area network markets for IBM and IBM-compatible environments nor to sell products in configurations that compete directly with the Company's products in that market. Additionally, the Company has entered into a reseller agreement with Ancor. The Company has also signed an original equipment manufacturer agreement with Ancor under which Ancor will provide its GigWorks MKII family of switches, in both 8- and 16-port configurations, to integrate into the Company's products.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Computerm Corporation:

     We have audited the accompanying balance sheet of Computerm Corporation (a Pennsylvania corporation) as of December 31, 1999, and the related statement of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computerm Corporation as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                                /s/ ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania
August 4, 2000

                             COMPUTERM CORPORATION

                                 BALANCE SHEETS

                                                              DECEMBER 31, 1999    JUNE 30, 2000
                                                              -----------------    -------------
                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash......................................................    $  3,819,950       $    959,376
  Accounts receivable, net of allowances of $18,900.........       2,452,559          5,718,972
  Inventories...............................................       2,690,665          2,481,990
  Prepaid taxes and other...................................         262,919             37,947
                                                                ------------       ------------
         Total current assets...............................       9,226,093          9,198,285
                                                                ------------       ------------
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................         200,000            200,000
  Building and improvements.................................       4,494,795          4,499,421
  Machinery and equipment...................................      16,840,384         17,125,416
  Furniture and fixtures....................................       1,024,458          1,024,458
                                                                ------------       ------------
                                                                  22,559,637         22,849,295
  Less- Accumulated depreciation............................     (16,383,877)       (16,713,129)
                                                                ------------       ------------
    Net property, plant and equipment.......................       6,175,760          6,136,166
                                                                ------------       ------------
OTHER ASSETS:
  Split-dollar life insurance policy........................       2,740,215          3,097,952
  Goodwill, net of accumulated amortization of $87,725 and
    $95,244,
    respectively............................................         137,854            130,335
  Intangible assets, net of accumulated amortization of
    $17,500 and $29,167, respectively.......................         332,500            320,833
  Note receivable...........................................          22,857                416
                                                                ------------       ------------
         Total other assets.................................       3,233,426          3,549,536
                                                                ------------       ------------
         Total assets.......................................    $ 18,635,279       $ 18,883,987
                                                                ============       ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $    137,424       $    598,662
  Accrued liabilities.......................................         315,832            220,497
  Accrued compensation......................................              --            452,672
  Accrued taxes.............................................         293,599            305,724
  Deferred revenue..........................................         598,565            794,636
                                                                ------------       ------------
         Total current liabilities..........................       1,345,420          2,372,191
                                                                ------------       ------------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value per share; 124 shares
    authorized and issued...................................              62                 62
  Additional paid-in capital................................         117,238            117,238
  Retained earnings.........................................      17,412,679         16,634,616
                                                                ------------       ------------
                                                                  17,529,979         16,751,916
  Less- Treasury stock (62 shares, at cost).................        (240,120)          (240,120)
                                                                ------------       ------------
         Total shareholders' equity.........................      17,289,859         16,511,796
                                                                ------------       ------------
         Total liabilities and shareholders' equity.........    $ 18,635,279       $ 18,883,987
                                                                ============       ============

        The accompanying notes are an integral part of these statements.

                             COMPUTERM CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                         SIX MONTHS ENDED JUNE 30
                                                       YEAR ENDED        -------------------------
                                                    DECEMBER 31, 1999       1999          2000
                                                    -----------------    ----------    -----------
                                                                                (UNAUDITED)
NET SALES.........................................     $21,403,486       $9,860,881    $13,740,387
COST OF SALES.....................................       6,310,802        2,382,775      4,663,357
                                                       -----------       ----------    -----------
          Gross profit............................      15,092,684        7,478,106      9,077,030
                                                       -----------       ----------    -----------
OPERATING EXPENSES:
  Selling, general, and administrative............       9,970,781        4,837,341      4,606,205
  Research, development and engineering...........       3,470,917        2,121,973      1,828,580
  Amortization of intangibles.....................          32,536           13,351         19,186
                                                       -----------       ----------    -----------
          Total operating expenses................      13,474,234        6,972,665      6,453,971
                                                       -----------       ----------    -----------
          Operating income........................       1,618,450          505,441      2,623,059
                                                       -----------       ----------    -----------
OTHER INCOME:
  Interest income.................................         125,934           78,518         64,423
  Other income....................................         206,282           57,851        143,493
                                                       -----------       ----------    -----------
          Total other income......................         332,216          136,369        207,916
                                                       -----------       ----------    -----------
INCOME BEFORE INCOME TAXES........................       1,950,666          641,810      2,830,975
BENEFIT (PROVISION) FOR INCOME TAXES..............          31,230          (96,240)       (89,045)
                                                       -----------       ----------    -----------
NET INCOME........................................     $ 1,981,896       $  545,570    $ 2,741,930
                                                       ===========       ==========    ===========

        The accompanying notes are an integral part of these statements.

                             COMPUTERM CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                   COMMON STOCK     ADDITIONAL
                                  ---------------    PAID-IN      RETAINED     TREASURY
                                  SHARES   AMOUNT    CAPITAL      EARNINGS       STOCK        TOTAL
                                  ------   ------   ----------   -----------   ---------   -----------
BALANCE, December 31, 1998......    62      $62      $117,238    $17,550,546   $(240,120)  $17,427,726
  Distributions to
     shareholders...............    --       --            --     (2,119,763)         --    (2,119,763)
  Net income....................    --       --            --      1,981,896          --     1,981,896
                                    --      ---      --------    -----------   ---------   -----------
BALANCE, December 31, 1999......    62       62       117,238     17,412,679    (240,120)   17,289,859
  Distributions to shareholders
     (unaudited)................    --       --            --     (3,519,993)         --    (3,519,993)
  Net income (unaudited)........    --       --            --      2,741,930          --     2,741,930
                                    --      ---      --------    -----------   ---------   -----------
BALANCE, June 30, 2000
  (unaudited)...................    62      $62      $117,238    $16,634,616   $(240,120)  $16,511,796
                                    ==      ===      ========    ===========   =========   ===========

        The accompanying notes are an integral part of these statements.

                             COMPUTERM CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                           SIX MONTHS ENDED JUNE 30
                                                          YEAR ENDED       -------------------------
                                                       DECEMBER 31, 1999      1999          2000
                                                       -----------------   -----------   -----------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................     $ 1,981,896      $   545,570   $ 2,741,930
  Adjustments to reconcile net income to net cash
     provided by operating activities --
  Depreciation and amortization......................       2,196,960        1,124,464       631,373
       Working capital items --
       Accounts receivable...........................       1,378,914          666,136    (3,266,413)
       Inventories...................................         117,785         (453,802)      208,675
       Prepaid taxes and other.......................          39,060          (18,212)      224,972
       Split dollar life insurance...................        (357,001)        (357,001)     (357,737)
       Accounts payable..............................        (128,355)         366,321       461,238
       Accrued liabilities...........................         177,267          (24,977)      (95,335)
       Accrued compensation..........................        (663,652)        (663,652)      452,672
       Accrued taxes.................................        (214,436)         (37,875)       12,125
       Deferred revenue..............................         103,104           98,996       196,071
                                                          -----------      -----------   -----------
          Net cash provided by operating
            activities...............................       4,631,542        1,245,968     1,209,571
                                                          -----------      -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment, net.....      (1,662,768)        (825,867)     (572,593)
  Purchase of intellectual property..................        (350,000)        (350,000)           --
                                                          -----------      -----------   -----------
          Net cash used in investing activities......      (2,012,768)      (1,175,867)     (572,593)
                                                          -----------      -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholders......................      (2,119,763)      (1,717,683)   (3,519,993)
  Collection of note receivable from related-party...             187               71        22,441
                                                          -----------      -----------   -----------
          Net cash used in financing activities......      (2,119,576)      (1,717,612)   (3,497,552)
                                                          -----------      -----------   -----------
NET INCREASE (DECREASE) IN CASH......................         499,198       (1,647,511)   (2,860,574)
CASH, BEGINNING OF PERIOD............................       3,320,752        3,320,752     3,819,950
                                                          -----------      -----------   -----------
CASH, END OF PERIOD..................................     $ 3,819,950      $ 1,673,241   $   959,376
                                                          ===========      ===========   ===========

        The accompanying notes are an integral part of these statements.

                             COMPUTERM CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATION:

     Computerm Corporation (the Company), based in Pittsburgh, Pennsylvania, designs, manufactures and markets mainframe channel extension and mirroring hardware. The Company is incorporated in the Commonwealth of Pennsylvania and serves markets throughout the United States, Europe, and Asia.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying financial statements reflect the application of the following significant accounting policies:

  Interim Financial Statements

     The interim financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of June 30, 2000 and the results of operations for the six months ended June 30, 1999 and 2000.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories consist primarily of purchased raw materials that are stated at the lower of cost or market. Cost is determined by specific identification.

  Income Taxes

     The shareholders have consented to the Company's election to be taxed as an S corporation under the provisions of Section 1362(a) of the Internal Revenue Code for Federal and for most states, which provides for the Company's income to be taxed directly to its shareholders. Accordingly, no provision for Federal income taxes has been included in the accompanying financial statements.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost. Upon retirement or other disposition of property, plant and equipment items, the cost and the related accumulated depreciation are removed from the accounts. The resulting gain or loss is reflected in operations. Repairs and maintenance are charged to operations when incurred while betterments are capitalized.

     Depreciation is determined on a straight-line basis over the estimated useful lives of the properties for financial reporting purposes and on accelerated methods for tax purposes. The estimated useful lives used in computing depreciation for financial reporting purposes are as follows:

Building and improvements...................................  31.5 years
Machinery and equipment.....................................     5 years
Furniture and fixtures......................................     7 years

                             COMPUTERM CORPORATION

     Depreciation expense charged to cost of sales was $2,164,424 for the year ended December 31, 1999 and $1,111,113 and $612,187 for the six months ended June 30, 1999 and 2000, respectively.

  Revenue Recognition

     The Company recognizes product revenues when the equipment is shipped. In some instances, the equipment is leased to the customer and accounted for as a sales-type lease. As such, the revenue is recognized based on the monthly payments. Revenue from service obligations is derived from maintenance contracts and is deferred and recognized on a straight-line basis over the terms of the contracts.

  Research, Development and Engineering

     Research and development costs are charged to expense as incurred. These costs were $284,114 for the year ended December 31, 1999 and $131,329 and $180,025 for the six months ended June 30, 1999 and 2000, respectively.

  Goodwill

     Goodwill resulted from the purchase of certain assets from McData Corporation in 1994 and CTP Corporation in 1999. Goodwill is amortized on a straight-line basis over 15 years. Amortization expense was $15,036 for the year ended December 31, 1999 and $7,518 and $7,519 for the six months ended June 30, 1999 and 2000, respectively.

  Intangible Assets

     On April 21, 1999, the Company purchased certain tangible and intangible assets from CTP Corporation. The total purchase price was $625,000. Of this amount, $350,000 was for intellectual property rights for new product development. The remaining $275,000 was for the transfer of know-how and trade secrets. This transfer was executed through training sessions and was subject to reduction based on certain conditions. Accordingly, the Company charged these costs to expense as incurred. Amortization expense was $17,500 for the year ended December 31, 1999 and $5,833 and $11,667 for the six months ended June 30, 1999 and 2000, respectively.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments", requires disclosure of the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the balance sheets of the Company, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximate the related fair value.

3.  RELATED-PARTY TRANSACTIONS:

     A former director of the Company had a loan payable to the Company of $22,858 and $0 at December 31, 1999 and June 30, 2000, respectively. This note bore interest at 9.25%. The loan was repaid in June 2000.

4.  MAJOR CUSTOMERS:

     In 1999, approximately 29% of the Company's net sales were from two customers.

                             COMPUTERM CORPORATION

     At December 31, 1999, the Company had receivables from two customers totaling 28% and 18% of receivables. At June 30, 2000, the Company had receivables from two customers totaling 33% and 21% of receivables.

5.  EMPLOYEE BENEFIT PLANS:

     The Company has a profit sharing plan for its employees pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. This plan provides for certain discretionary contributions to the plan by the Company.

     The Company did not contribute to the plan in 1999. In 2000, the Company committed to a contribution equal to 3% of eligible compensation for all employees. This amounts to $100,236, which will be paid subsequent to year-end.

6.  COMMITMENTS AND CONTINGENCIES:

     The Company leases office space for $4,800 per month. The lease expires in June 2001.

     The Company is subject to claims and lawsuits arising in the normal course of business. Management does not expect any litigation from such claims or lawsuits to have a material effect on the Company's financial position or results of operations.

7.  SUBSEQUENT EVENTS:

     Effective August 14, 2000, Inrange Technologies Corporation acquired substantially all of the assets of the Company and assumed certain liabilities pursuant to an asset purchase agreement executed on July 14, 2000. The purchase price is subject to subsequent adjustments based on net assets at closing versus a set target.

                        INRANGE TECHNOLOGIES CORPORATION

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     The following unaudited pro forma combined balance sheet as of June 30, 2000 and unaudited pro forma combined statements of operations for the year ended December 31, 1999 and for the six months ended June 30, 2000 are based on our historical combined financial statements and are adjusted to illustrate the estimated effects of the following transactions as if each transaction occurred on June 30, 2000 for the pro forma combined balance sheet and on January 1, 1999 for the pro forma combined statements of operations:

     - On August 4, 2000, we completed the acquisition of certain net assets of Varcom Corporation. The purchase price was $25.0 million, with $23.5 million paid at closing and the remaining $1.5 million payable two years later. The note due to the seller does not bear interest.

     - On August 14, 2000, we completed the acquisition of certain net assets of Computerm Corporation. The purchase price was $30.0 million, with $27.0 million payable at closing and the remaining $3.0 million payable one year later. The note due to the seller does not bear interest. The purchase price will be adjusted on a dollar-for-dollar basis for the difference in the actual net assets delivered at closing versus a target of $10.7 million.

     - Borrowings of $50.5 million from SPX to fund the portion of the purchase price of the acquisitions paid at closing.


     - The sale of 7,700,000 shares of Class B common stock from this offering resulting in net proceeds of $105.3 million (assuming an initial public offering price of $15.00 per share, net of the underwriting discount and offering expenses), the use of a portion of these proceeds to repay borrowings from SPX and the loan of a portion of these proceeds to SPX.


     The unaudited pro forma combined financial statements reflect the acquisitions under the purchase method of accounting. The pro forma adjustments for the acquisitions are based upon preliminary estimates, currently available information and certain assumptions that we deem appropriate. We do not believe that the changes to these estimates will be material. The unaudited pro forma combined statements of operations do not necessarily indicate the actual results of operations that we would have reported if the events described above had occurred as of January 1, 1999, nor do they necessarily indicate the results of future operations. In our opinion, all adjustments and disclosures necessary to fairly represent these unaudited pro forma combined financial statements have been made.

     On June 30, 2000, we paid $4.4 million related to the acquisition of TCS and STI. In addition, pursuant to the notes we issued to the sellers, approximately $1.3 million is payable one year later and $0.7 million is payable two years later. These notes do not bear interest. The cash paid on June 30, 2000 was funded from borrowings from SPX. This debt is included in the June 30, 2000 historical combined balance sheet. These acquisitions will be recorded in the third quarter of 2000. The unaudited pro forma combined financial statements do not reflect the TCS and STI acquisition because the impact is not material to our historical combined financial statements.

     You should also read our historical combined financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                        INRANGE TECHNOLOGIES CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)


                                            HISTORICAL
                               ------------------------------------                    PRO FORMA
                                           COMPUTERM      VARCOM      ACQUISITION         FOR         OFFERING
                               INRANGE    CORPORATION   CORPORATION   ADJUSTMENTS     ACQUISITIONS   ADJUSTMENTS      PRO FORMA
                               --------   -----------   -----------   -----------     ------------   -----------     -----------
ASSETS
CURRENT ASSETS:
  Cash.......................  $  2,234     $   959       $  836       $ (1,309)(a)     $  2,720     $    12,280(e)   $ 15,000
  Demand loan due from SPX...        --          --           --             --               --          38,091(e)     38,091
  Accounts receivable, net...    53,046       5,719        1,097         (1,097)(a)       57,974              --        57,974
                                                                           (791)(b)
  Inventories................    30,774       2,482           --             --           33,256              --        33,256
  Prepaid expenses and
    other....................     2,197          38           24            (62)(a)        2,197              --         2,197
  Deferred income taxes......     4,650          --           --             --            4,650              --         4,650
                               --------     -------       ------       --------         --------     -----------      --------
        Total current
          assets.............    92,901       9,198        1,957         (3,259)         100,797          50,371       151,168
PROPERTY, PLANT AND
  EQUIPMENT, net.............     9,940       6,136          124            189(c)        16,389              --        16,389
PROPERTY HELD FOR SALE.......     4,200          --           --             --            4,200              --         4,200
INTANGIBLE ASSETS, net.......     7,176         451           --         17,750(c)        41,247              --        41,247
                                                                         16,321(c)
                                                                           (130)(d)
                                                                           (321)(d)
OTHER ASSETS, net............    35,038       3,099            5         (3,104)(a)       35,038              --        35,038
                               --------     -------       ------       --------         --------     -----------      --------
        Total assets.........  $149,255     $18,884       $2,086       $ 27,446         $197,671     $    50,371      $248,042
                               ========     =======       ======       ========         ========     ===========      ========
LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Short-term borrowings and
    current portion of
    long-term debt...........  $  1,707     $    --       $   --       $  4,779(c)      $  6,486     $        --      $  6,486
  Accounts payable...........    22,725         598           45            (45)(a)       22,532              --        22,532
                                                                           (791)(b)
  Accrued expenses...........    16,012         979          159           (918)(a)       16,832              --        16,832
                                                                            600(c)
  Deferred revenue...........     8,540         795          486             --            9,821              --         9,821
  Debt due to SPX............     4,429          --           --         50,500(c)        54,929         (54,929)(e)        --
                               --------     -------       ------       --------         --------     -----------      --------
        Total current
          liabilities........    53,413       2,372          690         54,125          110,600         (54,929)       55,671
                               --------     -------       ------       --------         --------     -----------      --------
LONG-TERM DEBT...............        --          --           --          1,229(c)         1,229              --         1,229
                               --------     -------       ------       --------         --------     -----------      --------
DEFERRED INCOME TAXES........     3,499          --           --                           3,499              --         3,499
                               --------     -------       ------       --------         --------     -----------      --------
STOCKHOLDERS' INVESTMENT.....    92,343      16,512        1,396         (4,609)(a)       82,343         105,300(e)    187,643
                                                                           (451)(d)
                                                                        (10,000)(c)
                                                                        (12,848)(c)
                               --------     -------       ------       --------         --------     -----------      --------
        Total liabilities and
          stockholders'
          investment.........  $149,255     $18,884       $2,086       $ 27,446         $197,671     $    50,371      $248,042
                               ========     =======       ======       ========         ========     ===========      ========


        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                         HISTORICAL
                           --------------------------------------                     PRO FORMA
                                         COMPUTERM      VARCOM      ACQUISITION          FOR         OFFERING
                            INRANGE     CORPORATION   CORPORATION   ADJUSTMENTS      ACQUISITIONS   ADJUSTMENTS    PRO FORMA
                           ----------   -----------   -----------   -----------      ------------   -----------   -----------
REVENUE..................  $  200,622     $21,404       $3,581        $(2,520)(a)      $223,087       $   --      $  223,087
COST OF REVENUE..........      99,641       6,311          898         (2,520)(a)       104,330           --         104,330
                           ----------     -------       ------        -------          --------       ------      ----------
  Gross margin...........     100,981      15,093        2,683             --           118,757           --         118,757
                           ----------     -------       ------        -------          --------       ------      ----------
OPERATING EXPENSES:
  Research, development
    and engineering......      18,928       3,471        1,327             --            23,726           --          23,726
  Selling, general and
    administrative.......      48,269       9,971          523           (791)(b)        57,972           --          57,972
  Amortization of
    goodwill and other
    intangibles..........       1,068          32           --          2,785(c)          3,885           --           3,885
  Special charges........      10,587          --           --             --            10,587           --          10,587
  Gain on sale of real
    estate...............      (2,829)         --           --             --            (2,829)          --          (2,829)
                           ----------     -------       ------        -------          --------       ------      ----------
    Operating expenses...      76,023      13,474        1,850          1,994            93,341           --          93,341
                           ----------     -------       ------        -------          --------       ------      ----------
OPERATING INCOME.........      24,958       1,619          833         (1,994)           25,416           --          25,416
INTEREST INCOME
  (EXPENSE)..............        (925)        126           --         (4,706)(d)        (5,505)       4,293(f)       (1,212)
OTHER INCOME.............      13,726         206           28             --            13,960           --          13,960
                           ----------     -------       ------        -------          --------       ------      ----------
    Income before income
      taxes..............      37,759       1,951          861         (6,700)           33,871        4,293          38,164
INCOME TAXES.............      15,459         (31)          --         (1,541)(e)        13,887        1,760(e)       15,647
                           ----------     -------       ------        -------          --------       ------      ----------
NET INCOME...............  $   22,300     $ 1,982       $  861        $(5,159)         $ 19,984       $2,533      $   22,517
                           ==========     =======       ======        =======          ========       ======      ==========
BASIC AND DILUTED
  EARNINGS PER COMMON
  SHARE:
  Basic and diluted
    earnings per common
    share................  $     0.29                                                                             $     0.28
                           ==========                                                                             ==========
  Shares used in
    computing basic and
    diluted earnings per
    common share.........  75,633,333                                                                             79,570,896(g)
                           ==========                                                                             ==========


        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                       HISTORICAL
                         --------------------------------------
                                       COMPUTERM      VARCOM      ACQUISITION         PRO FORMA        OFFERING
                          INRANGE     CORPORATION   CORPORATION   ADJUSTMENTS      FOR ACQUISITIONS   ADJUSTMENTS    PRO FORMA
                         ----------   -----------   -----------   -----------      ----------------   -----------   -----------
REVENUE................  $   98,428     $13,740       $2,095        $(2,442)(a)        $111,821         $   --      $  111,821
COST OF REVENUE........      50,463       4,663          494         (2,442)(a)          53,178             --          53,178
                         ----------     -------       ------        -------            --------         ------      ----------
  Gross margin.........      47,965       9,077        1,601             --              58,643             --          58,643
                         ----------     -------       ------        -------            --------         ------      ----------
OPERATING EXPENSES:
  Research, development
    and engineering....      10,060       1,829          874             --              12,763             --          12,763
  Selling, general and
    administrative.....      24,534       4,606          286           (386)(b)          29,040             --          29,040
  Amortization of
    goodwill and other
    intangibles........         534          19           --          1,391(c)            1,944             --           1,944
  Special charges......        (190)         --           --             --                (190)            --            (190)
                         ----------     -------       ------        -------            --------         ------      ----------
    Operating
      expenses.........      34,938       6,454        1,160          1,005              43,557             --          43,557
                         ----------     -------       ------        -------            --------         ------      ----------
OPERATING INCOME.......      13,027       2,623          441         (1,005)             15,086             --          15,086
INTEREST INCOME
  (EXPENSE)............        (316)         64           27         (2,468)(d)          (2,693)         2,399(f)         (294)
OTHER INCOME...........         111         144           --             --                 255             --             255
                         ----------     -------       ------        -------            --------         ------      ----------
    Income before
      income taxes.....      12,822       2,831          468         (3,473)             12,648          2,399          15,047
INCOME TAXES...........       5,129          89           --           (156)(e)           5,062            956(e)        6,018
                         ----------     -------       ------        -------            --------         ------      ----------
NET INCOME.............  $    7,693     $ 2,742       $  468        $(3,317)           $  7,586         $1,443      $    9,029
                         ==========     =======       ======        =======            ========         ======      ==========
BASIC AND DILUTED
  EARNINGS PER COMMON
  SHARE:
  Basic and diluted
    earnings per common
    share..............  $     0.10                                                                                 $     0.11
                         ==========                                                                                 ==========
  Shares used in
    computing basic and
    diluted earnings
    per common share...  75,633,333                                                                                 79,570,896(g)
                         ==========                                                                                 ==========


        The accompanying notes are an integral part of these statements.

                        INRANGE TECHNOLOGIES CORPORATION

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. HISTORICAL FINANCIAL STATEMENTS

     The historical financial information is derived from the financial position and results of operations for Inrange, Computerm Corporation and Varcom Corporation. The audited 1999 and unaudited interim 2000 financial statements of Inrange and Computerm Corporation are included elsewhere in this prospectus. The audited December 31, 1999 and unaudited June 30, 2000 financial statements of Varcom Corporation are not included in this prospectus.

     The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this prospectus.

2. PURCHASE TRANSACTIONS

     The acquisition of the net assets of Computerm Corporation and Varcom Corporation will be recorded under the purchase method of accounting. The notes due to sellers have been discounted at an imputed interest rate of 10%. The purchase price and preliminary allocation of the purchase price to the net assets acquired based on the June 30, 2000 balance sheets of the acquired companies are as follows:

                                                               COMPUTERM      VARCOM
                                                              CORPORATION   CORPORATION
                                                              -----------   -----------
Purchase price --
  Cash at closing...........................................    $27,000       $23,500
  Due to seller (at discounted value).......................      2,716         1,229
  Purchase price adjustment due to seller...................      2,063            --
  Estimated transaction costs...............................        300           300
                                                                -------       -------
                                                                $32,079       $25,029
                                                                =======       =======
Purchase price allocation --
  Cash......................................................    $    --       $   486
  Accounts receivable.......................................      5,719            --
  Inventories...............................................      2,482            --
  Property, plant and equipment.............................      6,325           124
  Purchased research and development........................         --        10,000
  Identifiable intangibles..................................     11,750         6,000
  Goodwill..................................................      7,416         8,905
  Accounts payable..........................................       (598)           --
  Accrued expenses..........................................       (220)           --
  Deferred revenue..........................................       (795)         (486)
                                                                -------       -------
                                                                $32,079       $25,029
                                                                =======       =======

     The final purchase price allocation will be based on the net assets acquired as of the closing date of the transactions. In addition, the purchase price of Computerm Corporation will be adjusted based on the actual amount of tangible net assets acquired as compared to a minimum level of $10,661. Based on the June 30, 2000 balance sheet, an additional $2,063 is payable to the seller.

                        INRANGE TECHNOLOGIES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

     (a) Represents the elimination of certain assets and liabilities retained by the sellers.

                                                  COMPUTERM      VARCOM
                                                 CORPORATION   CORPORATION   TOTAL
                                                 -----------   -----------   ------
Cash...........................................    $  959        $  350      $1,309
Accounts receivable............................        --         1,097       1,097
Prepaid expenses...............................        38            24          62
Other assets...................................     3,099             5       3,104
Accounts payable...............................        --           (45)        (45)
Accrued expenses...............................      (759)         (159)       (918)
                                                   ------        ------      ------
Stockholders' equity...........................    $3,337        $1,272      $4,609
                                                   ======        ======      ======

         Varcom Corporation is required to transfer cash to Inrange equal to the deferred revenue liability assumed.

     (b) Represents the elimination of intercompany receivable and payables of $791 at June 30, 2000 resulting from sales from Computerm Corporation to Inrange.

     (c) To record the funding and purchase price allocation.

                                                 COMPUTERM      VARCOM
                                                CORPORATION   CORPORATION    TOTAL
                                                -----------   -----------   -------
Property, plant and equipment.................    $   189       $    --     $   189
Identifiable intangibles......................     11,750         6,000      17,750
Goodwill......................................      7,416         8,905      16,321
In-process research and development...........         --        10,000      10,000
Stockholders' investment......................     12,724           124      12,848
                                                  -------       -------     -------
                                                  $32,079       $25,029     $57,108
                                                  =======       =======     =======
Due to SPX....................................    $27,000       $23,500     $50,500
Due to seller.................................      4,779         1,229       6,008
Accrued expenses..............................        300           300         600
                                                  -------       -------     -------
                                                  $32,079       $25,029     $57,108
                                                  =======       =======     =======

         The step-up in the value of property, plant and equipment is based on a preliminary assessment of the fair value of the acquired real estate of $3,750 as compared to the net book value of $3,561 at June 20, 2000. We believe that the net book value of the other acquired property and equipment approximates fair value.

         The allocation of the purchase price to identifiable intangible assets, acquired in-process research and development and goodwill has been determined by management based on an analysis of factors such as historical operating results, discounts of cash flow projections and specific evaluations of product, customer and other information.

         As of the acquisition date, Varcom Corporation had in-process technology projects that had not reached technological feasibility and did not have any alternative future uses. A value of $10,000 has been assigned to these in-process technology projects. This value excludes the efforts to be completed on the development projects, and solely reflects progress made as of the acquisition

                        INRANGE TECHNOLOGIES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         date. The in-process technology projects are for the development of two new products. Based on an assessment of factors including time spent on the project compared to total expected project time and expenses incurred to date compared to total project expenses, management estimates that the projects were 77% and 48% complete, respectively. The total cost incurred for these projects was approximately $4,000 as of the acquisition date. Total expected costs to complete these projects are approximately $1,500.

         Management anticipates that successful completion of the in-process technology projects will allow for the ongoing enhancement of product offerings. There are risks associated with the projects that may prevent them from becoming viable products that result in revenues. These risks include, but are not limited to, the successful development of the underlying technology and the ability to market these products.

         The charge of $10,000 for acquired in-process research and development was recorded in August 2000 when the acquisition was completed. This charge is not presented in the pro forma combined statements of operations but is reflected as a reduction in stockholders' investment in the accompanying pro forma combined balance sheet.

     (d) To record the elimination of the net book value of the existing goodwill and intangible assets of Computerm Corporation.

Goodwill....................................................  $130
Other assets................................................   321
                                                              ----
Stockholders' equity........................................  $451
                                                              ====


     (e) To reflect the net proceeds from this offering of $105,300 (assuming the sale of 7,700,000 shares at an assumed initial public offering price of $15.00 per share, net of the underwriting discount and offering expenses), the repayment of debt of $54,929 due to SPX and the loan of $38,091 to SPX.


4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

     (a) Represents the elimination of actual sales and royalties from Computerm Corporation and Varcom Corporation to Inrange during the periods presented.

     (b) Certain costs included in the historical statements of operations of Computerm Corporation and Varcom Corporation relate to compensation ($353 in 1999 and $178 in 2000) and fringe benefits ($438 in 1999 and $208 in 2000) of some of the stockholders of these companies and have been eliminated as these costs will no longer be incurred since the stockholders will not be involved in future operations and there will be no replacement costs. The fringe benefit costs primarily relate to premiums on life insurance policies, which policies were retained by the seller.

     (c) Additional amortization costs will be incurred as a result of the purchase accounting for the acquisitions. Pro forma amortization expense is based on amortization lives of five to 12 years for identifiable intangibles and 10 and 20 years for goodwill resulting from the acquisition of Varcom Corporation and Computerm Corporation, respectively.

     (d) Represents increase in interest expense due to the incremental indebtedness of $50,500 to fund the acquisitions at 8.5% in 1999 and 9.5% for the six months ended June 30, 2000, which represents the rate (prime plus 1/2%) charged by SPX. A change in interest rate of 1/8 of one percent results in a change to interest expense of $63. The pro forma interest adjustment also

                        INRANGE TECHNOLOGIES CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         reflects imputed interest of $413 and $69 in 1999 and for the six months ended June 30, 2000, respectively, on the seller notes.

     (e) Computerm Corporation and Varcom Corporation are S corporations for federal and certain state income tax purposes. The income tax adjustment represents the impact of applying our effective tax rate of 41% in 1999 and 40% for the six months ended June 30, 2000.

     (f) Represents the reduction in interest expense for the repayment of debt due to SPX from proceeds from the offering.


     (g) Reflects the sale of 3,937,563 shares at an assumed initial public offering price of $15.00 per share, net of the underwriting discount, that must be sold in order to repay the $54,929 of borrowings from SPX.

                               INSIDE BACK COVER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                7,700,000 SHARES

                        INRANGE TECHNOLOGIES CORPORATION

                              CLASS B COMMON STOCK

                                 [INRANGE LOGO]

                                  ------------

                                   PROSPECTUS

                                           , 2000

                                  ------------

                              SALOMON SMITH BARNEY
                            BEAR, STEARNS & CO. INC.
                                   CHASE H&Q

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses and costs payable by Inrange Technologies Corporation (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee and the National Association of Securities Dealers' filing fee.

                                                                AMOUNT
                                                              ----------
Registration fee under Securities Act.......................  $   32,729
NASD filing fee.............................................      12,897
Nasdaq National Market fees.................................      69,375
Legal fees and expenses.....................................     950,000
Accounting fees and expenses................................     475,000
Printing and engraving expenses.............................     429,000
Registrar and transfer agent fees...........................      10,000
Miscellaneous expenses......................................     113,625
                                                              ----------
          Total.............................................  $2,092,626
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Our bylaws and our certificates of incorporation require us to indemnify to the fullest extent authorized by the DGCL any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

     As permitted by Section 102(b)(7) of the DGCL, our certificate of incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under section 174 of the DGCL; or (d) from any transaction from which the director derived an improper personal benefit.

     We intend to obtain primary and excess insurance policies insuring our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

     Additionally, the Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by us of our underwriters, and persons who control them, under certain circumstances and by our underwriters of us and persons who control us, under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS

     The following documents are filed as exhibits to this registration statement:


EXHIBIT
NUMBER                       EXHIBIT DESCRIPTION
-------                      -------------------
 1.1     Form of Underwriting Agreement.**
 3.2     Amended and Restated By-Laws of Inrange Technologies
         Corporation.**
 3.3     Amended and Restated Certificate of Incorporation of Inrange
         Technologies Corporation.**
 4.1     Form of Inrange Technologies Corporation Class B common
         stock certificate.**
 5.1     Opinion of Fried, Frank, Harris, Shriver & Jacobson
         regarding the legality of the shares being registered.**
10.1     Tax Sharing Agreement, between Inrange Technologies
         Corporation and SPX Corporation.**
10.2     Management Services Agreement, between Inrange Technologies
         Corporation and SPX Corporation.**
10.3     Registration Rights Agreement, between Inrange Technologies
         Corporation and SPX Corporation.**
10.4     Trademark License Agreement, between Inrange Technologies
         Corporation and SPX Corporation.**
10.5     Reseller Agreement, dated October 29, 1999 between Inrange
         Technologies Corporation and Ancor Communications, Inc.**++
10.6     Technology License Agreement, dated September 24, 1998
         between Inrange Technologies Corporation and Ancor
         Communications Inc.**++
10.7     Letter Agreement dated November 23, 1999 between Inrange
         Technologies Corporation and Ancor Communications Inc.**++
10.8     Inrange Technologies Corporation 2000 Stock Compensation
         Plan.**
10.9     Loan Agreement, between Inrange Technologies Corporation and
         SPX Corporation.**
10.10    Employees Matters Agreement, between Inrange Technologies
         Corporation and SPX Corporation.**
16.1     Change in Principal Accountants.
21.1     List of Subsidiaries.**
23.1     Consent of Arthur Andersen LLP.
23.2     Consent of Arthur Andersen LLP.
23.3     Consent of Ernst & Young LLP.
23.4     Consent of Fried, Frank, Harris, Shriver & Jacobson
         (included in Exhibit 5.1).**
23.5     Consent of David L. Chapman.**

EXHIBIT
NUMBER                       EXHIBIT DESCRIPTION
-------                      -------------------
23.6     Consent of Bruce J. Ryan.**
23.7     Consent of David Wright.**
24.1     Power of Attorney.**
27.1     Financial Data Schedule.**

---------------
** Previously filed.

 ++ Portions of these exhibits have been omitted pursuant to a request for confidential treatment.

     (B) FINANCIAL STATEMENT SCHEDULES

     Financial statement schedules have been omitted because they are not applicable or the required information is shown in the combined financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Laurel, State of New Jersey, on September 18, 2000.


                                          INRANGE TECHNOLOGIES CORPORATION

                                          By: /s/  GREGORY R. GRODHAUS
                                            ------------------------------------
                                                    Gregory R. Grodhaus
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                        TITLE                          DATE
                     ---------                                        -----                          ----
              /s/ GREGORY R. GRODHAUS                Director, President and Chief Executive  September 18, 2000
---------------------------------------------------    Officer
                Gregory R. Grodhaus

                         *                           Vice President, Chief Financial Officer  September 18, 2000
---------------------------------------------------    (Principal Financial and Accounting
                     Jay Zager                         Officer)

                         *                           Chairman of the Board                    September 18, 2000
---------------------------------------------------
                 John B. Blystone

                         *                           Director                                 September 18, 2000
---------------------------------------------------
                 Robert B. Foreman

                         *                           Director                                 September 18, 2000
---------------------------------------------------
              Christopher J. Kearney

                         *                           Director                                 September 18, 2000
---------------------------------------------------
                  Lewis M. Kling

                         *                           Director                                 September 18, 2000
---------------------------------------------------
                Patrick J. O'Leary


*By: /s/   GREGORY R. GRODHAUS
     --------------------------------------------------
     Gregory R. Grodhaus, attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
 1.1      Form of Underwriting Agreement.**
 3.2      Amended and Restated By-Laws of Inrange Technologies
          Corporation.**
 3.3      Amended and Restated Certificate of Incorporation of Inrange
          Technologies Corporation.**
 4.1      Form of Inrange Technologies Corporation Class B common
          stock certificate.**
 5.1      Opinion of Fried, Frank, Harris, Shriver & Jacobson
          regarding the legality of the shares being registered.**
10.1      Tax Sharing Agreement, between Inrange Technologies
          Corporation and SPX Corporation.**
10.2      Management Services Agreement, between Inrange Technologies
          Corporation and SPX Corporation.**
10.3      Registration Rights Agreement, between Inrange Technologies
          Corporation and SPX Corporation.**
10.4      Trademark License Agreement between Inrange Technologies
          Corporation and SPX Corporation.**
10.5      Reseller Agreement, dated October 29, 1999 between Inrange
          Technologies Corporation and Ancor Communications, Inc.**++
10.6      Technology License Agreement, dated September 24, 1998
          between Inrange Technologies Corporation and Ancor
          Communications Inc.**++
10.7      Letter Agreement dated November 23, 1999 between Inrange
          Technologies Corporation and Ancor Communications Inc.**++
10.8      Inrange Technologies Corporation 2000 Stock Compensation
          Plan.**
10.9      Loan Agreement, between Inrange Technologies Corporation and
          SPX Corporation.**
10.10     Employee Matters Agreement, between Inrange Technologies
          Corporation and SPX Corporation.**
16.1      Change in Principal Accountants.
21.1      List of Subsidiaries.**
23.1      Consent of Arthur Andersen LLP.
23.2      Consent of Arthur Andersen LLP.
23.3      Consent of Ernst & Young LLP.
23.4      Consent of Fried, Frank, Harris, Shriver & Jacobson
          (included in Exhibit 5.1).**
23.5      Consent of David L. Chapman.**
23.6      Consent of Bruce J. Ryan.**
23.7      Consent of David Wright.**
24.1      Power of Attorney.**
27.1      Financial Data Schedule.**


---------------
** Previously filed

 ++ Portions of these exhibits have been omitted pursuant to a request for confidential treatment.